      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 1, 1996



                                                       REGISTRATION NO. 333-5779

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1

                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            HEALTHCOR HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                         8090                        75-2294072
 (State or other jurisdiction   (Primary Standard Industrial         (I.R.S. Employer
      of incorporation or
          organization)          Classification Code Number)        Identification No.)

                             ---------------------
                          5720 LBJ FREEWAY, SUITE 550
                              DALLAS, TEXAS 75240
                                 (214) 233-7744
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                                S. WAYNE BAZZLE
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                            HEALTHCOR HOLDINGS, INC.
                          5720 LBJ FREEWAY, SUITE 550
                              DALLAS, TEXAS 75240
                                 (214) 233-7744
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   Copies to:

                JIM A. WATSON                             TERRY M. SCHPOK, P.C.
            VINSON & ELKINS L.L.P.                     J. KENNETH MENGES, JR., P.C.
          3700 TRAMMELL CROW CENTER            AKIN, GUMP, STRAUSS, HAUER AND FELD, L.L.P.
               2001 ROSS AVENUE                      1700 PACIFIC AVENUE, SUITE 4100
             DALLAS, TEXAS 75201                           DALLAS, TEXAS 75201
                (214) 220-7700                                (214) 969-2800

                             ---------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.
                             ---------------------

     If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: / /

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. / /

                             ---------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            HEALTHCOR HOLDINGS, INC.

                             CROSS REFERENCE SHEET
             (FURNISHED PURSUANT TO ITEM 501(B) OF REGULATION S-K)

  1.  Forepart of Registration Statement and Outside Front
        Cover Page of Prospectus..........................  Outside Front Cover Page of
                                                            Prospectus
  2.  Inside Front and Outside Back Cover Pages of
        Prospectus........................................  Inside Front and Outside Back Cover
                                                            Pages
  3.  Summary Information and Risk Factors................  "Prospectus Summary"; "Risk
                                                            Factors"
  4.  Use of Proceeds.....................................  "Use of Proceeds"
  5.  Determination of Offering Price.....................  Outside Front Cover Page of
                                                            Prospectus; "Underwriting"
  6.  Dilution............................................  "Dilution"
  7.  Selling Stockholders................................  "Principal and Selling
                                                            Stockholders"
  8.  Plan of Distribution................................  Outside Front Cover Page of
                                                            Prospectus; "Underwriting"
  9.  Description of Securities to be Registered..........  "Description of Capital Stock"
 10.  Interest of Named Experts and Counsel...............  "Legal Matters"; "Experts"
 11.  Information with Respect to the Registrant..........  Outside Front Cover Page of
                                                            Prospectus; Inside "Prospectus
                                                            Summary"; "Dividend Policy";
                                                            "Summary Consolidated Financial and
                                                            Statistical Data"; "Management's
                                                            Discussion and Analysis of
                                                            Financial Condition and Results of
                                                            Operations"; "Business";
                                                            "Management"; "Certain
                                                            Transactions"; "Principal and
                                                            Selling Stockholders"; "Description
                                                            of Capital Stock"; "Shares Eligible
                                                            for Future Sale"
 12.  Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities....................  Not Applicable.

***************************************************************************
*                                                                         *
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A  *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED     *
*  WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT  *
*  BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE        *
*  REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT    *
*  CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY     *
*  NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH  *
*  SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO            *
*  REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH    *
*  STATE.                                                                 *
*                                                                         *
***************************************************************************


                                                           SUBJECT TO COMPLETION

                                                                   JULY   , 1996



                                3,250,000 SHARES

                        [HEALTHCOR HOLDINGS, INC. LOGO]

                           HEALTHCOR HOLDINGS, INC.

                                 COMMON STOCK

                             ---------------------

    Of the 3,250,000 shares of Common Stock offered hereby, 3,000,000 are being sold by HealthCor Holdings, Inc. ("HealthCor" or the "Company") and 250,000 are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders. Prior to this offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.50 and $14.50 per share. See "Underwriting" for the factors to be considered in determining the initial offering price.

                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS," PAGE 6.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                     PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

================================================================================================
                                       PRICE        UNDERWRITING      PROCEEDS      PROCEEDS TO
                                         TO        DISCOUNTS AND         TO           SELLING
                                       PUBLIC       COMMISSIONS      COMPANY(1)     STOCKHOLDERS
- ------------------------------------------------------------------------------------------------
Per Share.........................     $              $               $               $
- ------------------------------------------------------------------------------------------------
Total(2)..........................  $              $               $               $
================================================================================================

(1) Before deducting expenses of the offering estimated at $700,000.
(2) The Company and the Selling Stockholders have granted the Underwriters a 30-day option to purchase up to 487,500 additional shares of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares at the Price to Public shown above. If the option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to Company and
    Proceeds to Selling Stockholders will be $         , $         , $
    and $         , respectively. See "Underwriting."

                             ---------------------

    The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the offices
of Alex. Brown & Sons Incorporated, Baltimore, Maryland, on or about        ,
1996.

ALEX. BROWN & SONS                                      BEAR, STEARNS & CO. INC.
   INCORPORATED

               THE DATE OF THIS PROSPECTUS IS             , 1996.

                        [HEALTHCOR COMPANY LOGO AND MAP]

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

                                  THE COMPANY

     HealthCor is a leading provider of comprehensive home health care services in the southwestern and central United States. The Company provides fully-integrated home health care services, including nursing, respiratory therapy/medical equipment and infusion therapy. Since incorporation in 1989, the Company has expanded from 12 offices in three states to 75 offices in eight states at May 31, 1996. The Company has successfully diversified its business mix from approximately 98% nursing in 1989 to 58% nursing on a pro forma basis as of March 31, 1996, reflecting the Company's evolution to a fully-integrated home health care provider.

     Home health care is among the fastest growing segments of the health care industry with estimated annual expenditures of $36.1 billion in 1995, up from $12.9 billion in 1990, representing a compounded annual growth rate of approximately 23%. The underlying growth factors in the home health care industry include: (i) the cost-effective nature of home care; (ii) an increasing number of patients due to growth in the aging population; (iii) technological advances that expand the range of home care procedures; and (iv) patient preference for treatment in the home. In addition, the home health care industry is highly fragmented with over 17,000 companies providing home care services in the United States.

     Managed care organizations and cost containment initiatives by payors have driven the growth of home health care by emphasizing lower cost alternatives to hospitals and skilled nursing facilities. These organizations and payors seek coordinated, consistent quality home health care across broad geographic areas in order to serve their patients more effectively. The Company believes its ability to offer comprehensive home health care services is a significant differentiating factor in its markets and affords it the ability to attract contracts with payors. In addition, the Company seeks to enhance its market position by making strategic acquisitions of high-quality companies that complement and expand its operations.

     The Company's business objective is to enhance its position as one of the leading providers of comprehensive home health care services in the southwestern and central United States. The Company's strategy is to: (i) provide one-stop shop home health care to enhance its appeal to referral sources and payors; (ii) acquire companies to enter new markets and further penetrate existing markets;
(iii) accelerate internal growth by expanding its scope of services; and (iv) enhance its competitive position through the use of clinically-based management information technology.

     In December 1994, the Company, with the assistance of Rockwell International Corporation ("Rockwell") and others, began developing a custom-designed, clinically-based management information system to reduce costs, improve productivity, produce and analyze clinical outcomes data and manage growth more effectively. To date, the Company has implemented several phases of this system, including the nursing component which has increased nurse productivity by up to 40%. The Company believes that this system will enable it to compete more effectively in an increasingly competitive managed care environment and under new government reimbursement models, such as prospective pay.

     HealthCor's predecessor was incorporated in 1984. In 1989, the Company reorganized under HealthCor Holdings, Inc. The Company's executive offices are located at 5720 LBJ Freeway, Suite 550, Dallas, Texas 75240, and its telephone number is (214) 233-7744.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. See "Risk Factors."

                                  THE OFFERING

Common Stock offered by the Company....................  3,000,000 shares
Common Stock offered by the Selling Stockholders.......  250,000 shares
Common Stock to be outstanding after the offering......  9,554,600 shares(1)
Use of proceeds to the Company.........................  Repay outstanding indebtedness under its existing bank credit facilities, fund
                                                         potential acquisitions and for general
                                                         corporate purposes. See "Use of
                                                         Proceeds."
Proposed Nasdaq National Market symbol.................  HCOR

- ---------------

(1) Excludes 350,878 shares of Common Stock issuable upon exercise of stock options granted under the Company's 1989 Stock Option Plan (the "1989 Stock Option Plan") outstanding at May 31, 1996 at a weighted average exercise price of $4.68 per share. Also excludes: (i) 237,500 shares of Common Stock reserved for issuance under the HealthCor Holdings, Inc. 1996 Long-Term Incentive Plan (the "1996 Incentive Plan"); (ii) 36,622 shares of Common Stock reserved for issuance under the 1989 Stock Option Plan; and (iii) 25,000 shares of Common Stock issuable upon the exercise of Warrants outstanding as of May 31, 1996, at a purchase price of $4.00 per share. See "Management -- Stock Option Plans."

     Except as otherwise specified, all information in this Prospectus: (i) assumes no exercise of the Underwriters' over-allotment option; (ii) reflects a five-for-two stock split to be effected in the form of a stock dividend upon the closing of this offering; and (iii) reflects, at the closing of this offering, the exercise of outstanding warrants to purchase 150,000 shares of Common Stock and the automatic conversion of all outstanding shares of the Company's Series A and Series B Convertible Preferred Stock into an aggregate of 3,339,297 shares of Common Stock (the "Offering Related Transactions"). See "Description of Capital Stock -- Offering Related Transactions" and "Underwriting."

              SUMMARY CONSOLIDATED FINANCIAL AND STATISTICAL DATA
             (IN THOUSANDS, EXCEPT PER SHARE AND STATISTICAL DATA)

                                                                                                  PRO FORMA AS ADJUSTED
                                                                                              -----------------------------
                                                                         THREE MONTHS                          THREE MONTHS
                                     YEARS ENDED DECEMBER 31,           ENDED MARCH 31,        YEAR ENDED         ENDED
                                  -------------------------------     -------------------     DECEMBER 31,      MARCH 31,
                                   1993        1994        1995        1995        1996        1995(1)(2)       1996(2)(3)
                                  -------     -------     -------     -------     -------     ------------     ------------
                                                                         (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Net revenues....................  $60,097     $57,151     $81,557     $17,553     $24,255       $ 94,258         $ 27,959
Operating expenses:
  Compensation and related
    benefits....................   41,531      38,894      49,724      11,368      13,372         57,130           15,359
  General and administrative....   12,978      12,072      21,272       4,110       7,349         24,165            8,641
  Depreciation and amortization
    expense.....................    1,181       1,440       2,299         473         894          2,771              991
  Provision for doubtful
    accounts....................    1,318       1,115       1,489         342         506          1,664              506
                                   ------      ------      ------      ------      ------         ------           ------
    Total operating expenses....   57,008      53,521      74,784      16,293      22,121         85,730           25,497
Income from operations..........    3,089       3,630       6,773       1,260       2,134          8,528            2,462
Interest, net...................      427         244         987         119         486            122              239
Income before income taxes......    2,662       3,386       5,786       1,141       1,648          8,406            2,223
Provision for income taxes......    1,129       1,359       2,202         438         677          3,251              907
Net income......................  $ 1,533     $ 2,027     $ 3,584     $   703     $   971       $  5,155         $  1,316
Net income per common share.....  $   .24     $   .31     $   .55     $   .11     $   .15       $    .54         $    .14
Weighted average common shares
  outstanding...................    6,403       6,490       6,546       6,489       6,543          9,546            9,543

                                                                                        MARCH 31, 1996
                                                                         --------------------------------------------
                                                                                                        PRO FORMA
                                                                         ACTUAL     PRO FORMA(4)    AS ADJUSTED(2)(4)
                                                                         -------    ------------    -----------------
BALANCE SHEET DATA:
Cash and cash equivalents.............................................   $    --      $     --           $ 7,549
Working capital.......................................................    (2,750)       (3,779)           14,326
Total assets..........................................................    57,193        71,365            78,914
Total debt, including capital leases..................................    20,078        33,905             7,509
Redeemable convertible preferred stock................................     5,340            --                --
Stockholders' equity..................................................    13,033        18,673            55,638

                                                                                                             PRO FORMA
                                                   YEARS ENDED DECEMBER     THREE MONTHS    PRO FORMA       THREE MONTHS
                                                            31,                ENDED        YEAR ENDED         ENDED
                                                  -----------------------    MARCH 31,     DECEMBER 31,      MARCH 31,
                                                  1993     1994     1995        1996         1995(1)          1996(3)
                                                  -----    -----    -----   ------------   ------------   ----------------
STATISTICAL DATA:
Home health care offices (at period end)........     41       50       67          67             67               75
States of operation (at period end).............      5        6        8           8              8                8
Number of acquisitions..........................      0        3       12           0             12                2
Sources of net revenues:
  Nursing.......................................   83.0%    79.2%    74.2%       66.8%          68.1%            58.0%
  Respiratory therapy/medical equipment.........   12.5     16.5     19.8        25.3           24.1             25.3
  Infusion therapy..............................    4.5      4.3      6.0         7.9            7.8             16.7
                                                  -----    -----    -----       -----          -----
    Total.......................................  100.0%   100.0%   100.0%      100.0%         100.0%           100.0%

- ---------------

(1) Gives effect to the acquisitions completed during the period indicated as if such acquisitions were effective at the beginning of such period. See "Pro Forma Condensed Consolidated Financial Data."

(2) Adjusted to give effect to the estimated net proceeds of this offering based on an assumed offering price of $13.50 per share. See "Use of Proceeds."

(3) Gives effect to the acquisition of All Medical, Inc. and I Care of Arkansas, Inc., I Care Home I.V. Affiliates, Inc. and I Care, Inc. (collectively, the "I Care Group") as if those acquisitions were effective on January 1, 1996.

(4) Gives effect to the acquisition of All Medical, Inc. and the I Care Group as of March 31, 1996, the conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into 3,339,297 shares of Common Stock and the exercise of outstanding warrants to purchase 150,000 shares of Common Stock. See "Description of Capital Stock -- Offering Related Transactions."

                                  RISK FACTORS

     In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the shares of Common Stock offered by this Prospectus.

     Dependence on Reimbursement by Third-Party Payors. In 1995, the percentages of the Company's net revenues derived from Medicare, Medicaid and other third-party payors were 81.0%, 1.3% and 17.7%, respectively. The net revenues and profitability of the Company are affected by the continuing efforts of all payors to contain or reduce the costs of health care by reducing reimbursement rates, narrowing the scope of covered services, increasing case management review of services and negotiating reduced contract pricing. Any changes in reimbursement levels under Medicare, Medicaid or third-party payor programs and any changes in applicable government regulations could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. Changes in the mix of the Company's patients among Medicare, Medicaid and third-party payor categories, and among different types of private pay sources, including managed care, could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. There can be no assurance that the Company will be able to maintain its current payor or revenue mix. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."

     Medicare Reimbursement. The Federal Government is considering significant reductions in planned Medicare spending. The Senate and the House of Representatives have passed budget resolutions calling for reductions of $256 billion and $280 billion, respectively, in forecasted Medicare program expenditures over the next seven years. While the resolutions do not provide for specific means of achieving these reductions, actions under discussion include the addition of a 20% copayment for Medicare beneficiaries for home health care services. Such a copayment could have the effect of reducing demand for Medicare home health services. Another proposal would change Medicare reimbursement for skilled nursing facilities, rehabilitation services and the first 60 days of home health care services by "bundling" payments for these services into a single prospective payment to hospitals to cover "post-acute" care for beneficiaries who are discharged from a hospital. Other proposals under consideration would restrict Medicare coverage of nebulizers and aerosol medications and reduce oxygen reimbursement rates. The adoption of any of such proposals could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. The Department of Health and Human Services ("DHHS") currently is examining the feasibility of changing the Medicare reimbursement system for home nursing from the existing lower of allowable reimbursable cost or actual charges incurred to a prospective payment system. The impact of such a change, if implemented, on the Company's results of operations cannot be predicted at this time and would depend, to a large extent, on the reimbursement rates for home nursing established under a prospective pay system. There can be no assurance that the reimbursement rates under a prospective payment system, if enacted, would cover the costs incurred by the Company to provide home nursing. Changes in the Medicare reimbursement system for home nursing could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. In addition to being subject to frequent changes in federal and state laws governing Medicare coverage and reimbursement policies, the Company is subject to audit of the reimbursements it receives under the Medicare program. Any significant audit adjustment could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Regulation."

     Effect of Government Regulations. The Company's business is subject to extensive and increasing regulation by federal, state and local government, including the Department of Health and Human Services, the Health Care Financing Administration, the Office of the Inspector General, the Food and Drug Administration, the Drug Enforcement Agency and the Occupational Safety and Health Administration, as well as state departments of Health and other local regulatory agencies. Federal laws governing the Company's activities include regulations concerning the repackaging and dispensing of drugs, Medicare certification of home health agencies, coverage and reimbursement and payment of remuneration in exchange for patient referrals. The facilities operated by the Company must comply with all applicable laws, regulations and licensing standards. In addition, many of the Company's employees must maintain certain licenses in order to provide some of the services offered by the Company. There can be no assurance that federal, state or local governments will not change existing standards or impose additional standards or that the Company will meet, or continue to meet, existing or future standards relating to all or a portion of the Company's activities. Additionally, there can be no assurance that acquired companies would be in compliance with all applicable laws, regulations and licenses when acquired. Changes in existing standards, the imposition of additional standards or the inability of the Company to meet such standards could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Business -- Regulation."


     Operation Restore Trust. In May 1995, the Clinton Administration instituted Operation Restore Trust, a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies located in the five states with the largest Medicare populations. Texas, the Company's corporate base, is one of the targeted states. As of May 13, 1996, Operation Restore Trust has been responsible for over $24.5 million in criminal restitutions, fines and recovery of overpayments; over $14.1 million in civil judgments, settlements and civil monetary penalties; 35 criminal convictions and 18 civil judgments; and 93 exclusions of individuals and corporations from the Medicare program. Operation Restore Trust has also been expanded to cover six states, and the Clinton Administration has called for an expansion of this initiative to all fifty states in fiscal year 1997. The Company cannot predict the effect of Operation Restore Trust on the Company or its results of operations. See "Business -- Regulations".



     Subpoenas of Records. In May 1993, the Company learned that a complaint against the Company was filed with the Federal Government and that such complaint was being reviewed. Shortly thereafter at a meeting requested by the Company, the FBI agent assigned to the matter would not disclose the nature of such complaint. The Company subsequently learned that at least one of its former employees had been interviewed by the government in connection with the complaint. On April 17, 1995, the U.S. Attorney for the Northern District of Texas served the Company with grand jury subpoenas duces tecum (the "Subpoenas"). The Subpoenas sought production of personnel and payroll records for the period January 1, 1991 to April 17, 1995 concerning 155 of the Company's current and former employees and certain other payroll tax information, as well as invoices from the Company's independent auditing firm. The Company tendered documents responsive to the Subpoenas on May 31, 1995. Since the production of such documents, no request for additional information has been made by the U.S. Attorney and on July 27, 1996, the FBI agent in charge of the matter called counsel for the Company and informed him that the subpoenaed records would be returned to the Company. No further action has been taken by the government in connection with this matter, however, there can be no assurance that the U.S. Attorney or any other government agency will not request further information or pursue a civil or criminal investigation or proceeding against the Company or its management. Such investigation or proceeding, if commenced, could result in one or more of the following: no action, fines, civil monetary penalties, criminal indictments, recovery of overpayments, criminal restitution, settlements, civil judgments and exclusion of the Company or individuals from the Medicare program.


     Impact of Health Care Reform. The Company is subject to changes in federal, state and local regulations which can have a dramatic effect on operating methods, costs and reimbursement amounts provided by governmental and other third-party payors. Government officials can be expected to continue to review and assess alternative health care delivery systems and payment methodologies. Changes in the law or new interpretations of existing laws may have a dramatic effect on the definition of permissible or impermissible activities, the relative costs of doing business and the methods and amounts of payment for medical care by both governmental and other payors. In addition, the health care industry is currently experiencing market-driven reforms from forces within the industry that are exerting pressure on health care companies to reduce health care costs. Specifically, Medicare, Medicaid and other payors, such as health maintenance organizations, preferred provider organizations, traditional indemnity insurers and third-party administrators, are increasing pressure on health care providers to control health care costs and are limiting increases in, and in some cases decreasing, reimbursement rates for medical services. Such reforms could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Business -- Regulation."

     Dependence on Referral Sources. The growth and profitability of the Company depend on its ability to establish and maintain close working relationships with referral sources, including payors, hospitals, physicians and other health care professionals. There can be no assurance that the Company will be able to successfully maintain significant existing referral sources and develop new referral sources, or that certain of its referral sources, such as managed care organizations and hospitals, will not become providers of home health services. The loss of a significant number of existing referral sources or the failure to develop important new referral sources (such as managed care organizations) could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."

     Reimbursement Payment Delays. The Company is paid for its services by government health administration authorities, insurance companies and other third-party payors. The home health care industry is characterized by long collection cycles for accounts receivable due to the complex and time consuming requirements for obtaining reimbursement from private and governmental third-party payors. In addition, reimbursement from government payors is subject to audit and retroactive adjustment. Such delays or retroactive adjustments may, from time to time, require the Company to borrow funds to meet its current obligations. The Company would be adversely affected if it were to experience such difficulties and were unable to borrow funds on acceptable terms, if at all. See "Business -- Regulations."

     Risk of Acquisitions and Expansion Into New Markets. In attempting to make acquisitions, the Company competes with other providers, some of which have greater financial resources than the Company. There can be no assurance that suitable acquisitions will be identified, that consent from the Company's lenders, where required, will be obtained, or that acquisitions will be consummated on acceptable terms. Furthermore, there can be no assurance that these companies, once acquired, will be integrated successfully into the Company's operations or that any acquisition will not have a material adverse effect upon the Company's operating and financial results, especially in the fiscal quarters immediately following such transactions. In addition, the Company will be required to comply with laws and regulations of states that differ from those in which the Company currently operates, and may face competitors with greater knowledge of such local markets. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources" and "Business -- Strategy."

     Management Information Systems. The Company is in the process of substantially upgrading its management information systems to enhance its existing capabilities and to integrate certain of its existing operations with the operations of newly-acquired companies. The Company is jointly developing portions of the information system with Rockwell, which along with the Company, will have the right to offer major aspects of the system to companies in the home health care industry. There can be no assurance that the Company will successfully implement planned upgrades or integrate its management information systems, or that the Company will not experience unanticipated delays and expenses in such implementation and integration. Any malfunction or increase in expenses could have a material adverse effect on the Company's business, financial condition, cash flows or results of operations. See
"Business -- Information Systems."

     Need for Additional Financing. The Company's acquisition strategy requires substantial capital resources. In order to provide the funds necessary for the Company to continue its acquisition strategy, the Company may incur, from time to time, additional short- and long-term bank indebtedness. At December 31, 1995, the Company had negative working capital of $1.7 million. The Company also may issue, in public or private transactions, equity or debt securities, the availability of which will depend on market and other conditions. There can be no assurance that any such additional financing will be available on terms acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Dependence on Key Personnel. The Company is highly dependent on the services of S. Wayne Bazzle, the Company's Chairman of the Board and Chief Executive Officer, and Cheryl C. Bazzle, the Company's President and Chief Operating Officer, as well as its other senior management and its staff of health care professionals. The loss of S. Wayne Bazzle or Cheryl C. Bazzle, or an inability to attract, retain and motivate sufficient numbers of qualified employees, could adversely affect the Company's business and prospects. In addition, the loss of either S. Wayne Bazzle or Cheryl C. Bazzle constitutes a default under the Company's credit facilities with its principal lender.

     Competition. The home health care industry is highly fragmented, and competition varies significantly from market to market. The Company faces direct competition for acquisitions, employees and patients. Many of the Company's current and potential competitors are larger and have significantly greater financial and marketing resources than those of the Company. There can be no assurance that such competition will not limit the Company's ability to maintain or to increase its market share and will not adversely affect the Company's business. See "Business -- Competition."

     Liability and Adequacy of Insurance. In recent years, physicians, hospitals and other participants in the health care industry have been subjected to an increasing number of lawsuits alleging malpractice, product liability or negligence, many of which involve large claims and significant defense costs. It is expected that the Company periodically may be subject to such suits. The Company currently maintains liability insurance intended to cover such claims; however, there can be no assurance that the coverage limits of the Company's insurance policies will be adequate. While the Company has been able to obtain liability insurance in the past, such insurance varies in cost and may not be available in the future on acceptable terms, if at all. A successful claim against the Company in excess of the Company's insurance coverage could have a material adverse effect upon the Company and its financial condition. See "Business -- Insurance."

     Control by Executive Officers and Directors. Upon completion of the offering, the Company's executive officers and directors and their affiliates will beneficially own approximately 60.6% of the outstanding shares of the Common Stock (58.8% if the Underwriters' over-allotment option is exercised in full). As a result, these stockholders, acting together, would be able to exert substantial influence over the Company and matters requiring approval by the stockholders of the Company, including the election of directors. The voting power of these stockholders under certain circumstances could have the effect of delaying or preventing a change in control of the Company. See "Management" and "Principal and Selling Stockholders."

     Absence of Prior Public Market; Offering Price Determined by Agreement; Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active market will develop or will be sustained following this offering. The initial public offering price for the shares of Common Stock sold in this offering will be determined through negotiations between the Company and representatives of the Underwriters and does not necessarily reflect the market price for the Common Stock following the offering. The trading price of the Common Stock may fluctuate widely in response to variations in quarterly operating results, announcements by the Company or its competitors, new statutes or regulations, general trends in the industry, general economic conditions and other events or factors.

     Anti-Takeover Provisions. Certain provisions of the Company's Amended and Restated Certificate of Incorporation and certain provisions of the Delaware General Corporation Law may make it difficult to change control of the Company and replace incumbent management. For example, the Company's Amended and Restated Certificate of Incorporation permits the Board of Directors, without stockholder approval, to issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock having such number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations as the Board of Directors may determine. See "Certain Transactions" and "Description of Capital Stock."

     Potential Adverse Impact of Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market following this offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the Common Stock. The Company cannot predict the effect, if any, that future sales of Common Stock or the availability of Common Stock for sale may have on the market price of the Common Stock. In addition certain existing stockholders have the right to require the Company to register their Common Stock for resale. See "Description of Capital Stock -- Registration Rights," "Shares Eligible for Future Sale" and "Underwriting."

     Dividend Policy and Restrictions. The Company does not intend to pay cash dividends on the Common Stock in the foreseeable future and anticipates that future earnings will be retained to finance future operations and expansion. The Company's revolving credit facility (the "Revolving Credit Facility") with Texas Commerce Bank National Association ("Texas Commerce Bank") prohibits the Company from paying dividends on its Common Stock. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     Dilution to New Investors. Purchasers of the shares of Common Stock offered hereby will experience immediate and substantial dilution in the net tangible book value of their investment from the initial offering price. Additional dilution will occur upon exercise of outstanding options. See "Dilution" and "Shares Eligible for Future Sale."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of 3,000,000 shares of Common Stock offered by the Company are estimated to be approximately $37.0 million ($40.7 million if the Underwriters' over-allotment option is exercised in full), assuming an initial offering price of $13.50 per share and after deducting estimated underwriting discounts and commissions and offering expenses. The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Stockholders.

     The Company intends to use the net proceeds of this offering to repay outstanding indebtedness, fund potential acquisitions and for general corporate purposes, including $25.0 million to repay the Company's acquisition line of credit with Texas Commerce Bank and approximately $1.0 million to retire notes issued in connection with acquisitions. Pending such uses, the net proceeds of the offering will be invested in short-term, investment grade instruments, certificates of deposit or direct or guaranteed obligations of the United States.

                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock. The Company intends to retain any earnings to fund future growth and the operation of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. Moreover, the Company's Revolving Credit Facility prohibits the payment of dividends or other distributions on the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company: (i) as of March 31, 1996; (ii) on a pro forma basis; and (iii) on a pro forma as adjusted basis:

                                                                       MARCH 31, 1996
                                                        --------------------------------------------
                                                                                       PRO FORMA
                                                        ACTUAL    PRO FORMA(1)     AS ADJUSTED(1)(2)
                                                        -------   ------------     -----------------
                                                                       (IN THOUSANDS)
Long-term indebtedness, including capital lease
  obligations.........................................  $11,607     $ 21,129            $ 2,269
Redeemable convertible preferred stock................    5,340           --                 --
Stockholders' equity:
  Common Stock, $.01 par value, 40,000,000 shares
     authorized; 3,062,803 shares issued and
     outstanding, actual; 6,552,100 shares issued and
     outstanding, pro forma; and 9,552,100 shares
     issued and outstanding, pro forma as
     adjusted(3)......................................       31           66                 96
  Additional paid-in capital..........................    2,471        8,076             45,011
  Retained earnings...................................   10,531       10,531             10,531
                                                        -------     --------            -------
       Total stockholders' equity.....................   13,033       18,673             55,638
                                                        -------     --------            -------
            Total capitalization......................  $29,980     $ 39,802            $57,907
                                                        =======     ========            =======

- ---------------

(1) Gives effect to the acquisition of All Medical, Inc. and the I Care Group as of March 31, 1996, the conversion of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock into 3,339,297 shares of Common Stock and the exercise of outstanding warrants to purchase 150,000 shares of Common Stock. See "Description of Capital Stock -- Offering Related Transactions."

(2) Adjusted to give effect to the sale by the Company of Common Stock offered hereby and the application of the estimated net proceeds therefrom as if the sale and such application of estimated net proceeds occurred on March 31, 1996. At May 31, 1996, the Company had $25.0 million of indebtedness outstanding under its acquisition term facility. See "Use of Proceeds."

(3) Excludes options and warrants outstanding on the date hereof to purchase 379,628 shares of Common Stock.

                                    DILUTION

     The pro forma net tangible book value of the Company as of March 31, 1996 was approximately $(4.5) million, or $(0.69) per share of Common Stock. "Pro forma net tangible book value per share" is equal to the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding and gives effect to the Offering Related Transactions. After giving effect to the sale by the Company of 3,000,000 shares of Common Stock in this offering (at an assumed initial offering price of $13.50 per share and after deducting estimated underwriting discounts and offering expenses), the pro forma net tangible book value of the Company as of March 31, 1996 would have been $32.4 million, or $3.40 per share of Common Stock. This represents an immediate increase in net tangible book value per share of $4.09 to existing holders and immediate dilution in net tangible book value of $10.10 per share to new investors. The following table illustrates the per share dilution:

Assumed initial offering price per share...................................             $13.50
  Pro forma net tangible book value per share at March 31, 1996............  $(0.69)
  Increase per share attributable to new investors.........................    4.09
                                                                             ------
Pro forma net tangible book value per share after the offering(1)..........               3.40
                                                                                        ------
Net tangible book value dilution per share to new investors................             $10.10
                                                                                        ======

     The following table summarizes, on a pro forma basis as of March 31, 1996, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by existing stockholders and by investors purchasing shares offered by the Company hereby.

                                        SHARES PURCHASED          TOTAL CONSIDERATION
                                      ---------------------     -----------------------     AVERAGE PRICE
                                       NUMBER       PERCENT       AMOUNT        PERCENT       PER SHARE
                                      ---------     -------     -----------     -------     -------------
Existing stockholders(1)............  6,552,100       68.6%     $ 8,141,571       16.7%        $  1.24
New investors.......................  3,000,000       31.4       40,500,000       83.3         $ 13.50
                                      ---------      -----      -----------      -----         -------
     Total..........................  9,552,100      100.0%     $48,641,571      100.0%
                                      =========      =====      ===========      =====

- ---------------

(1) Excludes an aggregate of 354,628 shares issuable upon the exercise of options outstanding as of such date with a weighted average exercise price of $4.68 per share, of which options to purchase 157,125 shares of Common Stock are exercisable. As of March 31, 1996, 270,372 shares of Common Stock were available for issuance under the 1989 Stock Option Plan and the 1996 Incentive Plan. In addition, 25,000 shares of Common Stock will be available for issuance upon the exercise of Warrants outstanding at May 31, 1996, at a purchase price of $4.00 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data which have been derived from the consolidated financial statements of the Company. The selected financial data for the year ended March 31, 1992, the nine months ended December 31, 1992 and the years ended December 31, 1993, 1994 and 1995 has been derived from the audited financial statements of the Company. The selected financial data for the three months ended March 31, 1995 and 1996 are unaudited. The following selected financial data is qualified in its entirety and should be read in conjunction with the Company's financial statements and related notes included elsewhere in this Prospectus. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                         THREE MONTHS ENDED
                                                        NINE MONTHS
                                          YEAR ENDED       ENDED          YEARS ENDED DECEMBER 31,           MARCH 31,
                                          MARCH 31,     DECEMBER 31,    -----------------------------    ------------------
                                             1992           1992         1993       1994       1995       1995       1996
                                          ----------    ------------    -------    -------    -------    -------    -------
                                                                (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues............................   $ 24,443       $ 34,301      $60,097    $57,151    $81,557    $17,553    $24,255
Operating expenses:
  Compensation and related benefits.....     17,898         23,257       41,531     38,894     49,724     11,368     13,372
  General and administration ...........      5,072          7,394       12,978     12,072     21,272      4,110      7,349
  Depreciation and amortization
    expense.............................        272            514        1,181      1,440      2,299        473        894
  Provision for doubtful accounts.......        250          1,020        1,318      1,115      1,489        342        506
                                           --------       --------      -------    -------    -------    -------    -------
        Total operating expenses........     23,492         32,185       57,008     53,521     74,784     16,293     22,121
                                           --------       --------      -------    -------    -------    -------    -------
Income from operations..................        951          2,116        3,089      3,630      6,773      1,260      2,134
Interest, net...........................        138            244          427        244        987        119        486
                                           --------       --------      -------    -------    -------    -------    -------
Income before income taxes..............        813          1,872        2,662      3,386      5,786      1,141      1,648
Provision for income taxes..............        100            523        1,129      1,359      2,202        438        677
                                           --------       --------      -------    -------    -------    -------    -------
Net income..............................   $    713       $  1,349      $ 1,533    $ 2,027    $ 3,584    $   703    $   971
                                           ========       ========      =======    =======    =======    =======    =======
Net income per common share.............   $    .16       $    .23      $   .24    $   .31    $   .55    $   .11    $   .15
Weighted average common shares
  outstanding...........................      4,619          5,787        6,403      6,490      6,546      6,489      6,543

                                                                        DECEMBER 31,                         MARCH 31,
                                          MARCH 31,     ---------------------------------------------    ------------------
                                             1992           1992         1993       1994       1995       1995       1996
                                          ----------    ------------    -------    -------    -------    -------    -------
BALANCE SHEET DATA:
Cash and cash equivalents...............   $  1,594       $  1,491      $   506    $ 3,775    $ 1,628    $ 4,726    $    --
Working capital.........................      1,696          1,923        1,292      1,296     (1,737)     1,021     (2,750)
Total assets............................      8,455         19,444       22,251     24,504     52,573     30,087     57,193
Total debt, including capital leases....      1,483          2,014        1,678      4,374     19,860      7,970     20,078
Redeemable convertible preferred
  stock.................................      1,914          5,342        5,342      5,340      5,340      5,340      5,340
Stockholders' equity....................      1,488          2,837        5,046      7,074     12,062     13,094     13,033

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements.

OVERVIEW

     Since inception in 1984, the Company and its predecessor have expanded operations from 12 offices in three states to 75 offices in eight states at May 31, 1996. The Company, since January 1995, has acquired 14 home health care companies, including home nursing, respiratory therapy/medical equipment and infusion therapy companies with approximately $34.1 million in annualized net revenues. The operations of the acquired companies are included in the Company's operations from the dates of acquisition. The following table represents the Company's changing net revenue mix for the periods shown:

                                                                        THREE MONTHS      PRO FORMA
                                             YEARS ENDED DECEMBER          ENDED         THREE MONTHS
                                                      31,                MARCH 31,          ENDED
                                            -----------------------    --------------     MARCH 31,
                                            1993     1994     1995     1995     1996         1996
                                            -----    -----    -----    -----    -----    ------------
Nursing...................................   83.0%    79.2%    74.2%    77.9%    66.8%        58.0%
Respiratory therapy/medical equipment.....   12.5     16.5     19.8     17.0     25.3         25.3
Infusion therapy..........................    4.5      4.3      6.0      5.1      7.9         16.7
                                            -----    -----    -----    -----    -----        -----
  Total...................................  100.0%   100.0%   100.0%   100.0%   100.0%       100.0%
                                            =====    =====    =====    =====    =====        =====

     As the Company further pursues its fully-integrated home health care strategy, the Company's revenue mix has shifted from predominately nursing to higher margin respiratory therapy/medical equipment and infusion therapy. The Company is paid for its services and products primarily by Medicare, Medicaid and private payors, including insurance companies, managed care organizations and other third-party payors. The following table represents the Company's payor mix:

                                                                                      THREE MONTHS
                                                                                         ENDED
                                                                                       MARCH 31,
                                                           1993     1994     1995         1996
                                                           -----    -----    -----    ------------
Medicare Part A (cost-based).............................   71.5%    69.5%    67.2%        60.7%
Medicare Part B (charge-based)...........................    4.5     13.7     13.8         16.6
Medicaid.................................................    2.2      1.1      1.3          1.9
Third-party payors and others............................   21.8     15.7     17.7         20.8
                                                           -----    -----    -----        -----
  Total..................................................  100.0%   100.0%   100.0%       100.0%
                                                           =====    =====    =====        =====

     Medicare reimburses the Company for both Part A and Part B services. Medicare Part A reimburses the Company on a "cost basis" based on the lower of the Company's allowable cost as defined by Medicare regulations, not to exceed annual cost limits or the Company's actual charges. Allowable cost is the actual cost directly related to providing nursing, plus an overhead allocation. A cost report evidencing the fiscal year allowable costs, visit data, charges and other financial information is filed annually and subject to audit. Medicare Part B is paid on a fixed fee-for-service basis similar to third-party payors, such as managed care organizations.

     As a result of initiatives aimed at controlling the rising cost of the Medicare program and the Company's focus on lowering operating costs, the Company may experience future declines in net revenues attributable to Medicare's Part A reimbursement system for nursing. The Federal Government is currently examining the feasibility of changing Medicare reimbursement for nursing from the existing retrospective cost-based system to a prospective payment system. The Company believes that reimbursement under a prospective payment system would consist of either an established fee for a specific clinical diagnosis or a fixed per diem amount for providing service. The Company believes it could generate a profit from Medicare nursing by providing such services cost-effectively, which the clinically-based management information system will facilitate.

RESULTS OF OPERATIONS

     The following table sets forth certain items included in the Company's consolidated statements of income as a percentage of net revenues:

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                     YEARS ENDED DECEMBER 31,         MARCH 31,
                                                     -------------------------     ---------------
                                                     1993      1994      1995      1995      1996
                                                     -----     -----     -----     -----     -----
Net revenues.......................................  100.0%    100.0%    100.0%    100.0%    100.0%
Operating expenses:
  Compensation and related benefits................   69.1      68.1      61.0      64.8      55.1
  General and administration.......................   21.6      21.1      26.1      23.4      30.3
  Depreciation and amortization....................    2.0       2.5       2.8       2.7       3.7
  Provision for doubtful accounts..................    2.2       2.0       1.8       1.9       2.1
                                                     -----     -----     -----     -----     -----
          Total operating expenses.................   94.9      93.7      91.7      92.8      91.2
                                                     -----     -----     -----     -----     -----
Income from operations.............................    5.1       6.3       8.3       7.2       8.8
Interest, net......................................    0.7       0.4       1.2       0.7       2.0
                                                     -----     -----     -----     -----     -----
Income before income taxes.........................    4.4       5.9       7.1       6.5       6.8
Provision for income taxes.........................    1.8       2.4       2.7       2.5       2.8
                                                     -----     -----     -----     -----     -----
Net income.........................................    2.6%      3.5%      4.4%      4.0%      4.0%
                                                     =====     =====     =====     =====     =====

THREE MONTHS ENDED MARCH 31, 1996 AND 1995

     The Company's results of operations during the three months ended March 31, 1996 reflect the performance of 12 companies acquired in 1995 for the entire period; and the results of operations for the three months ended March 31, 1995 reflect the results of two of these acquisitions. Accordingly, the comparison of the results of operations between 1995 and 1996 is materially affected by these acquisitions.

     Net revenues. Net revenues increased from $17.6 million in the first three months of 1995 to $24.3 million in the first three months of 1996, an increase of $6.7 million, or 38.1%. Of this $6.7 million increase, $2.0 million represents internal growth of 11.4%, and the remaining $4.7 million is incremental net revenues generated from the acquisitions made after March 31, 1995.

     Compensation and related benefits. Compensation and related benefits increased from $11.4 million to $13.4 million for the three months in 1996, an increase of $2.0 million, or 17.5%, primarily as a result of personnel employed by acquisitions made during the year as well as additional administrative support at the corporate office to support the growth. Compensation and related benefits include salaries and related benefits associated with providing nursing and infusion therapy, as well as salary cost and related benefits for administrative and support staff at both the office and corporate level.

     General and administration. General and administration expenses increased from $4.1 million in the first three months of 1995 to $7.3 million in the first three months of 1996, an increase of $3.2 million, or 78.0%, primarily as a result of increased costs of products sold from acquisitions and the related operating costs associated with the addition of 20 offices after March 31, 1995. General and administration expenses include the costs for respiratory/medical equipment, infusion therapy products, nursing supplies, delivery expenses, occupancy costs and other nonpatient care operating expenses.

     Depreciation and amortization. Depreciation and amortization expense increased from $0.5 million in the first three months of 1995 to $0.9 million in the first three months of 1996, an increase of $0.4 million, or 80.0%, primarily as a result of increased acquisitions in 1995 and information services equipment and costs capitalized as part of the development of the Company's clinically-based management information system. Depreciation and amortization expense includes the amortization, over a period of 40 years, of the excess of the costs of acquired businesses over the fair value of the net assets acquired by the Company. Depreciation expense includes the depreciation of capitalized equipment generally over a life of 3 to 15 years.

     Provision for doubtful accounts. Provision for doubtful accounts increased from $0.3 million in the first three months of 1995 to $0.5 million the first three months in 1996, an increase of $0.2 million, or 66.7%, primarily as a result of an increase in net revenues from both acquisitions and internal growth.

     Interest, net. Interest, net increased from $0.1 million in the first three months of 1995 to $0.5 million in the first three months in 1996, an increase of $0.4 million, or 400.0%. This increase occurred primarily as a result of increased indebtedness related to the 1995 acquisitions and, to a lesser degree, from 1996 borrowings under the Company's line of credit to support the Company's growth in operations and capital leases relating to the development of the Company's clinically-based management information system. Interest, net, reflects the result of interest paid by the Company for indebtedness, net of interest income.

     Provision for income taxes. Provision for income taxes increased from $0.4 in the first three months of 1995 to $0.7 million in the first three months in 1996, an increase of $0.3 million, or 75.0%, primarily related to the increase in income before income taxes.

YEARS ENDED DECEMBER 31, 1995 AND 1994

     During 1995, the Company completed the acquisition of 12 home health care companies. In addition, during 1994, the Company acquired three home health care companies. Primarily due to growth from these acquisitions, the Company operated 50 and 67 home health care offices at the end of 1994 and 1995, respectively. Accordingly, the comparison of the results of operations between 1994 and 1995 is materially affected by these acquisitions.

     Net revenues. Net revenues increased from $57.1 million in 1994 to $81.6 million in 1995, an increase of $24.5 million, or 42.9%. Of this $24.5 million increase, $4.8 million represents internal growth of 8.4%. Internal growth was primarily due to a $3.7 million growth in Medicare Part A services and a $1.1 million growth in infusion therapy. The remaining increase of $19.7 million is primarily attributable to net revenues from acquisitions.

     Compensation and related benefits. Compensation and related benefits increased from $38.9 million in 1994 to $49.7 million in 1995, an increase of $10.8 million, or 27.8%, primarily as a result of increased personnel and related benefits associated with the acquisitions made in late 1994 and 1995. However, relative to a percentage of net revenues, compensation and related benefits decreased from 68.1% in 1994 to 61.0% in 1995. The percentage decrease occurred because the mix of acquisitions in 1995 was concentrated in respiratory therapy/medical equipment and infusion therapy, which have lower compensation levels as a percentage of net revenues than home nursing.

     General and administration. General and administration expenses increased from $12.1 million in 1994 to $21.2 million in 1995, an increase of $9.1 million, or 75.2%. This increase is attributable primarily to additional administrative personnel needed to support the Company's acquisitions as well as costs of products sold associated with the acquisitions.

     Depreciation and amortization. Depreciation and amortization expense increased from $1.4 million in 1994 to $2.3 million in 1995, an increase of $0.9 million, or 64.3%. This increase is attributable primarily to acquisitions during 1995.

     Provision for doubtful accounts. Provision for doubtful accounts increased from $1.1 million in 1994 to $1.5 million in 1995, an increase of $0.4 million or 36.4%. This increase is primarily a result of the increase in net revenues from acquisitions.

     Interest, net. Interest, net increased from $0.2 million in 1994 to $1.0 million in 1995, an increase of $0.8 million, or 400.0%. This increase is due primarily to interest expense on indebtedness incurred to fund acquisitions.

     Provision for income taxes. Provision for income taxes increased from $1.4 million in 1994 to $2.2 million in 1995, an increase of $0.8 million or 57.1%, primarily to the increase in income before income taxes.

YEARS ENDED DECEMBER 31, 1994 AND 1993

     During 1994, the Company completed the acquisition of three home health care companies. There were no significant acquisitions during 1993. Primarily due to growth from these acquisitions, the Company operated 41 and 50 home health care offices at the end of 1993 and 1994, respectively. Accordingly, the comparison of the results of operations between 1993 and 1994 is materially affected by the acquisitions.

     Net revenues. Net revenues decreased from $60.1 million in 1993 to $57.2 million in 1994, a decrease of $2.9 million, or 4.8%. This decrease is attributable primarily to a reduction in Medicare nursing net revenues. As a result of reduced Medicare cost limits, the Company implemented a cost reduction program. Although this resulted in a $3.1 million reduction in Medicare net revenues, it allowed the Company to meet the reduced cost limits. Additionally, several referral hospitals developed internal home health departments or agencies causing Medicare visits to decline 9.3%, resulting in reduced net revenues of $3.5 million. These factors were offset by internal growth from other services of $0.9 million and $3.3 million from acquisitions.

     Compensation and related benefits. Compensation and related benefits decreased from $41.5 million in 1993 to $38.9 million in 1994, a decrease of $2.6 million, or 6.3%, primarily as a result of decreased personnel and related benefits associated with the cost reduction program.

     General and administration. General and administration expenses decreased from $13.0 million in 1993 to $12.1 million in 1994, a decrease of $0.9 million, or 6.9%. This decrease is attributable primarily to the cost reduction program associated with nursing.

     Depreciation and amortization. Depreciation and amortization expense increased from $1.2 million in 1993 to $1.4 million in 1994, an increase of $0.2 million, or 16.7%. This increase is attributable primarily to acquisitions in 1994.

     Provision for doubtful accounts. Provision for doubtful accounts decreased from $1.3 million in 1993 to $1.1 million, a decline of $0.2 million or 15.4%. The decrease is a result of the decline in net revenues and improvements in respiratory therapy/medical equipment collections.

     Interest, net. Interest, net decreased from $0.4 million in 1993 to $0.2 million in 1994, a decrease of $0.2 million, or 50.0%. This decrease is due primarily to lower utilization of the line of credit in 1994 as a result of increased cash flow from operations.

     Provision for income taxes. Provision for income taxes increased from $1.1 million in 1993 to $1.4 million in 1994, an increase of $0.3 million or 27.3%, primarily to the increase in income before income taxes.

SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth certain unaudited quarterly operating results for 1994, 1995 and the first three months of 1996. The Company believes this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments necessary for a fair presentation of the information for the quarters presented when read in conjunction with the Consolidated Financial Statements included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any subsequent quarter. The Company's results of operations are not significantly affected by seasonality factors.

                                                                       THREE MONTHS ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1994       1994       1994        1994       1995       1995       1995        1995       1996
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                                         (IN THOUSANDS)
Net revenues.................  $13,769    $13,781     $13,754    $15,847    $17,553    $18,368     $21,577    $24,059    $24,255
Income from operations.......      560        830       1,086      1,153      1,260      1,229       1,854      2,430      2,134
Income before income taxes...      499        753       1,042      1,091      1,141      1,096       1,538      2,011      1,648
Net income...................  $   281    $   446     $   644    $   655    $   703    $   677     $   958    $ 1,246    $   971

LIQUIDITY AND CAPITAL RESOURCES

     The Company's principal capital requirements are for acquisitions of additional home health care companies and expansion of the services provided through its existing home health care offices. The Company historically has funded its working capital requirements and capital expenditures primarily from cash flows provided from operations supplemented by short-term borrowings.

     At December 31, 1995, the Company had current assets of $18.3 million and current liabilities of $20.0 million, resulting in negative working capital of $1.7 million. The Company also had negative working capital of $2.7 million at March 31, 1996. This compares to working capital of $1.3 million at December 31, 1994. These decreases in working capital are attributable primarily to increases in the current portion of long-term indebtedness resulting from acquisitions and decreases in invested cash used to fund acquisitions. The Company's liquidity is significantly affected by the timing of payments from government and third-party payors. These payments average two months after services are provided. Historically, the Company has been able to fund its operations through internally generated cash and bank credit facilities.

     Accounts receivable at March 31, 1996 were $15.3 million compared to $11.5 million at December 31, 1995 and $4.6 million at December 31, 1994. Days of Sales Outstanding ("DSO"), defined as accounts receivable divided by average net revenues for the last three months in the respective period were 57.0, 41.6 and
26.1 for these periods, respectively. The Company receives interim payments from Medicare A for nursing primarily using the Periodic Interim Payment ("PIP") program. This program pays the Company a fixed amount every two weeks. The PIP payment is based upon the Company's historic allowable cost of nursing and is adjusted quarterly. Because a significant portion of the Company's cash is received under the PIP program, management believes that the Company's DSO is lower than other home health care companies. The increase in DSO from December 31, 1995 to March 31, 1996 is attributable primarily to: (i) timing delays resulting from a mandated change in the Company's Medicare fiscal intermediary;
(ii) net revenue deferrals relating to the reimbursement of certain re-engineering costs; (iii) changes in net revenue mix towards respiratory/medical equipment and infusion therapy, which historically have higher DSO; and (iv) a slowdown by Medicare in paying for respiratory therapy/medical equipment and infusion therapy. The increase in DSO from December 31, 1994 to December 31, 1995 is attributable to factors discussed in
(ii) and (iii) above, as well as increases in Medicare cost report receivables.

     Net cash provided by operating activities decreased from $6.3 million in 1994 to $5.8 million in 1995. This decrease is attributable primarily to increases in accounts receivable relating to changes in revenue mix. Net cash used in investing activities increased from $3.6 million in 1994 to $24.6 million in 1995 as a result of increased acquisition expenditures of $14.7 million. Capital expenditures also increased $6.3 million primarily due to costs capitalized as part of the re-engineering project. Net cash provided from financing activities increased from $0.6 million in 1994 to $16.7 in 1995. This increase is attributable primarily to debt incurred in connection with acquisitions.

     On May 16, 1996, the Company entered into a credit agreement with Texas Commerce Bank (the "Credit Agreement"), consisting of a $10.0 million revolving line of credit and a $25.0 million term facility, the proceeds of which will be used, in part, to finance acquisitions. The Credit Agreement replaced a prior credit agreement between the Company and Texas Commerce Bank (the "Old Credit Agreement"). The Company's assets have been pledged as security for borrowings under the Credit Agreement. As of May 31, 1996, the Company had used all of the term portion of the Credit Agreement and there was $5.6 million outstanding under the revolving line of credit. At the Company's option, borrowings under the Credit Agreement bear interest at either the bank's Eurodollar rate plus rates ranging from 1.25% to 2.75%, or the bank's prime rate plus rates ranging from 0% to 0.75%, determined by the ratio of funded debt to EBITDA (defined as earnings before interest, taxes, depreciation and amortization and certain other non-cash expenditures).

     The Credit Agreement contains various financial covenants, including funded debt to EBITDA ratio, consolidated net worth, fixed charge coverage ratio, capital expenditures, and unleveraged non-reimbursed capital expenditures. At December 31, 1995, the Company was not in compliance with certain covenants of the Old Credit Agreement, but obtained a waiver from the bank. The Credit Agreement also contains certain covenants which, among other things, impose certain limitations on the Company with respect to the incurrence of certain indebtedness, the creation of security interest on the assets of the Company, the payment of dividends and the redemption or repurchase of securities of the Company, investments and sales of Company assets. The Company also must obtain bank consent if the total consideration to be paid by the Company for an acquisition is more than $3 million or if the total consideration to be paid by the Company for such acquisition and all other acquisitions completed during the previous six months exceeds $3 million in the aggregate.

     At May 31, 1996, the Company had $4.4 million available under its Credit Agreement. The Company has received a commitment from its bank to increase its credit facility from $35 million to $75 million, subject to the completion of this offering. Management believes that the combination of these sources, together with the proceeds from the offering and funds generated from operations, will be sufficient to satisfy its capital expenditure and working capital needs, fund acquisitions and meet debt repayment requirements for the next 12 months.

                                    BUSINESS

OVERVIEW

     HealthCor is a leading provider of comprehensive home health care services in the southwestern and central United States. The Company provides fully-integrated home health care services, including nursing, respiratory therapy/medical equipment and infusion therapy. Since incorporation in 1989, the Company has expanded from 12 offices in three states to 75 offices in eight states at May 31, 1996. The Company has successfully diversified its business mix from approximately 98% nursing in 1989 to 58% nursing on a pro forma basis as of March 31, 1996, reflecting the Company's evolution to a fully-integrated home health care provider.

     HealthCor seeks to differentiate itself from other home health care companies by being a one-stop shop provider of home health care services and products. Home nursing services continue to comprise an important component of the Company's strategy because referral sources often will make arrangements for home nursing services before making arrangements for other home health care services. The Company believes that its strong market position in the home health care industry facilitates its ability to sell fully-integrated health care services to its referral sources and payors.

     In December 1994, the Company, with the assistance of Rockwell and others, began developing a custom-designed, clinically-based management information system to reduce costs, improve productivity, produce and analyze clinical outcomes data and manage growth more effectively. To date, the Company has implemented several phases of this system, including the nursing component, which has increased nurse productivity by up to 40%. The Company believes that this system will enable it to compete more effectively in an increasingly competitive managed care environment and under new government reimbursement models, such as prospective pay.

INDUSTRY

     Home health care is among the fastest growing segments of the health care industry with estimated annual expenditures of $36.1 billion in 1995, up from $12.9 billion in 1990, representing a compounded annual growth rate of approximately 23%. The underlying growth factors in the home health care industry include: (i) the cost-effective nature of home care; (ii) an increasing number of patients due to growth in the aging population; (iii) technological advances that expand the range of home care procedures; and (iv) patient preference for treatment in the home.

     The home health care industry remains highly fragmented with over 17,000 companies currently providing home health care services in the United States. Many of these companies are local providers that offer a limited scope of services in a defined geographical area and lack the capital necessary to substantially expand their operations. Managed care organizations and cost containment initiatives by payors have driven the growth of home health care by emphasizing lower cost alternatives to hospitals and skilled nursing facilities. These organizations and payors seek coordinated, consistent quality home health care across broad geographic areas in order to serve their patients more effectively.

STRATEGY

     The Company's business objective is to enhance its position as one of the leading providers of comprehensive home health care services in the southwestern and central United States. The Company's strategy to accomplish this objective is as follows:

Provide One-Stop Shop Home Health Care Services. The Company provides payors, physicians and patients with fully-integrated one-stop shop home health care services in each of its existing geographic markets. The integration of comprehensive home health care services enhances the Company's appeal to referral sources and payors that increasingly prefer single-source providers of home health care.

Acquire Companies to Enter New Markets and Further Penetrate Existing Markets. In order to increase utilization of the Company's services by payors and referral sources and enhance its overall market position, the Company has focused on achieving broad regional market coverage in both urban and non-urban areas. To this end, the Company seeks high-quality strategic acquisitions that complement and expand its existing operations. Since January 1995, the Company has acquired 14 home health care companies, adding 28 offices. These acquisitions have enabled the Company to enter into key contiguous markets and expand the range of services offered in existing markets. The Company believes that due to the fragmentation of the home care industry, a substantial number of acquisition opportunities exist in its target markets.

Accelerate Internal Growth by Expanding its Scope of Services. As the Company acquires other health care providers, including nursing, respiratory therapy or infusion therapy companies, the Company seeks to implement its full range of services around acquired operations. The Company also seeks to accelerate internal growth by introducing additional specialized health care services, such as cardiac monitoring, hospice and primary home care to many of its offices.

Enhance Competitive Position Through the Use of Clinically-Based Information Technology. The Company seeks to enhance its operations through the use of clinically-based management information technology. The Company, with the assistance of Rockwell and others, is developing an innovative, custom-designed, clinically-based management information system to facilitate the provision of comprehensive home health care services. By enhancing its operations through the use of management information technology, the Company seeks to be a more cost-effective provider in an environment increasingly influenced by managed care and subject to potential changes in reimbursement, such as prospective pay.

OPERATIONS

     The Company believes that home care is a local business dependent in large part on personal relationships and, therefore, the Company provides its operating managers with a significant degree of autonomy to encourage prompt and effective responses to local market demands. The Company also provides, through its corporate office, its local managers with information and management systems that typically are not readily available to independent operators. The Company retains centralized control over those functions necessary to monitor quality of patient care and to maximize operational efficiency. Services performed at the corporate level include billing, claims processing, quality improvement oversight, Medicare and Joint Commission on Accreditation of Health Care Organizations ("JCAHO") licensing, human resource management, financial and accounting functions, policy and procedure development, system design, acquisitions and corporate development.

  SERVICES AND PRODUCTS

     The Company provides a comprehensive array of services and products that are essential to the proper implementation of the physician's plan of care in the home.

     Home Nursing. The Company provides a wide variety of nursing services to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs. The home nursing that the Company provides includes:

     General nursing care that is provided by registered nurses and licensed practical nurses who periodically assess the appropriateness of home health care, perform clinical procedures and instruct the patient and family regarding necessary treatments. Patients receiving such care typically include stabilized post-operative patients in recovery at home, patients who are acutely ill but who do not require hospitalization and patients who are chronically or terminally ill.

     Specialty nursing care that is provided by nurses with experience or certification in hospital emergency room, intensive care, oncology, intravenous therapy, geriatric and neonatal or pediatric nursing. Such nurses are employed by the Company to provide a variety of infusion therapies and specialty care regimens to patients in the home. These nurses also instruct patients and their families in the self-administration of certain infusion therapies and procedures, such as wound care and infection control, emergency procedures and the proper handling and usage of medication, medical supplies and equipment.

     Therapy services that consist of rehabilitation therapies such as physical, occupational, speech and respiratory therapy to patients recovering from strokes, trauma or certain surgeries, services for high risk pregnancies, post-partum care, mental health care, AIDS therapy, various medical social services and case management services to insurance companies and self-insured employers.

     Home health aide care that involves personal care services and assistance with activities of daily living such as personal hygiene and meal preparation. The Company's home health aides must pass certain competency tests and are supervised by a registered nurse.

     Primary home care that is a state administered program that provides unskilled homemaker services to the elderly or the disabled, as ordered by a physician. A registered nurse makes the initial assessment and assigns a homemaker, who may provide housekeeping, shopping and limited personal care.

     Hospice care that provides palliative support and care for persons in the last phases of an incurable disease. Support and care under the direction of a physician may be provided by a skilled nurse, aide, chaplain, counselor, therapist or volunteer.

     Patients are referred to the Company office by primary care and specialty physicians as well as by hospital discharge planners and case managers. After reviewing the pertinent medical records and treatment plan, a nurse or home health aide, where appropriate, visits the patient in the home where care is provided on either a continuous or intermittent basis. Treatment may involve a few visits over a short period of time or may extend over several years.

     Home Respiratory Therapy and Medical Equipment. The Company provides a wide variety of home respiratory, monitoring and medical equipment services to patients. Respiratory therapists manage the needs of the patient according to the physician-directed plan of care and educate the patient and the care giver regarding treatment requirements, use of equipment and self-care. The Company's principal respiratory services include:

     Oxygen systems that assist patients with breathing. The Company provides three types of oxygen systems: (i) oxygen concentrators, which are stationary units that filter ordinary air in order to provide a continuous flow of oxygen and are generally the least expensive supply of oxygen for patients who require a continuous flow of oxygen but do not require excessive flow rates; (ii) liquid oxygen systems, which are containers used for patients who require a continuous high flow of supplemental oxygen; and
     (iii) high pressure oxygen cylinders, used for portability with oxygen concentrators.

     Nebulizers that deliver aerosol medications that are inhaled directly into the patients' lungs. Nebulizers are used to treat patients with asthma, chronic obstructive pulmonary disease, cystic fibrosis and neurologically related respiratory problems and patients with AIDS.

     Home ventilators that mechanically sustain a patient's respiratory function in cases of severe respiratory failure.

     Continuous positive airway pressure therapy that forces air through respiratory passage-ways during sleep. This treatment is provided to adults with sleep apnea, a condition in which a patient's normal breathing patterns are disturbed during sleep.

     The Company also rents, sells and services respiratory equipment for patient use in the home and supplies patients with aerosol medications provided by the Company for use in respiratory therapy treatments. The Company's technicians deliver and install respiratory equipment, instruct patients in the use of such equipment, refill liquid oxygen systems and provide continuing maintenance of the equipment. The Company's principal monitoring services include:

     Cardiac monitoring for the detection of arrhythmias, a condition that is responsible for 500,000 deaths each year in the United States. The Company provides cardiac loop event recorders, which in conjunction with transtelephonic monitoring, have proven to be an efficient and cost-effective arrhythmia detection device.

     Uterine monitoring which detects, records and sends uterine activity information to the perinatal center to alert healthcare professionals of pre-term labor in high-risk pregnancies.

     Apnea monitors to warn parents of apnea episodes in newborn infants as a preventive measure against sudden infant death syndrome.

     The Company also leases and sells convalescent equipment, in connection with the provision of its other services to patients in the home. Such equipment includes hospital beds, wheelchairs, walkers and patient lifts and medical and surgical supplies such as stethoscopes, orthopedic supplies, urinary catheters, syringes and needles. The Company benefits from the efficiencies associated with the provision of home medical equipment and supplies to its patients who are receiving nursing, respiratory therapy or infusion therapy in the home.

     Home Infusion Therapy. The Company provides a wide range of home infusion therapies. Home infusion therapy involves the administration of nutrients, antibiotics and other medications intravenously (into the vein), subcutaneously (under the skin), intramuscularly (into the muscle), intrathecally or epidurally (via spinal routes) or through feeding tubes into the digestive tract which often begins during hospitalization of a patient and continues in the home environment. The Company's principal infusion therapies include:

     Antibiotic therapy which is the infusion of antibiotic medications into a patient's bloodstream to treat a variety of serious infections and diseases.

     Enteral nutrition which is the administration of essential nutrients through a feeding tube, is necessary for patients who are unable to orally ingest adequate nutrients.

     Total Parenteral Nutrition which is a nutrient solution administered intravenously to restore and/or maintain electrolyte balance and nutritional function.

     Pain management which is provided to patients experiencing acute pain as a result of traumatic injury, surgical procedures or other medical disorders. The Company provides a comprehensive approach to pain management that includes a thorough knowledge of available agents, routes of administration and appropriate dosage levels as directed.

     Chemotherapy which is provided in the home, allows patients with cancer an alternative to frequent and expensive hospital stays.

     Pentamidine which is an agent used specifically in the treatment of patients with AIDS who have experienced one or more episodes of pneumocystis carinii pneumonia.

     When a patient is referred to a Company office, a Company pharmacist takes the prescription order from the treating physician, prepares the prescribed pharmaceuticals and coordinates their delivery to the patient's home. New patients are assisted in the administration of infusion therapy and related services by a registered nurse who is present at the time of the patient's first home treatment.

  INFORMATION SYSTEMS

     In 1994, the Company, with the assistance of Rockwell and others, began developing an innovative clinically-based management information system which the Company has named HealthCor Medical Information Systems Network or HealthCor MedisynTM (the "System"). The System is designed to re-engineer all aspects of the Company's operations by providing automated, paperless data collection and transmission capabilities that the Company believes will enable it to enhance operating efficiencies, produce and analyze clinical outcomes data and manage growth more effectively. The Company believes the System will generate the data required to price and manage the Company's services and products competitively in a managed care environment and to measure the quality and cost of care that is delivered in the home.

     The implementation of the first phase of the System, which consisted of equipping and training all of the Company's approximately 800 nurses with hand-held point-of-care computers, was completed in March 1996. These hand-held computers, called PtCT units, allow each of the Company's nurses to have an electronic patient chart in hand and allow the Company to collect clinical, payroll and billing information. Information is transmitted via modem to the Company's appropriate client server. Once the clinical data has been recorded, the System enables the Company to develop clinical assessments of patients via computer generated documentation. Same-day reporting capabilities reduce paperwork and transcription errors, which has increased nurse productivity up to 40%. The System also expedites the processing of payroll data, accelerates the transfer of information to attending physicians and improves the consistency and completeness of the assessments generated. The Company anticipates equipping and training all of its home health aides with PtCT units by early 1997, with respiratory and physical therapists to be equipped by the end of 1997.

     The Company intends to implement additional phases of the System over the next six months, including: (i) a comprehensive general ledger, human resources, payroll, materials management and cost accounting system; (ii) a central client intake application and wide area networks to allow regional intake personnel to enter the referral/admissions information for clients of all services and transmit such information to the appropriate office's client server; and over the next 18 months, (iii) a data warehousing application to allow extensive analysis and reporting of outcomes data, clinical and financial reports.

  MARKETING

     The Company's market development efforts focus on referral sources which include physicians, hospital discharge planners, social workers, community service organizations, managed care organizations and other commercial payors. In urban areas, managed care organizations are becoming increasingly important as both referral sources and payors. As a result, the Company has created a corporate department that develops specialized programs designed to provide comprehensive, cost effective home care services. A large portion of the Company's revenues originate in non-urban areas where local referral sources continue to be very important. At the local market level, the Company's employees, including office management, licensed professionals and coordinators of professional services, continually communicate with referral sources in order to provide such referral sources with knowledge of the services provided by the Company and the level of reimbursement available from payor sources. The Company believes that its ability to provide a full range of services to clients in all of its markets is a strong advantage in developing relationships with managed care organizations. In addition, the Company works with managed care organizations to provide custom programs to effectively manage high cost patients. These programs, coupled with the Company's focus on clinically-based management information systems, enable the Company to effectively compete for managed care relationships.

  QUALITY ASSURANCE

     Management believes that the quality of the Company's services is critical to its ability to obtain referrals and expand its business. To assure the delivery of high-quality patient care, and to improve the overall quality of service, the Company has established policies and procedures prescribing standards of patient care. The Company has a Progressive Improvement Council designed to integrate and assess the improvement activities and processes across all services. The Progressive Improvement Council has a fully-automated survey tool used to assess each office to ensure compliance with its standards on a quarterly basis. These standards include the monitoring of clinical and billing documentation, accountability of clinical personnel by interviews and monitoring of home visits, evaluating customer satisfaction information, reporting adverse medical incidents, monitoring risk management and ensuring a safe and appropriate working environment.

     The Company is accredited by JCAHO in a majority of its offices. The objective standards established by JCAHO are one of the few methods by which referring health care professionals can assess the quality of services provided. The Company believes that it is JCAHO certified in all markets where such certification is important to third-party payors. There have been a number of initiatives to require such accreditation as a prerequisite for participation in government reimbursement and private insurance programs, and such accreditation is generally preferred by managed care and other third-party payors.

  HUMAN RESOURCE MANAGEMENT

     Competition for qualified managers and personnel in the home health care industry is intense. The Company continuously recruits, screens, trains and offers benefits and other programs in an effort to retain its personnel. Recruiting is conducted primarily through advertising, employment fairs, direct contact with community groups and the use of bonuses and other employee benefit programs to encourage new employee referrals by existing employees. The Company has implemented a computerized interviewing software system to assist in screening and hiring of potential employees.

     The Company operates 11 regional learning centers to provide orientation and training to new employees and continuing education for existing employees. All care providers must complete a core curriculum before they begin independent patient care. The Company routinely develops and distributes quality improvement in-service materials, manuals and forms to its nurses and has implemented an internal system of employee recognition and rewards. In addition, skilled nurses are initially assigned to a nurse preceptor until the Company believes that these new nurses have acquired a sufficient degree of home health care knowledge and experience. The Company also has implemented an infusion therapy verification program for skilled nurses. The Company is recognized as a provider of continuing education units by the Texas Nursing Association, which is accredited by the American Nursing Credentialing Center.

  PROPERTIES AND OFFICE LOCATIONS

     The Company currently leases all of its office space, with the exception of the office located in Raton, New Mexico which the Company owns. The executive offices, consisting of approximately 27,900 square feet, are subject to a lease expiring March 31, 1997. The rent payable thereunder is $28,393 monthly.

     On June 10, 1996, the Company executed a lease agreement for new executive offices, effective November 1, 1996. The new executive offices, comprising approximately 57,400 square feet, are subject to a lease expiring November 1, 2006. The rent payable thereunder is $65,753 monthly, beginning February 1, 1997.

     The following is a list of the Company's 75 home health care offices. Unless otherwise indicated, the Company has one office in each city.

Texas(42)                        Texarkana                 Arizona(5)
- ---------                        Tomball                   -----------
Abilene                          Tyler                     Casa Grande
Andrews                          Wichita Falls             Gilbert
Austin                           Willis                    Mesa
Beaumont                         Winnsboro                 Payson
Bedford                                                    Phoenix
Brenham                          Oklahoma(12)
Bryan                            -------------             Arkansas(5)
Center                           Ada                       ------------
Cleburne                         Bartlesville              Fayetteville
Dallas                           Edmond                    Fort Smith
DeLeon(2)                        Enid                      Jonesboro
Denton                           Ft. Gibson                Little Rock
El Paso                          Holdenville               Texarkana
Grand Prairie                    Lawton
Houston(4)                       Oklahoma City             Kansas(2)
Jasper(2)                        Ponca City                ----------
Lake Jackson                     Sapulpa                   Kansas City
Longview                         Stillwater                Independence
Lubbock                          Tulsa
Lufkin                                                     New Mexico(2)
Mineral Wells                    Missouri(6)               -------------
Mule Shoe                        ------------              Hobbs
Odessa                           Columbia                  Raton
Rising Star                      Independence
San Antonio(2)                   Jefferson City            Colorado(1)
Sherman                          Kirksville                -----------
Stephenville(2)                  Mexico                    Englewood
Temple(2)                        Osage Beach



COMPETITION

     The Company faces substantial competition in its existing markets. Home health care providers compete for referrals based primarily on range and quality of services, price, geographic coverage and pertinent clinical and statistical information. Most of the markets in which the Company provides home health care services are highly fragmented with a large number of local, independent competitors. The Company also competes with local offices of national companies and hospital-based home health care organizations. Some of the Company's current and potential competitors have, or may obtain, significantly greater financial and marketing resources than the Company.

REGULATION


     The Company's business is subject to extensive and increasing regulation by federal, state and local government. Federal agencies which regulate aspects of the Company's business include the Department of Health and Human Services, the Health Care Financing Administration, the Office of the Inspector General, the Food and Drug Administration, the Drug Enforcement Agency and the Occupational Safety and Health Administration. In most states, home health care providers are regulated by the state department of health and board of pharmacy and certain local agencies. See "Risk Factors -- Operation Restore Trust" and "-- Subpoenas of Records."

     The Company is subject to federal laws covering the repackaging and dispensing of drugs and regulating interstate motor-carrier transportation and state laws governing pharmacies, nursing services and certain types of home health agency activities. Under state laws, the Company's offices must be licensed prior to commencing business and must renew its licenses periodically. In Arkansas, the Company is limited to providing nursing services under the Medicare program to those geographic areas in which it has obtained a Permit of Approval by demonstrating a need for the particular type of services which it proposes to provide. The Company believes that the absence of this requirement in the other states in which the Company operates has proven to be a significant operational advantage in comparison to home health care providers in states with this requirement. In addition, certain of the Company's employees are subject to state laws and regulations governing the professional practice of respiratory therapy, pharmacy and nursing.


     As a provider of services under the Medicare and Medicaid programs, the Company is subject to the Medicare and Medicaid anti-kickback statute, also known as "fraud and abuse laws." This law prohibits any offer, payment, solicitation or receipt of any form of remuneration to induce the referral of business reimbursable under Medicare or state health programs or in return for the purchase, lease, or order of items or services covered by Medicare or state health programs. Violations of the fraud and abuse laws can result in the imposition of substantial civil and criminal penalties and, potentially, exclusion from Medicare and state health programs. In addition, several states in which the Company operates have laws that prohibit certain direct or indirect payments or fee-splitting arrangements between health care providers if such arrangements are designed to induce or to encourage the referral of patients to a particular provider. See "Risk Factors -- Operation Restore Trust" and
"-- Subpoenas of Records."


     Congress adopted legislation in 1989, known as the "Stark" legislation, that generally prohibits or restricts a physician from referring a Medicare beneficiary's clinical laboratory services to any entity in which such physician (or a member of his immediate family) has an ownership or individual interest or with which such physician has a financial relationship, and prohibits such entity from billing for or receiving reimbursement on account of such referral, unless a specified exemption is available. Additional legislation became effective as of January 1, 1993 known as "Stark II," expanding the Stark legislation to referrals of services eligible for Medicaid reimbursement and "designated health services," including home health services, durable medical equipment and outpatient prescription drugs. Pursuant to Stark II, physicians who own an interest in the Company or who are compensated by the Company will be prohibited from making referrals to the Company, and the Company will be prohibited from seeking reimbursement for services rendered to such patients unless an exception applies. Ownership interests are excepted if the interest held is a publicly traded security in a company having shareholders' equity of at least $75 million.

     Several of the states in which the Company conducts business have enacted statutes similar in scope and purpose to the federal fraud and abuse laws and the Stark Laws. There is no authority interpreting the state fraud and abuse laws in a manner that applies to the Company's operations. These laws are generally based upon the federal fraud and abuse law, so that the interpretation of the federal law may govern the application of the state laws.

     In May 1995, the Clinton Administration instituted Operation Restore Trust, a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies located in five states with the largest Medicare populations. Texas, the Company's corporate base, is one of the targeted states. As of May 13, 1996, Operation Restore Trust has been responsible for over $24.5 million in criminal restitutions, fines and recovery of overpayments; over $14.1 million in civil judgments, settlements and civil monetary penalties; 35 criminal convictions and 18 civil judgments; and 93 exclusions of individuals and corporations from the Medicare program. Operation Restore Trust has also been expanded to cover six states, and the Clinton Administration has called for an expansion of this initiative to all fifty states in fiscal year 1997. The Company cannot predict the effect of Operation Restore Trust on the Company or its results of operations.

     A significant portion of the Company's revenues are derived from the Medicare program. A number of initiatives are pending in the United States Congress to control the cost of the Medicare program, including proposals to reduce certain reimbursement rates. It is possible that the amounts reimbursable for Medicare services will be subject to limitation, if not a reduction, in the future.

     The Company's home medical equipment operations are subject to the Omnibus Budget Reconciliation Act ("OBRA"). OBRA 1987 created six categories for home medical equipment reimbursement under the Medicare program. OBRA 1987 also defined whether products would be paid for on a rental or sale basis and established fixed payment rates for oxygen services as well as a 15-month rental ceiling on certain medical equipment. OBRA 1990 made new changes to Medicare reimbursement that were implemented in 1991. The substantive changes included a national standardization of Medicare rates for certain equipment categories and further reductions in amounts paid for home medical equipment rentals. In 1992, the industry experienced minimal changes in both regulation and in levels of Medicare reimbursement.

     In August 1993, Congress passed OBRA 1993, which included significant reimbursement reductions to the Medicare program through 1998. These reimbursement reductions began to take effect on January 1, 1994, and were estimated to negatively affect the home medical equipment industry by approximately $81.0 million in 1994. The specific reimbursement changes effective for fiscal 1994 relate to recategorization of certain home respiratory therapy products, coupled with a reduction in reimbursement rates for these products. Offsetting this reduction, OBRA 1993 provided a Consumer Price Index increase on certain Medicare fees, which was approximately 2.9% in 1994 and 2.5% in 1995.

INSURANCE

     The Company maintains professional liability insurance covering the negligent acts and omissions of its home health care personnel while rendering services. This policy provides coverage of $5.0 million in the aggregate or $5.0 million per occurrence for each policy year. The Company believes that the insurance which it maintains, in relation to the size of its business, is customary in the home health care industry; however, there can be no assurance that any such insurance will be adequate to cover the Company's liabilities. The Company maintains product liability insurance on all of the medical equipment, supplies and pharmaceuticals that it sells, leases or provides to its home care patients. This insurance provides coverage of $2.0 million in the aggregate or $1.0 million per occurrence for each policy year. The Company also maintains umbrella coverage in excess of its general liability insurance which provides $4.0 million in the aggregate or $4.0 million per occurrence for each policy year.

EMPLOYEES

     The retention of qualified employees is a high priority for the Company. As of May 31, 1996, the Company employed over 2,000 individuals. Management believes that the Company's employee relations are good. None of the Company's employees are represented by a labor union or other collective bargaining organization.

LEGAL PROCEEDINGS


     The Company is currently not party to any material litigation and is currently not aware of any pending or threatened litigation that could have a material adverse effect on the Company's business, financial condition, cash flow or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

              NAME                 AGE                           POSITION
- ---------------------------------  ---     ----------------------------------------------------
S. Wayne Bazzle(1)...............  60      Chairman of the Board, Chief Executive Officer and
                                           Secretary
Cheryl C. Bazzle.................  48      President, Chief Operating Officer and Director
Susan L. Belske..................  49      Vice President and Treasurer
Michael J. Foster(1)(2)..........  43      Director
Robert B. Crates(1)(2)...........  34      Director

- ---------------

(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

     Mr. Bazzle has served as the Chairman of the Board and Chief Executive Officer of the Company since the Company's incorporation in October 1989. In addition, Mr. Bazzle served as President of the Company from October 1989 to October 1991 when Cheryl C. Bazzle was elected President. From October 1985 to October 1989, Mr. Bazzle served as Chairman of the Board and Chief Executive Officer of HealthCor, Inc., a predecessor of the Company. From September 1983 to September 1985, Mr. Bazzle served as a consultant to Concepts of Care, Inc., a home health care company. Mr. Bazzle was President and Chief Executive Officer of Drum Financial Corporation, a publicly traded insurance and financial services corporation from 1976 to 1981. Prior thereto, Mr. Bazzle was employed with the Bank of Virginia, where he served as President and Chief Administrative Officer from 1973 to 1976. Mr. Bazzle is married to Cheryl C. Bazzle.

     Ms. Bazzle has served as President, Chief Operating Officer and Director since 1991. From 1989 to 1991, Ms. Bazzle served as Senior Vice President of the Company. From December 1987 to October 1989, Ms. Bazzle served in various capacities for HealthCor, Inc., a predecessor and a subsidiary of the Company, including as Senior Vice President, Chief Operating Officer and President. From September 1985 to December 1987, Ms. Bazzle served in various capacities for Concepts of Care, Inc. From September 1981 to October 1985, Ms. Bazzle operated an equipment leasing company which she founded and no longer operates. Ms. Bazzle is married to S. Wayne Bazzle.

     Ms. Belske has served as Vice President and Treasurer of the Company since April 1993. From 1987 to 1993, Ms. Belske served as Vice President and Chief Financial Officer of Nurse Finders, Inc. From 1981 to 1987, she served as Vice President and Chief Financial Officer of Kimberly Service, Inc., the predecessor to Kimberly Quality Care. Prior to 1981, Ms. Belske was employed by Ernst & Young for 11 years. Ms. Belske is a certified public accountant.

     Mr. Foster has served as a Director of the Company since October 1991 and was elected to the Board of Directors pursuant to agreements executed in connection with the purchase by RFE Investment Partners IV, L.P. ("RFE IV") of Series B Preferred Stock. Since 1989, Mr. Foster has been employed by RFE Management Corp., an investment manager of several private equity investment funds, and a general partner of RFE Associates IV, L.P. the general partner of RFE IV. Prior thereto, Mr. Foster was a partner with the law firm of O'Sullivan Graev & Karabell. Mr. Foster has previously served as a director of Community Health Systems, Inc. and ReLife, Inc. See "Certain Transactions" and "Principal and Selling Stockholders."

     Mr. Crates has served as a Director of the Company since June 1992 and was elected to the Board of Directors in connection with the purchase by LKCM Venture Partners I, Ltd., a Texas limited partnership ("LKCM Venture Partners"), of Series B Preferred Stock, as required by the purchase agreement under which the Series B Preferred Stock was sold. Since December 1995, Mr. Crates has been a principal of Crates Thompson Capital, Inc., an investment company engaged in direct investments. From May 1988 to November 1995, Mr. Crates served as a Vice President of Luther King Capital Management, an investment advisory firm. In that capacity, Mr. Crates, individually and as President of RBC Investment Corp., served as the general partner of LKCM Venture Partners I, Ltd., a stockholder of the Company which is affiliated with Luther King Capital Management. From October 1994 to January 1995, Mr. Crates concurrently served as Interim Chairman and Chief Executive Officer of Eddie Haggar Limited, Inc., a company in which LKCM Venture Partners I, Ltd. had an investment, that filed for protection under federal bankruptcy laws. See "Certain Transactions" and "Principal and Selling Stockholders."

     The Compensation Committee of the Company's Board of Directors determines the Company's executive compensation policies and practices and changes in compensation and benefits for senior management. The Compensation Committee also administers the 1996 Incentive Plan. See "-- Executive Compensation."

     The Audit Committee reviews the internal accounting procedures of the Company, consults with the Company's independent public accountants and reviews the services provided by such accountants.

BOARD COMPENSATION

     All of the members of the Board of Directors (the "Board") are reimbursed for expenses incurred in connection with their attendance at Board and Committee meetings. The Company pays each non-employee director a monthly retainer of $500, as well as a $750 fee for attending each regular or special meeting of the Board. In addition, each of the Company's new non-employee directors are eligible to receive stock options under the 1996 Incentive Plan upon their election to the Board. See "-- Stock Option Plans."

EXECUTIVE COMPENSATION

     The following table sets forth for the year ended December 31, 1995, the compensation paid by the Company to the Company's Chairman and Chief Executive Officer, President and Chief Operating Officer and the other most highly compensated executive officer (collectively, the "Named Executive Officers") whose cash compensation was in excess of $100,000:

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM
                                                   ANNUAL COMPENSATION          COMPENSATION(1)
                                             --------------------------------   ---------------
                                                                      OTHER       SECURITIES
                                                                     ANNUAL       UNDERLYING      ALL OTHER
                                                                     COMPEN-       OPTIONS/        COMPEN-
     NAME AND PRINCIPAL POSITION      YEAR   SALARY(2)   BONUS(3)   SATION(4)       SARS(#)       SATION(5)
- ------------------------------------- ----   ---------   --------   ---------   ---------------   ---------
S. Wayne Bazzle
  Chairman of the Board and Chief
  Executive Officer.................. 1995   $ 240,000   $72,000     $ 2,250        --             $ 12,060
Cheryl C. Bazzle
  President and Chief Operating
  Officer............................ 1995     200,000    60,000       2,250        --                6,591
Susan L. Belske
  Vice President & Treasurer......... 1995     120,000    15,000       1,927        --                   --

- ---------------

(1) The Company did not grant any stock options, stock appreciation rights or make any long-term incentive plan payments to any of the Named Executive Officers in 1995.

(2) Represents annual salary, including compensation deferred by the Named Executive Officers pursuant to the Company's 401(k) Plan.

(3) Represents annual bonus earned by the Named Executive Officers for the period indicated.

(4) Represents the Company's contribution to its 401(k) Plan made on behalf of the Named Executive Officers.

(5) Represents amounts paid by the Company for automobile expenses on behalf of the Named Executive Officers.

OPTIONS GRANTED DURING LAST FISCAL YEAR

     During 1995, the Company did not grant any options to any of the Named Executive Officers.

OPTION EXERCISES DURING 1995 AND OPTION VALUES AT DECEMBER 31, 1995

     The following table summarizes information regarding the value of all unexercised options at December 31, 1995 by the Named Executive Officers. No stock options were exercised by any of the Named Executive Officers during the fiscal year. The Company does not have any outstanding stock appreciation rights ("SARs").

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                       UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                          OPTIONS AT FISCAL                 OPTIONS AT FISCAL
                                                             YEAR-END(#)                       YEAR-END(1)
                        SHARES          VALUE       -----------------------------     -----------------------------
       NAME         ON EXERCISE(#)     REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- ------------------  --------------     --------     -----------     -------------     -----------     -------------
S. Wayne Bazzle...         --                --            --              --                 --              --
Cheryl C.
  Bazzle..........         --                --            --              --                 --              --
Susan L. Belske...         --                --        12,500           7,500          $ 118,550         $61,650

- ---------------

(1) Based on an assumed offering price of $13.50.

STOCK OPTION PLANS

     1996 Incentive Plan. The Company may grant officers, directors and key employees awards with respect to shares of Common Stock under the HealthCor Holdings, Inc. 1996 Long-Term Incentive Plan (the "1996 Incentive Plan"). The awards under the 1996 Incentive Plan include: (i) incentive stock options qualified as such under U.S. federal tax laws, (ii) stock options that do not qualify as incentive stock options, (iii) SARs and (iv) restricted stock awards. The 1996 Incentive Plan authorizes the issuance of 237,500 shares of Common Stock pursuant to the exercise of non-transferable options granted to participating employees. The Company has not granted any options under the 1996 Incentive Plan to any officers, directors or employees.

     The 1996 Incentive Plan is administered by the Board or a committee of the Board (the "Committee") who determines the exercise price of each option granted under the 1996 Incentive Plan. However, the exercise price for an incentive stock option must not be less than the fair market value of the Common Stock on the date of grant. Stock options may be exercised as the Committee determines but not later than ten years from the date of grant in the case of incentive stock options. At the discretion of the Committee, holders may use shares of Common Stock to pay the exercise price, including shares issuable upon exercise of the option.

     An SAR may be awarded in connection with or separate from a stock option. An SAR is the right to receive an amount in cash or stock equal to the fair market value of a share of the Common Stock on the date of exercise less the exercise price specified in the agreement governing the SAR (for SARs not granted in connection with a stock option) or the exercise price of the related stock option (for SARs granted in connection with a stock option). An SAR granted in connection with a stock option will require the holder, upon exercise, to surrender the related stock option or portion thereof relating to the number of shares for which the SAR is exercised. The surrendered stock option, or portion thereof, will then cease to be exercisable. Such an SAR is exercisable or transferable only to the extent that the related stock option is exercisable or transferable. An SAR granted independently of a stock option will be exercisable as the Committee determines. The Committee may limit the amount payable upon exercise of any SAR and such amounts may be paid in cash or stock.

     A restricted stock award is a grant of shares of Common Stock that is nontransferable or subject to risk of forfeiture until specific conditions are met. The restrictions will lapse in accordance with a schedule or other conditions as the Committee determines. During the restriction period, the holder of a restricted stock award may, in the Committee's discretion, have certain rights as a stockholder, including the right to vote the stock subject to the award or to receive dividends thereon. Restricted stock may also be issued upon exercise or settlement of options or SARs.

     An award under the 1996 Incentive Plan may have change of control features as the Committee determines. Such change of control features may provide that upon the change of control of the Company: (i) the holder of a stock option will be granted a corresponding SAR, (ii) all outstanding SARs and options will become immediately and fully vested and exercisable in full and (iii) the restriction period on any restricted stock award will be accelerated and the restrictions will expire. Outstanding options under the 1996 Incentive Plan have the provision described in the preceding clause (ii). A "change in control" of the Company means: (i) a person other than the Company, certain affiliated companies or benefit plans, or a company a majority of which is owned directly or indirectly by the stockholders of the Company becomes the beneficial owner of 50% or more of the voting power of the Company's outstanding voting securities;
(ii) a majority of the Board of Directors is not comprised of the members of the
Board of Directors at June   , 1996, and persons whose elections as directors
were approved by those directors of their approved successors; (iii) the Company merges or consolidates with another corporation or entity (whether the Company or the other entity is the survivor), or the Company and the holders of the voting securities of such other corporation or entity (or the stockholders of the Company and such other corporation or entity) participate in a securities exchange, other than a merger, consolidation or securities exchange in which the Company's voting securities are converted into or continue to represent securities having the majority of voting power in the surviving company; or (iv) the Company liquidates or sells all or substantially all of its assets, except sales to an entity having substantially the same ownership as the Company.

     If a restructuring of the Company occurs that does not constitute a change in control of the Company, the Committee may: (i) accelerate in whole or in part the time of vesting and exercisability of any outstanding stock options and SARs, in order to permit those stock options and SARs to be exercisable before, upon, or after the completion of the restructuring; (ii) grant each option holder corresponding SARs; (iii) accelerate in whole or in part the expiration of some or all of the restrictions on any restricted stock award; (iv) if the restructuring involves a transaction in which the Company is not the surviving entity, cause the surviving entity to assume in whole or in part any one or more of the outstanding awards under the 1996 Incentive Plan upon such terms and provisions as the Committee deems desirable; or (v) redeem in whole or in part any one or more of the outstanding awards (whether or not then exercisable) in consideration of a cash payment, adjusted for withholding obligations. A restructuring generally is any merger of the Company or the direct or indirect transfer of all or substantially all of the Company's assets (whether by sale, merger, consolidation, liquidation, or otherwise) in one transaction or a series of transactions.

     The options granted in 1996 under the 1996 Incentive Plan to executive officers automatically vest upon a change in control, termination of their employment with the Company by the Company without cause or termination of their employment with the Company by the officer for good reason.

     1989 Stock Option Plan. The Company's 1989 Stock Option Plan (the "1989 Stock Option Plan"), which was approved by the Board of Directors in October 1989 and subsequently amended in June 1996, provides for the issuance of Incentive and Non-Qualified Stock Options to purchase up to 387,500 shares of Common Stock of the Company. Non-Qualified Stock Options may be granted to full-time employees (including executive officers and directors other than Mr. and Ms. Bazzle) of the Company or to part-time employees or persons performing services for the Company. Incentive Stock Options may only be granted to full-time employees of the Company. Unexercised options under the 1989 Stock Option Plan are subject to adjustment if the outstanding shares of Common Stock of the Company are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities or other securities of the Company or of another corporation through a stock split, combination, reorganization, merger, consolidation or similar transaction.

     The 1989 Stock Option Plan is administered by the Board or the Committee which (i) selects the employees, officers or directors who are to be granted options, (ii) establishes the number of shares of Common Stock subject to the options, (iii) determines the exercise prices and (iv) establishes the terms, restrictions and/or conditions applicable to the options. The exercise price for an Incentive Stock Option must not be less than the fair market value of the Common Stock on the date of grant. Options granted under the 1989 Stock Option Plan vest over a three year period beginning on the date of the grant, with one-third of the options vesting and becoming exercisable on each anniversary of the grant. All options will vest automatically upon the occurrence of a change in control triggering event, which includes a consolidation or merger of the Company with or into any other entity or a sale or other transfer of substantially all of the property and assets of the Company. Options are not transferable except by the laws of devise and descent, and during an optionee's lifetime may only be exercised by the optionee.

     As of May 31, 1996, the Company has granted options to purchase 350,878 shares of Common Stock, 185,042 of which options are currently vested. The number of shares currently available for additional grants under the 1989 Stock Option Plan is 36,622.

EMPLOYEE STOCK OWNERSHIP PLAN

     The Board of Directors adopted an Employee Stock Ownership Plan ("ESOP"), effective as of April 1, 1990, for eligible employees. The ESOP is an employee stock ownership plan that is intended to satisfy the applicable qualification requirements set forth in the Code. The ESOP is designed to invest primarily in shares of the Company's Common Stock.

     Contributions of Common Stock and cash by the Company, when declared at the discretion of the Board, are allocated to the accounts of participants based on the ratio each participant's compensation for the year bears to all participants' compensation for that year. Participants are not vested in any amounts allocated to them until they have completed at least 1,000 hours of service per year for one year. After five such years, a participant is 100% vested in such amounts. Generally, a participant also will be fully vested upon attaining age 65 or in the event of total and permanent disability, death or termination of the ESOP.

     Shares of Common Stock, together with any other ESOP assets, are held by a trustee appointed by the Company. Under the ESOP, each participant has a right to direct the trustee as to the manner in which shares of Common Stock allocated to his or her account, as well as a portion of the shares of Common Stock held by the trustee pending allocation to participant accounts, are to be voted at each meeting of the Company's stockholders. Allocated shares for which no timely instructions are received will be voted by the trustee proportionally in the manner as the shares for which voting instructions were received.

     Upon termination of employment, a participant is entitled to the amounts which have been allocated to his or her account and which have become vested. If a participant dies before receiving vested benefits from the ESOP, then ESOP assets held for the participant will be distributed to the participant's beneficiary. Under the ESOP, participants and beneficiaries will receive ESOP distributions in the form of Common Stock and cash in lieu of any fractional shares. If the Common Stock is not publicly traded, a participant or beneficiary receiving a distribution of shares of Common Stock from the ESOP has a put option to require the Company to purchase the distributed shares at fair market value.

401(K) PLAN

     The Company has a defined contribution plan (the "401(k) Plan") pursuant to which employees at least 21 years of age and who have completed at least 1,000 hours of service are eligible to participate. Participants in the 401(k) Plan may contribute up to 10% of his or her pre-tax total compensation with the Company matching 25% of the participant's contributions, up to 6% of the participant's compensation. The 401(k) Plan is being modified July 1, 1996, to merge the 401(k) Plan of an acquired Company into the Company's 401(k) Plan. Eligible employees are 100% vested in their own contributions.

LIMITATION ON DIRECTORS' LIABILITY

     The Company's Amended and Restated Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases; or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

                              CERTAIN TRANSACTIONS

     In June 1992, in connection with an acquisition, the Company issued and sold an aggregate of 1,250,013 shares of Series B Preferred Stock at a price of $2.80 per share in a private placement. LKCM Venture Partners I, Ltd., a Texas limited partnership, participated in this offering at this per share price by purchasing 803,575 shares. RFE Investment Partners IV, L.P. participated in this offering at this per share price by purchasing 267,863 shares. The Company's ESOP also purchased 178,575 shares of Series B Preferred Stock at this per share price. The shares of Series B Preferred Stock owned by the ESOP were converted into shares of Common Stock in fiscal 1994.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock of as of May 31, 1996, and as adjusted to reflect the sale of the shares of Common Stock being offered by the Company and the Selling Stockholders hereby and giving effect to the Offering Related Transactions (as defined below) for: (i) each person known by the Company to own beneficially more than 5% of the outstanding shares of the Company's Common Stock; (ii) each Selling Stockholder; (iii) each executive officer and director of the Company; and (iv) all executive officers and directors of the Company as a group.

                                             SHARES BENEFICIALLY
                                                OWNED PRIOR TO       NUMBER OF      SHARES TO BE BENEFICIALLY
                                                OFFERING(1)(2)        SHARES         OWNED AFTER OFFERING(2)
                                             --------------------      BEING      -----------------------------
                                              NUMBER      PERCENT     OFFERED      NUMBER      PERCENT OF CLASS
                                             ---------    -------    ---------    ---------    ----------------
S. Wayne Bazzle(3).........................  2,600,000      39.6%          --     2,600,000          27.2%
Cheryl C. Bazzle
  5720 LBJ Freeway, Suite 550
  Dallas, Texas 75240
RFE Investment Partners IV, L.P.(4)........  2,334,828      35.6           --     2,334,828          24.4
  36 Grove Street
  New Canaan, Connecticut 06840
LKCM Venture Partners I, Ltd.(5)...........    933,044      14.2       88,800       844,244           8.8
  301 Commerce Street
  Suite 1600
  Fort Worth, Texas 76102
Shadanana P. Attaluri......................     25,000      *          25,000            --            --
C. Al Buis.................................      4,466      *           4,466            --            --
Breck Ray..................................     44,641      *           4,500        40,141        *
William G. Ritter..........................    125,000       1.9      125,000            --            --
Paul T. Stoffel............................     22,319      *           2,234        20,085        *
Susan L. Belske(6).........................     12,500      *              --        12,500        *
Michael J. Foster(7).......................  2,334,828      35.6           --     2,334,828          24.4
Robert B. Crates(8)........................    933,044      14.2       88,800       844,244           8.8
All directors and officers as a group (5
  persons).................................  5,880,372      89.6%      88,800     5,791,572          60.6%

- ---------------

 *  Less than 1%.
(1) Includes shares of Common Stock which an individual has a right to acquire upon exercise of options or warrants within 60 days of March 31, 1996. Such shares are deemed to be outstanding for the purpose of computing the percentage ownership of the individual holding such shares, but are not deemed outstanding for purposes of computing the percentage of any other person shown on the table.
(2) The number of shares of Common Stock deemed outstanding prior to this offering includes shares issuable upon conversion of the Series A Preferred Stock and the Series B Preferred Stock. The number of shares of Common Stock deemed outstanding after this offering includes 3,000,000 shares being offered for sale by the Company in this offering.
(3) Of the shares indicated, 1,175,000 shares are owned by S. Wayne Bazzle, 1,175,000 shares are owned by Cheryl C. Bazzle and 250,000 shares are owned by the John Bradley Bazzle Trust (the "Trust"). S. Wayne Bazzle and Cheryl
     C. Bazzle serve as trustees of the Trust. Each of Mr. and Ms. Bazzle disclaim beneficial ownership of the shares owned by the other and the Trust.
(4) In the event the Underwriters' over-allotment option is exercised in full, RFE Investment Partners will sell 176,300 shares of the 487,500 additional shares sold solely to cover over-allotments. If such shares are sold by RFE Investment Partners pursuant to an exercise of such option, RFE Investment Partners will own 2,158,528 shares, or 21.9%, of the total shares of Common Stock outstanding upon the closing of this offering and upon the closing of the sale of the additional shares subject to the over-allotment option.
(5) In the event the Underwriters' over-allotment option is exercised in full, LKCM Venture Partners will sell 11,200 shares of the 487,500 additional shares sold solely to cover over-allotments. If such shares are sold by LKCM Venture Partners pursuant to an exercise of such option, LKCM Venture Partners will own 833,044 shares, or 8.5%, of the total shares of Common Stock outstanding upon the closing of this offering and upon the closing of the sale of the additional shares subject to the over-allotment option.
(6) Represents shares issuable upon exercise of stock options which are vested or will be vested prior to July 31, 1996.
(7) Michael J. Foster disclaims beneficial ownership of the shares held of record by RFE Investment Partners except to the extent of his direct partnership interest in RFE Investment Partners.
(8) Robert B. Crates disclaims beneficial ownership of the shares held of record by LKCM Venture Partners except to the extent of his direct partnership interest in LKCM Venture Partners.

                          DESCRIPTION OF CAPITAL STOCK

     Upon the consummation of this offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $.01 par value, and 10,000,000 shares of preferred stock, $.01 par value (the "Preferred Stock").

COMMON STOCK

     Each holder of Common Stock is entitled to one vote for each share held. There is no provision in the Company's Amended and Restated Certificate of Incorporation for cumulative voting with respect to the election of directors. Accordingly, the holders of more than 50% of the total voting power of the Common Stock may, if they choose to do so, could elect all of the directors of the Company. The holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share in the Company's assets remaining after the payment of liabilities and after the satisfaction of the liquidation preference granted to the holders of any outstanding shares of Preferred Stock. The shares of Common Stock have no preemptive or conversion rights, redemption rights or sinking fund provisions and are not subject to calls, assessments or rights of redemption by the Company. The outstanding shares of Common Stock are, and the shares being offered hereby will be, upon issuance and sale, duly authorized, validly issued, fully-paid and nonassessable.

     As of May 31, 1996, after giving effect to the Offering Related Transactions, there were 6,554,600 shares of Common Stock outstanding and held of record by 12 stockholders. After giving effect to the issuance of 3,000,000 shares of Common Stock to be sold by the Company in this offering, the conversion of all of the outstanding shares of Series A Preferred Stock and Series B Preferred Stock and the exercise of warrants to purchase 150,000 shares of Common Stock, there will be 9,554,600 shares of Common Stock outstanding after the offering.

PREFERRED STOCK

     The Board is authorized, without further action by the Company's stockholders, to issue Preferred Stock, from time to time, in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Board may determine, including dividend, conversion, redemption and liquidation rights and preferences. Upon the closing of this offering, there will be no shares of Preferred Stock outstanding. The issuance of shares of Preferred Stock under certain circumstances could have the effect of delaying or preventing a change in control of the Company or other corporate actions. See "-- Provisions with Potential Anti-Takeover Effect."

WARRANTS

     In connection with an acquisition completed on June 1, 1992, the Company issued Warrants to purchase an aggregate of 150,000 shares of Common Stock at a price of $2.00 per share, exercisable in whole or in part in increments of 1,000 at any time. These Warrants expire June 1, 1997. Unexercised Warrants, and the exercise price thereof, are subject to adjustment if the Company issues Common Stock for a consideration per share less than the exercise price (subject to certain exceptions) or if there is a subdivision or consolidation of the Company's Common Stock, the payment of a stock dividend or other increase or decrease in the number of shares of Common Stock outstanding, and the Company does not receive compensation therefor. In addition, the number and type of securities subject to a Warrant are subject to adjustment if the Company is party to a merger or consolidation. The provisions of the Warrant Agreement relating to adjustment to the exercise price and number of shares for which such Warrants are exercisable terminate in the event of the consummation of a public offering of the Company's Common Stock which results in aggregate gross cash proceeds to the Company of not less than $7,500,000 at a net offering price of not less than $14.14 per share. The holders of the Warrants are entitled to certain registration rights with respect to the Common Stock issued upon the exercise thereof. See "Management -- Principal and Selling Stockholders."

     In connection with an acquisition completed on November 16, 1994, the Company issued Warrants to purchase up to 25,000 shares of Common Stock at the exercise of $4.00 per share, exercisable at any time in whole or in part. These Warrants expire on November 1, 1999. Unexercised Warrants, and the exercise price thereof, are subject to adjustment upon a subdivision, consolidation or reclassification of the Company's Common Stock or a declaration of a stock dividend. Additionally, the number and type of securities subject to a Warrant are subject to adjustment if the Company is party to a merger, sale or consolidation.

REGISTRATION RIGHTS

     The Company has entered into an agreement with certain existing holders of 3,179,072 shares of Common Stock pursuant to which: (i) those holders that formerly represented at least a majority of interest in the Series A Preferred Stock (the "Former Series A Holders"); or (ii) those holders that formerly represented at least a majority of interest in the Series B Preferred Stock (the "Former Series B Holders") may cause the Company to file a registration statement under the Securities Act of 1933 (the "Securities Act") covering the shares of Common Stock owned by them. Additionally, upon receipt of notice of a request to register such shares of Common Stock by such holders or in the event the Company proposes to register any of its shares of Common Stock under the Securities Act for its own account, all Former Series A Holders and Former Series B Holders will be entitled to require the Company to include all, or a portion of, their shares in such registration, subject to certain conditions and restrictions. Generally, all fees, costs and expenses (other than underwriting discounts and commissions) will be borne by the Company.

PROVISIONS WITH POTENTIAL ANTI-TAKEOVER EFFECT

     Certain provisions of the Company's Amended and Restated Certificate of Incorporation, Delaware law, the Company's 1996 Incentive Plan and the employment agreements and indemnification agreements of certain executive officers and directors of the Company summarized in the following paragraphs may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in that stockholder's best interests, including attempts that might result in a premium over the market price to be paid for the shares held by stockholders.

  Amended and Restated Certificate of Incorporation

     Pursuant to the Company's Amended and Restated Certificate of Incorporation, the Company's Board by resolution may issue additional shares of Common Stock or establish one or more classes or series of Preferred Stock having the number of shares, designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the Board fixes without stockholder approval. Any additional issuance of Common Stock or designation of rights, preferences, privileges and limitations with respect to Preferred Stock could have the effect of impeding or discouraging the acquisition of control of the Company by means of a merger, tender offer, proxy contest, or otherwise, and thereby protect the continuity of the Company's management. Specifically, if, in the due exercise of its fiduciary obligations, the Board were to determine that a takeover proposal was not in the Company's best interest, such shares could be issued by the Board without stockholder approval in one or more transactions that might prevent, or make more difficult or costly, the completion of the proposed takeover transaction by diluting the voting or other rights of the proposed acquirer or insurgent stockholder group, by putting a substantial voting block in institutional or other hands that might undertake to support the position of the incumbent Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise.

     In addition, the Company's Amended and Restated Certificate of Incorporation prohibits stockholder action by written consent in lieu of a meeting. As a result, stockholder action can be taken only at an annual or special meeting of stockholders. This prevents the holders of a majority of the voting stock of the Company from using the written consent procedure to take stockholder action without giving all of the stockholders of the Company entitled to vote on action the opportunity to participate in determining the proposed action.

INDEMNIFICATION OF CERTAIN PERSONS

     Upon the closing of this offering, the Company intends to enter into indemnification agreements with each of its executive officers and directors. Pursuant to these agreements, the Company will, to the extent permitted under applicable law, indemnify these persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they are, or were, officers or directors of the Company or that they assumed certain responsibilities at the direction of the Company. In addition, the Company's Certificate of Incorporation provides for certain limitations on directors' liability. See "Management -- Limitations on Directors' Liability."

OFFERING RELATED TRANSACTIONS

     Concurrently with the closing of this offering, the following transactions (the "Offering Related Transactions") will be consummated: (i) all of the 2,000,000 outstanding shares of the Company's Series A Convertible Preferred Stock will be converted into an equal number of shares of Common Stock of the Company; (ii) all of the 1,071,438 outstanding shares of Series B Convertible Preferred Stock will be converted into 1,339,297 shares of Common Stock of the Company; and (iii) Warrants to purchase 150,000 shares of Common Stock will be exercised at an exercise price of $2.00 per share.

DELAWARE ANTI-TAKEOVER STATUTE

     The Company is subject to Section 203 of the Delaware General Corporation Law which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Company's Common Stock is Chemical Mellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the closing of this offering, the Company will have an aggregate of 9,554,600 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option and no exercise of outstanding options or Warrants). Of these shares, the 3,250,000 shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act ("Rule 144"), may generally only be sold in compliance with the limitations of Rule 144 described below.

SALES OF RESTRICTED SHARES

     The remaining 6,304,600 shares of Common Stock (the "Restricted Shares") held by existing stockholders were sold by the Company in reliance on exemptions from the registration requirements of the Securities Act and are thus treated as "restricted" securities under Rule 144. As of the Effective Date, approximately 6,087,518 of the Restricted Shares are eligible for sale in the public market in reliance on Rule 144(k) under the Securities Act; 5,779,072 of these shares, however, are subject to the lock-up arrangements described below (the "Lock-up Arrangements"). Beginning 90 days after the Effective Date, approximately 87,500 additional Restricted Shares will become eligible for sale in the public market, pursuant to Rule 144 and Rule 701 under the Securities Act. Beginning 180 days after the Effective Date, upon the expiration of the Lock-up Arrangements, approximately 6,087,518 shares in the aggregate will become eligible for sale in the public market, subject to the provisions of Rule 144 and Rule 701. The Commission has proposed an amendment to Rule 144 which would reduce the holding period from two years to one year for shares subject to Rule 144 to become eligible for sale in the public market. If this proposal were adopted, an additional 89,583 shares would become eligible for sale to the public 180 days after the Effective Date.

     Any employee, officer or director of or consultant to the Company who purchased shares pursuant to a written compensatory plan or contract is entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits non-affiliates to sell their Rule 701 shares without having to comply with Rule 144's holding period restrictions, in each case commencing 90 days after the Effective Date.

     In general, under Rule 144, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities within the meaning of Rule 144 for at least two years would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of the Company's Common Stock (approximately 95,546 shares) or the average weekly trading volume of the Company's Common Stock on Nasdaq during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least three years, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Prior to this offering, there has been no public market for the Common Stock, and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the offering. Any future sale of substantial amounts of Common Stock in the public market may adversely affect the market price of the Common Stock offered hereby.

OPTIONS

     As of May 31, 1996, options to purchase a total of 350,878 shares of Common Stock were outstanding, of which options to purchase 185,042 shares were then exercisable; 12,500 shares issuable pursuant to stock options are subject to certain lock-up arrangements.

     Prior to this offering, there has not been any public market for the Common Stock of the Company. Further sales of substantial amounts of Common Stock in the open market may adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities.

LOCK-UP ARRANGEMENTS

     All directors, officers and certain other stockholders, who hold in the aggregate 5,779,072 shares of Common Stock and options to purchase 12,500 shares of Common Stock, have agreed that they will not, without the prior written consent of the Representatives, sell or otherwise dispose of any shares of Common Stock or options to acquire shares of Common Stock during the 180-day period following the Effective Date.

     Certain stockholders have the right to cause the Company to register the sale of their shares under the Securities Act. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters"), through their Representatives, Alex. Brown & Sons Incorporated and Bear, Stearns & Co. Inc., have severally agreed to purchase from the Company and the Selling Stockholders the following respective numbers of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus:

                                                                                    NUMBER OF
                                   UNDERWRITER                                       SHARES
- ----------------------------------------------------------------------------------  ---------
Alex. Brown & Sons Incorporated...................................................
Bear, Stearns & Co. Inc...........................................................
                                                                                    ---------
Total.............................................................................  3,250,000
                                                                                     ========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all shares of the Common Stock offered hereby if any of such shares are purchased.

     The Company and the Selling Stockholders have been advised by the Representatives of the Underwriters that the Underwriters propose to offer the shares of Common Stock to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price
less a concession not in excess of $          per share. The Underwriters may
allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the initial public offering, the offering price and other selling terms may be changed by the Representatives of the Underwriters.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus, to purchase up to 487,500 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of shares of Common Stock to be purchased by it shown in the above table bears to 3,250,000, and the Company and certain Selling Stockholders will be obligated, pursuant to the option, to sell such shares to the Underwriters. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of Common Stock offered hereby. If purchased, the Underwriters will offer such additional shares on the same terms as those on which the 3,250,000 shares are being offered.

     The Company and the Selling Stockholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     The Company, its executive officers, directors and certain stockholders have agreed that, subject to certain exceptions, they will not, for a period of 180 days after the date of this Prospectus, sell, offer to sell, contract to sell or otherwise dispose of any of their shares of Common Stock (except for sales described in or contemplated by this Prospectus) or any other securities of the Company without the prior written consent of the Representatives of the Underwriters.

     The Representatives of the Underwriters have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.

     Prior to this offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price for the Common Stock has been determined by negotiation between the Company and the Representatives of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the results of operations of the Company in recent periods, the market capitalizations and stages of development of other companies which the Company and the Representatives of the Underwriters believed to be comparable to the Company, estimates of the business potential of the Company, the present state of the Company's development and other factors deemed relevant.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by Vinson & Elkins L.L.P., Dallas, Texas. Certain legal matters will be passed on for the Underwriters by Akin, Gump, Strauss, Hauer and Feld, L.L.P., Dallas, Texas.

                                    EXPERTS

     The audited financial statements and schedule of the Company as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995; the audited combined financial statements of Specialty Med-Equip, Inc., Superior Med-Equip, Inc. and Cross Timbers Visiting Nurses, Inc. for the year ended December 31, 1994; the audited combined financial statements of C. Edward Elsey d/b/a A.M. Medical and Discount Medical Equipment Company for the year ended December 31, 1994; the audited combined financial statements of Colorado I.V. Associates, Inc. and Specialized Nursing Services, Inc. for the year ended December 31, 1994; the audited consolidated financial statements of RTA HomeCare, Inc. and Subsidiary for the years ended December 31, 1993 and 1994; and the audited financial statements of Home Hospital Equipment, Inc. for the year ended December 31, 1994, included in this Prospectus and elsewhere in the Registration Statement to the extent and for the years indicated in their reports have been audited by Arthur Andersen LLP, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited combined financial statements of I Care of Arkansas, Inc. and Affiliate as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994 and 1995 and the audited financial statements of I Care, Inc. d/b/a I Care Health Services as of March 31, 1995 and 1996 and for the years ended March 31, 1994, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement to the extent and for the years indicated in their reports have been audited by Bell & Company, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements of Physician Home Health Network, Inc. for the ten months ended October 31, 1994 included in this Prospectus and elsewhere in the Registration Statement to the extent and for the period indicated in their report have been audited by Ift & Barber, Chartered, independent public accountants and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which is a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement and the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street N.W., Washington, D.C. 20549, or obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, upon payment of the fees prescribed by the Commission. Such documents may also be obtained through the Web Site maintained by the Commission at http://www.sec.gov. The summaries in this Prospectus of additional information included in the Registration Statement or any exhibit thereto are qualified in their entirety by reference to such information or exhibit.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES
  Report of Independent Public Accountants............................................  F-3
  Consolidated Balance Sheets as of December 31, 1994 and 1995........................  F-4
  Consolidated Statements of Income for the Years Ended December 31, 1993, 1994, and
     1995.............................................................................  F-5
  Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
     1993, 1994, and 1995.............................................................  F-6
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993, 1994,
     and 1995.........................................................................  F-7
  Notes to Consolidated Financial Statements..........................................  F-8
  Condensed Consolidated Balance Sheet as of March 31, 1996 (Unaudited)...............  F-18
  Condensed Consolidated Statements of Income for the Three Months Ended March 31,
     1995 and 1996 (Unaudited)........................................................  F-19
  Condensed Consolidated Statements of Cash Flows for the Three Months Ended March 31,
     1995 and 1996 (Unaudited)........................................................  F-20
  Notes to Condensed Consolidated Financial Statements (Unaudited)....................  F-21
HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES -- ACQUISITIONS
I CARE OF ARKANSAS, INC. AND AFFILIATE
  Independent Auditors' Report........................................................  F-23
  Combined Balance Sheets as of December 31, 1994 and 1995............................  F-24
  Combined Statements of Income for the Years Ended December 31, 1993, 1994, and
     1995.............................................................................  F-25
  Combined Statements of Retained Earnings for the Years Ended December 31, 1993,
     1994, and 1995...................................................................  F-26
  Combined Statements of Cash Flows for the Years Ended December 31, 1993, 1994, and
     1995.............................................................................  F-27
  Notes to Combined Financial Statements..............................................  F-28
I CARE, INC. D/B/A I CARE HEALTH SERVICES
  Independent Auditors' Report........................................................  F-31
  Balance Sheets as of March 31, 1995 and 1996........................................  F-32
  Statements of Income for the Years Ended March 31, 1994, 1995, and 1996.............  F-33
  Statements of Retained Earnings for the Years Ended March 31, 1994, 1995, and
     1996.............................................................................  F-34
  Statements of Cash Flows for the Years Ended March 31, 1994, 1995, and 1996.........  F-35
  Notes to Financial Statements.......................................................  F-36
SPECIALTY MED-EQUIP, INC., SUPERIOR MED-EQUIP, INC., AND CROSS TIMBERS VISITING
  NURSES, INC.
  Report of Independent Public Accountants............................................  F-40
  Combined Statement of Income for the Year Ended December 31, 1994...................  F-41
  Combined Statement of Retained Earnings for the Year Ended December 31, 1994........  F-42
  Combined Statement of Cash Flows for the Year Ended December 31, 1994...............  F-43
  Notes to Combined Financial Statements..............................................  F-44
C. EDWARD ELSEY D/B/A A. M. MEDICAL AND DISCOUNT MEDICAL EQUIPMENT COMPANY
  Report of Independent Public Accountants............................................  F-46
  Combined Statement of Income for the Year Ended December 31, 1994...................  F-47
  Combined Statement of Owner's Equity for the Year Ended December 31, 1994...........  F-48
  Combined Statement of Cash Flows for the Year Ended December 31, 1994...............  F-49
  Notes to Combined Financial Statements..............................................  F-50

                                                                                        PAGE
                                                                                        ----
COLORADO I.V. ASSOCIATES, INC. AND SPECIALIZED NURSING SERVICES, INC.
  Report of Independent Public Accountants............................................  F-52
  Combined Statement of Income for the Year Ended December 31, 1994...................  F-53
  Combined Statement of Retained Earnings for the Year Ended December 31, 1994........  F-54
  Combined Statement of Cash Flows for the Year Ended December 31, 1994...............  F-55
  Notes to Combined Financial Statements..............................................  F-56
RTA HOMECARE, INC. AND SUBSIDIARY
  Report of Independent Public Accountants............................................  F-58
  Consolidated Statements of Income for the Years Ended December 31, 1993 and 1994....  F-59
  Consolidated Statements of Shareholders' Equity for the Years Ended December 31,
     1993 and 1994....................................................................  F-60
  Consolidated Statements of Cash Flows for the Years Ended December 31, 1993 and
     1994.............................................................................  F-61
  Notes to Consolidated Financial Statements..........................................  F-62
HOME HOSPITAL EQUIPMENT, INC.
  Report of Independent Public Accountants............................................  F-64
  Statement of Income and Retained Earnings for the Year Ended December 31, 1994......  F-65
  Statement of Cash Flows for the Year Ended December 31, 1994........................  F-66
  Notes to Financial Statements.......................................................  F-67
PHYSICIANS HOME HEALTH NETWORK, INC.
  Report of Independent Public Accountants............................................  F-69
  Statement of Operations and Retained Deficit for the Ten Months Ended October 31,
     1994.............................................................................  F-70
  Statement of Cash Flows for the Ten Months Ended October 31, 1994...................  F-71
  Notes to Financial Statements.......................................................  F-72
PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  Unaudited Pro Forma Financial Statements Headnote...................................  P-1
  Unaudited Pro Forma Condensed Consolidated Statement of Income for the Year Ended
     December 31, 1995................................................................  P-2
  Unaudited Pro Forma Condensed Consolidated Statement of Income for the Three Months
     Ended March 31, 1996.............................................................  P-3
  Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996.......  P-4
  Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements............  P-5

Upon the approval by the Company's Board of Directors of the 5-for-2 stock split and increases in the number of authorized preferred and common shares discussed in paragraph 3 of Note 13 to the Company's consolidated financial statements, we expect to be in a position to render the following audit report.

                                            ARTHUR ANDERSEN LLP

June 11, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors,
HealthCor Holdings, Inc.:

We have audited the accompanying consolidated balance sheets of HealthCor Holdings, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthCor Holdings, Inc. and subsidiaries as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  March 29, 1996, except as to
  paragraph 3 in Note 13, for
  which the date is June   , 1996

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1994            1995
                                                                    -----------     -----------
Current assets:
  Cash and cash equivalents.......................................  $3,774,848..    $ 1,627,940
  Accounts receivable, net of allowance for doubtful accounts of
     $1,285,000 and $2,056,000 in 1994 and 1995, respectively.....    4,574,598      11,465,655
  Supplies inventory..............................................      726,123       1,709,355
  Prepaid expenses and other......................................      571,388       1,456,958
  Income taxes receivable.........................................       15,106         --
  Deferred income taxes...........................................      806,820       2,003,328
                                                                    -----------     -----------
          Total current assets....................................   10,468,883      18,263,236
Property and equipment, net of accumulated depreciation of
  $3,742,518 and $7,946,627, respectively.........................    3,880,317      11,054,255
Excess of cost of acquired businesses over fair values of net assets
  acquired, net...................................................   10,107,673      23,220,167
Other assets......................................................       47,113          35,290
                                                                    -----------     -----------
          Total assets............................................  $24,503,986     $52,572,948
                                                                    ===========     ===========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accrued ESOP contribution.......................................  $ 1,501,291     $ 1,477,915
  Accrued payroll and related expenses............................    4,401,400       4,836,735
  Accounts payable and accrued expenses...........................    1,376,087       4,456,489
  Estimated settlements with third-party payors...................      280,450         322,566
  Line of credit payable..........................................      --            2,475,000
  Current portion of long-term debt...............................    1,284,503       4,256,973
  Current portion of capital lease obligations....................      328,873         862,505
  Income taxes payable............................................      --            1,311,920
                                                                    -----------     -----------
          Total current liabilities...............................    9,172,604      20,000,103
Deferred income taxes and other...................................      157,092       2,905,809
Long-term debt....................................................    2,501,411      10,668,632
Capital lease obligations.........................................      258,770       1,596,604
                                                                    -----------     -----------
          Total liabilities.......................................   12,089,877      35,171,148
Commitments and contingencies
Redeemable Convertible Preferred Stock, $.01 par value, 10,000,000 shares authorized
  Series A Preferred Stock, 2,000,000 shares issued and
     outstanding, redemption and liquidation values of
     $4,079,726...................................................       20,000          20,000
  Series B Preferred Stock, 1,071,438 shares issued and
     outstanding, redemption and liquidation values of
     $4,075,035...................................................       10,714          10,714
  Additional paid-in capital on Series A and B Preferred Stocks...    5,309,100       5,309,100
Stockholders' equity:
  Common stock, $.01 par value, 40,000,000 shares authorized;
     2,935,720 and 3,062,803 shares issued and outstanding in 1994
     and 1995, respectively.......................................       29,357          30,628
  Additional paid-in capital......................................    1,068,234       2,471,129
  Retained earnings...............................................    5,976,704       9,560,229
                                                                    -----------     -----------
          Total stockholders' equity..............................    7,074,295      12,061,986
                                                                    -----------     -----------
          Total liabilities and stockholders' equity..............  $24,503,986     $52,572,948
                                                                    ===========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                      -------------------------------------------
                                                         1993            1994            1995
                                                      -----------     -----------     -----------
Net revenues........................................  $60,096,700     $57,151,154     $81,557,284
Operating expenses:
  Compensation and related benefits.................   41,530,959      38,893,904      49,724,055
  General and administrative........................   12,977,724      12,072,232      21,272,118
  Depreciation and amortization.....................    1,181,169       1,439,751       2,299,357
  Provision for doubtful accounts...................    1,317,485       1,115,705       1,488,885
                                                      -----------     -----------     -----------
                                                       57,007,337      53,521,592      74,784,415
Income from operations..............................    3,089,363       3,629,562       6,772,869
Other income (expense):
  Interest income...................................        7,142          61,345         162,283
  Interest expense..................................     (434,149)       (304,953)     (1,149,260)
                                                      -----------     -----------     -----------
                                                         (427,007)       (243,608)       (986,977)
Income before income taxes..........................    2,662,356       3,385,954       5,785,892
Provision for income taxes..........................    1,129,825       1,359,398       2,202,367
                                                      -----------     -----------     -----------
Net income..........................................  $ 1,532,531     $ 2,026,556     $ 3,583,525
                                                      ===========     ===========     ===========
Net income per common share.........................  $       .24     $       .31     $       .55
                                                      ===========     ===========     ===========
Weighted average common shares outstanding..........    6,402,848       6,489,563       6,545,615
                                                      ===========     ===========     ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                            COMMON STOCK       ADDITIONAL
                                         -------------------    PAID-IN      RETAINED
                                          SHARES     AMOUNT     CAPITAL      EARNINGS       TOTAL
                                         ---------   -------   ----------   ----------   -----------
Balance, December 31, 1992.............  2,600,000   $26,000   $  393,109   $2,417,617   $ 2,836,726
  Exercise of options..................     25,000       250       19,750       --            20,000
  Issuance of common stock to ESOP.....     87,500       875      655,375       --           656,250
  Net income...........................     --         --          --        1,532,531     1,532,531
                                         ---------   -------   ----------   ----------   -----------
Balance, December 31, 1993.............  2,712,500    27,125    1,068,234    3,950,148     5,045,507
  Conversion of Series B preferred
     stock to common stock.............    223,220     2,232       --                          2,232
  Net income...........................     --         --          --        2,026,556     2,026,556
                                         ---------   -------   ----------   ----------   -----------
Balance, December 31, 1994.............  2,935,720    29,357    1,068,234    5,976,704     7,074,295
  Issuance of common stock to ESOP.....    125,000     1,250    1,398,750       --         1,400,000
  Purchases of common stock............      2,083        21        4,145       --             4,166
  Net income...........................     --         --          --        3,583,525     3,583,525
                                         ---------   -------   ----------   ----------   -----------
Balance, December 31, 1995.............  3,062,803   $30,628   $2,471,129   $9,560,229   $12,061,986
                                         =========   =======   ==========   ==========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                            1993          1994           1995
                                                         -----------   -----------   ------------
Cash flows from operating activities:
  Net income...........................................   $1,532,531    $2,026,556    $ 3,583,525
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.....................    1,181,169     1,439,751      2,299,357
     Loss on disposition of leased assets..............       51,207        14,299         61,784
     Changes in operating assets and liabilities, net
       of acquired businesses:
       Accounts receivable, net........................     (724,966)    3,306,421     (4,790,507)
       Supplies inventory..............................       31,618        80,685        109,842
       Prepaid expenses and other......................       83,699      (228,140)      (688,745)
       Deferred income taxes...........................     (378,521)      490,437     (1,184,566)
       Accrued ESOP contribution.......................     (462,352)    1,497,242        (23,376)
       Third-party payor settlement....................      875,799    (1,745,349)        42,116
       Accounts payable and accrued expenses...........      503,103       (18,696)     2,982,865
       Income taxes payable/receivable.................     (941,727)     (422,957)       919,447
       Deferred income taxes and other.................      132,808      (180,443)     2,455,717
                                                          ----------    ----------    -----------
          Net cash provided by operating activities....    1,884,368     6,259,806      5,767,459
                                                          ----------    ----------    -----------
Cash flows from investing activities:
  Payments for business acquisitions, net of cash
     acquired..........................................     (297,346)   (2,745,689)   (17,458,780)
  Additions to property and equipment..................   (1,957,194)     (866,001)    (7,179,800)
                                                          ----------    ----------    -----------
          Net cash used in investing activities........   (2,254,540)   (3,611,690)   (24,638,580)
                                                          ----------    ----------    -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt.............      712,135     3,287,698     47,660,981
  Payments on long-term debt...........................   (1,129,044)   (1,603,333)   (32,340,934)
  Issuance of common stock.............................      676,250       --           1,404,166
  Proceeds from loans from related parties.............       72,148       --             --
  Payments on loans from related parties...............     (945,597)   (1,063,854)       --
                                                          ----------    ----------    -----------
          Net cash provided by (used in) financing
            activities.................................     (614,108)      620,511     16,724,213
                                                          ----------    ----------    -----------
Net increase (decrease) in cash and cash equivalents...     (984,280)    3,268,627     (2,146,908)
Cash and cash equivalents, beginning of period.........    1,490,501       506,221      3,774,848
                                                          ----------    ----------    -----------
Cash and cash equivalents, end of period...............   $  506,221    $3,774,848    $ 1,627,940
                                                          ==========    ==========    ===========
Supplemental disclosure of cash flow information:
  Debt issued in acquisitions..........................   $  --         $  857,241    $ 1,567,321
  Liabilities and debt assumed in acquisitions.........       81,453       217,441        566,340
  Issuance of capital lease obligation.................      387,000       172,000      2,530,000
  Interest paid........................................      433,000       315,000        828,000
  Income taxes paid....................................    2,317,000     1,481,000      1,826,000

  The accompanying notes are an integral part of these consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1993, 1994, AND 1995

1. GENERAL:

  Organization

     HealthCor Holdings, Inc., a Delaware corporation, and subsidiaries (the "Company") commenced operations in October 1989, and provide home healthcare services to patients including nursing, respiratory therapy, infusion therapy, and medical equipment. The Company has operations in Arizona, Colorado, Kansas, Missouri, Oklahoma, Texas, New Mexico, and Arkansas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation and Presentation

     The consolidated financial statements of the Company include the accounts of HealthCor Holdings, Inc. and its wholly owned subsidiaries, HealthCor, Inc. (HealthCor), HealthCor Oxygen & Medical Equipment, Inc. (HOME), HealthCor Pharmacy, Inc., Physicians Home Health Network, Inc., and HealthCor Rehabilitation Services, Inc. All significant intercompany transactions and accounts have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Supplies Inventory

     Inventories are stated at the lower of cost (first-in, first-out method) or market and consist primarily of medical supplies sold directly to patients for use in their homes.

  Property and Equipment

     Property and equipment are stated at cost or fair market value at the acquisition date (see Note 4). The cost of equipment held under capital leases is equal to the lower of the net present value of the minimum lease commitments or the fair value of the leased property at the inception of the lease (see Note
7). Property and equipment is depreciated using the straight-line method over the following useful lives:

                                                                              YEARS
                                                                             -------
        Furniture and equipment............................................  10 - 15
        Transportation equipment...........................................     4
        Computer equipment.................................................     5
        Leasehold improvements.............................................     3

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

  Excess of Costs of Acquired Businesses Over the Fair Values of Assets Acquired

     The value of excess cost of acquired businesses over the fair values of assets acquired (goodwill) is recorded at the dates of acquisition. Goodwill is being amortized on a straight-line basis over a 40-year period in accordance with the provisions of APB No. 17. Accumulated amortization at December 31, 1994 and 1995, was approximately $717,000 and $1,186,000, respectively.

     The Company reviews the carrying value of goodwill at least annually on a market-by-market basis to determine if facts and circumstances exist which would suggest that goodwill may be impaired or that the amortization period needs to be modified. Among the factors the Company considers in making the evaluation are changes in the Company's market position, reputation, profitability and geographic penetration. If indicators are present which may indicate impairment is probable, the Company will prepare a projection of the undiscounted cash flows of the specific market and determine if goodwill is recoverable based on these undiscounted cash flows. If impairment is indicated, then an adjustment will be made to reduce the carrying amount of the goodwill to their fair value. The Company does not expect the adoption of Statement of Financial Accounting Standards (SFAS) No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" to have a material impact on its financial condition or results of operations.

  Income Taxes

     Deferred income taxes (receivable) provide for temporary differences between the financial statement and income tax basis of assets and liabilities in accordance with SFAS No. 109 "Accounting for Income Taxes."

  Net Income Per Common Share

     Net income per common share (both primary and fully diluted) has been computed by dividing net income by the weighted average number of equivalent common shares outstanding each year. The Company has treated the redeemable convertible preferred stocks as common stock equivalents for purposes of computing net income per common share. Accordingly, historical and pro forma net income per common share amounts are equal. (See Note 13)

     Pursuant to the requirements of the Securities and Exchange Commissions for the purposes of computing net income per common share for the three years ended December 31, 1995, the Company has treated the options granted and common stock issued during the twelve months immediately preceding the filing of the initial public offering as if they had been outstanding for all periods presented, using the treasury stock method.

     The Company plans to adopt Statement of Financial Accounting Standards No. 123 ("SFAS No. 123"), "Accounting for Stock-Based Compensation," effective January 1, 1996. SFAS No. 123 allows companies adopting the pronouncement to either change the actual accounting methods for stock based compensation in the financial statements or to disclose certain pro forma results of operations as if the pronouncement had been adopted in the financial statements. The Company plans to disclose pro forma information in the footnotes to the financial statements. As a result, the adoption of SFAS 123 will have no effect on the consolidated financial statements.

  Net Revenues and Estimated Settlements with Third-Party Payors

     Revenues are recognized on the date services and related products are provided to patients and are recorded at estimated net realizable amounts from patients, third-party payors, and others for services rendered. For the years ended December 31, 1993, 1994, and 1995, approximately 70% of net patient service revenues were derived under federal third-party reimbursement programs which are based on cost reimburse-

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES ment and case payment principles. These revenues are subject to audit and retroactive adjustment by the respective third-party fiscal intermediary. In the opinion of management, retroactive adjustments, if any, will not be material to the financial position or results of operations of the Company. Settlements based on third-party reimbursement program audits are recorded in the year they become known.

3. ACCRUED PAYROLL AND RELATED EXPENSES:

     Accrued payroll and related expenses consisted of the following:

                                                                     1994           1995
                                                                  ----------     ----------
    Salaries....................................................  $2,134,199     $2,391,660
    Workers' compensation.......................................     795,288        853,018
    Other.......................................................   1,471,913      1,592,057
                                                                  ----------     ----------
                                                                  $4,401,400     $4,836,735
                                                                  ==========     ==========

4. ACQUISITIONS:

  1995 Acquisitions

     On January 1, 1995, the Company acquired, in separate transactions, for $3,675,000 in cash, $254,000 in deferred payments, and $400,000 in debt, the net assets of Home Hospital Equipment, Inc. and Medi-Networks, Inc. Both are respiratory therapy companies located in Texas, specializing in providing home medical and respiratory equipment and supplies to patients.

     On June 30, 1995, the Company acquired, in separate transactions, for $1,870,000 in cash and $546,000 in debt, the net assets of McDuffie's Rentals, Inc. and Southwest Professional Registry, Inc. Both respiratory therapy companies are located in Texas, specializing in providing home respiratory equipment and supplies.

     On July 31, 1995, the Company acquired for $6,400,000 in cash and $1,000,000 in debt, the net assets of RTA Homecare and Subsidiaries (RTA). RTA, located in Arizona, is a respiratory therapy company specializing in providing home medical and respiratory equipment, supplies, and pharmaceuticals to patients.

     On August 31, 1995, the Company acquired for $700,000 in cash and $100,000 in debt, the net assets of Colorado I.V. Associates, Inc./Specialized Nursing Services, Inc. ("Colorado IV"). Colorado IV, located in Colorado, is a pharmaceutical company specializing in providing home infusion therapy.

     On September 30, 1995, in separate transactions, the Company acquired for $597,000 in cash, the net assets of Newborn Nursing Services, Inc. ("Newborn Nursing") and Charlie's Discount Drug, Inc. ("Charlie's"). Newborn Nursing, located in Oklahoma, is a nursing company specializing in providing pediatric nursing care services and providing leasing and selling of medical equipment. Charlie's, located in Oklahoma, is a respiratory company specializing in providing home respiratory equipment and supplies.

     On October 31, 1995, in separate transactions, the Company acquired for $2,952,000 in cash and $450,000 in debt, the net assets of A.M. Medical/Discount Medical Equipment Company ("A.M. Medical"), Cross Timbers Visiting Nurses, Inc. ("Cross Timbers"), Specialty Med-Equip, Inc. ("Specialty Med-Equip"), and Superior Med-Equip, Inc. ("Superior Med-Equip"). A.M. Medical, Cross Timbers, Specialty Med-Equip, and Superior Med-Equip are located in Texas. Cross Timbers specializes in providing home nursing services. A.M. Medical, Specialty Med-Equip, and Superior Med-Equip specialize in providing home respiratory equipment and supplies.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

  1994 Acquisitions

     On April 12, 1994, the Company acquired, for $887,000 in cash and $200,000 in debt, all of the outstanding capital stock of Colfax Medical Supply and Service Company, Inc. ("Colfax"). Colfax, located in New Mexico, is a respiratory therapy company specializing in providing home medical and respiratory equipment, supplies, and pharmaceuticals to patients.

     On July 22, 1994, the Company acquired, for $500,000 in cash and $157,000 in debt, all of the outstanding capital stock of Ponca Medical Supply, Inc., a respiratory company located in Oklahoma.

     On November 1, 1994, the Company acquired for $1,000,000 in cash and $500,000 in debt, all of the outstanding capital stock of Physician's Home Health Network, Inc. (PHHN). At acquisition date, PHHN's liabilities exceeded its assets by approximately $451,000. PHHN is a nursing company located in Missouri, which specializes in providing home nursing care to patients.

     The 1995 and 1994 acquisitions have been accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the assets acquired (including all identifiable intangible assets, if material) and liabilities assumed based upon their estimated fair values at the dates of acquisition in accordance with APB No. 16. The results of operations of the acquired practices are included in the consolidated financial statements from the respective dates of acquisition. None of the acquisition agreements contain earn-out provisions with the sellers.

  Pro Forma Information

     The following unaudited pro forma information reflects the effect on the consolidated statements of income assuming that significant acquisitions were consummated as of January 1, 1994 and 1995. This information does not purport to be indicative of the results that would have actually been obtained if the acquisitions had occurred on such dates. Therefore, pro forma information cannot be considered indicative of future operations. The unaudited proforma information for the years ended December 31, 1994 and 1995 is as follows:

                                                                      YEAR ENDED DECEMBER
                                                                              31,
                                                                     ----------------------
                                                                       1994          1995
                                                                     --------      --------
                                                                          (UNAUDITED)
    Net revenues...................................................   $84,988       $94,258
    Net income.....................................................     2,539         4,239
    Net income per common share....................................       .39           .65

5. CREDIT FACILITIES:

     The Company has a $5,000,000 revolving line of credit from a bank which contains certain financial covenants with respect to maintenance of a maximum ratio of funded debt to adjusted earnings, a minimum current ratio, and a minimum fixed charge coverage ratio. The line of credit expires on June 30, 1997, and provides for the quarterly payment to the bank of a .25% commitment fee on the unused portion of the line. Interest is payable at the bank's prime rate. In addition to the borrowings of $2,475,000 at December 31, 1995, the Company has committed $200,000 of the line to a letter of credit issued in connection with the Company's workers' compensation coverage. In 1996, an additional $165,000 of the line will be committed to obtain a separate letter of credit in connection with other workers' compensation coverage.

     The Company has a $20,000,000 advance-type term facility from the same bank to be used in connection with acquisitions, which contains the same financial covenants as above. At December 31, 1995, advances drawn for acquisitions under this facility totaled $14,230,000, with varying repayment terms as discussed in
Note 5. The facility provides for a quarterly payment of a .25% commitment fee on the unused amount of the

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES facility. Interest is payable at either the bank's prime rate or at the Eurodollar rate plus a specified margin. At December 31, 1995, the applicable Eurodollar rate was 5.9375%, and the margin was 1.75%. Borrowings on both the revolving line and acquisition facility are collateralized by substantially all operating assets of the Company.

     The Company is in the process of refinancing all bank debt and is seeking to increase its working capital line of credit from $5,000,000 to $10,000,000, to refinance its current bank debt, and to secure an additional acquisition facility of approximately $5,000,000. It is anticipated that the existing financial covenants, certain of which the Company was not in compliance with at December 31, 1995, but were waived by the lender, will also be restructured as part of the refinancing. The Company is evaluating proposals from several sources and plans to complete the refinancing during 1996.

6. LONG-TERM DEBT:

     Long-term obligations consist of the following:

                                                                   1994            1995
                                                                -----------     -----------
    Notes payable to individuals in connection with
      acquisitions; principal and interest payable monthly at
      rates ranging from 6% to 9.5%, matures through September
      1998, unsecured.........................................  $ 1,716,750     $ 1,661,066
    Notes payable to a bank; principal and interest payable
      monthly at variable rates (7.6875% at December 31, 1995)
      and at rates ranging from prime to prime plus 2 1/4%;
      matures through June 1999...............................      130,343       8,467,796
    Advance-type facilities with a bank; interest payable
      monthly at rates ranging from prime to prime plus 1/4%
      or Eurodollar based at the Company's option, matures
      through March 1998......................................    1,908,420       4,505,348
    Other.....................................................       30,401         291,395
                                                                -----------     -----------
                                                                3,785,914..      14,925,605
    less: current portion.....................................   (1,284,503)     (4,256,973)
                                                                -----------     -----------
                                                                $2,501,411..    $10,668,632
                                                                ===========     ===========

     Aggregate maturities of long-term obligations subsequent to December 31, 1995, are as follows:

        1996............................................................  $ 4,256,973
        1997............................................................    5,364,696
        1998............................................................    1,916,303
        1999............................................................    3,387,633
        2000............................................................      --
                                                                          -----------
                                                                           14,925,605
        Less -- Current portion.........................................   (4,256,973)
                                                                          -----------
                  Total.................................................  $10,668,632
                                                                          ===========

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

7. LEASE COMMITMENTS:

     The Company leases office space, furniture, and equipment under noncancelable operating lease agreements which expire on various dates to 2000 and contain renewal options for up to 5 years.

     The Company leases various office equipment under capital lease arrangements. The capitalized value of leases amounted to approximately $1,270,000 and $4,217,000 at December 31, 1994 and 1995, respectively, and net book value amounted to approximately $495,000 and $2,584,000 at December 31, 1994 and 1995, respectively. Future minimum lease payments at December 31, 1995, under the capital leases and noncancelable operating leases with initial or remaining terms of one year or more are as follows:

                                                                  OPERATING       CAPITAL
                                                                    LEASES         LEASES
                                                                  ----------     ----------
      1996......................................................  $1,489,447     $1,114,050
      1997......................................................     752,925        963,584
      1998......................................................     508,757        817,919
      1999......................................................     439,750         26,992
      2000......................................................     319,430         --
                                                                  ----------     ----------
    Total minimum payments......................................  $3,510,309      2,922,545
                                                                  ==========
    Amount representing interest................................                   (463,436)
                                                                                 ----------
    Present value of minimum payments...........................                  2,459,109
    Current portion.............................................                   (862,505)
                                                                                 ----------
    Total.......................................................                 $1,596,604
                                                                                 ==========

     Rent expense under all operating leases was approximately $1,151,000, $1,428,000, and $2,270,000 for the years ended December 31, 1993, 1994, and
1995, respectively.

8. INCOME TAXES:

     The provision for income taxes includes the following components:

                                                           1993           1994           1995
                                                        ----------     ----------     -----------
Current:
  Federal.............................................  $1,171,397     $1,017,755     $ 2,896,714
  State...............................................     156,644        138,553         329,962
                                                        ----------     ----------      ----------
                                                         1,328,041      1,156,308       3,226,676
                                                        ----------     ----------      ----------
Deferred:
  Federal.............................................    (164,916)       193,317        (944,878)
  State...............................................     (33,300)         9,773         (79,431)
                                                        ----------     ----------      ----------
                                                          (198,216)       203,090      (1,024,309)
                                                        ----------     ----------      ----------
          Total.......................................  $1,129,825     $1,359,398     $ 2,202,367
                                                        ==========     ==========      ==========

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

     The reconciliation of the provision for income taxes to the federal statutory rate is as follows:

                                                        1993           1994           1995
                                                     ----------     ----------     ----------
    Income taxes at statutory rate.................  $  905,201     $1,151,224     $1,967,204
    Amortization...................................      79,328         77,351        108,954
    State taxes, net of federal tax effect.........      81,406         97,895        165,350
    Tax credits utilized...........................      --             --            (92,500)
    Other..........................................      63,890         32,928         53,359
                                                     ----------     ----------     ----------
                                                     $1,129,825     $1,359,398     $2,202,367
                                                     ==========     ==========     ==========

     Deferred tax assets and deferred tax liabilities consist of the following items:

                                                        1993          1994           1995
                                                     ----------     ---------     ----------
    Deferred tax assets:
      Bad debts....................................  $  343,612     $ 215,378     $  598,991
      Self-insurance and workers' compensation.....     114,822        --            542,254
      Amounts due to third-party payor.............     646,000       361,000        554,361
      Accrued compensation.........................     123,066       165,734        193,841
      State current liability......................      --            52,381        106,702
      Net operating loss carryforwards.............     168,023        61,508         --
      Other........................................       1,539         5,838          7,179
                                                     ----------     ---------     ----------
              Total................................   1,397,062       861,839      2,003,328
                                                     ----------     ---------     ----------
    Deferred tax liabilities:
      Depreciation and amortization................    (291,879)      (92,722)      (469,169)
      Other........................................     (38,594)      (55,019)        --
                                                     ----------     ---------     ----------
              Total................................    (330,473)     (147,741)      (469,169)
                                                     ----------     ---------     ----------
    Other tax liability............................    (106,867)      (64,370)       (37,147)
                                                     ----------     ---------     ----------
    Total net assets...............................  $  959,722     $ 649,728     $1,497,012
                                                     ==========     =========     ==========

9. REDEEMABLE CONVERTIBLE PREFERRED STOCK:

     In connection with an acquisition, the Company sold 2,000,000 shares of its Series A preferred stock ($.01 par value) for $2,000,000, less issuance costs of $85,532 to an unrelated entity. Each share has a liquidation preference of $1.00 per share, plus accrued dividends. Dividends per share are cumulative at $.20 per annum ($400,000) and are payable only upon liquidation, dissolution, redemption, or upon certain other events. At the holder's option, the shares are convertible into 2,000,000 shares of the Company's common stock.

     In connection with an acquisition, the Company issued 1,071,438 shares of its Series B preferred stock ($.01 par value) for $3,000,025 to the Series A preferred stock investor and an unrelated investor and 178,575 shares of its Series B preferred stock for $500,010 to the Company's Employee Stock Ownership Trust (ESOT). The Company paid $72,636 in costs associated with these two issuances. The Series B preferred shares have a ratable liquidation preference with the Series A preferred stock. The liquidation preference is $2.80 per share, plus accrued dividends. The Series B preferred shares carry a 10% annual dividend rate which is cumulative in nature and payable as declared by the Company's Board of Directors or upon liquidation, dissolution, redemption, or upon certain other events. At the holder's option, the Series B preferred shares are convertible into 1,562,517 shares of the Company's common stock. The conversion rate is subject to adjustment up to 312,503 common shares based on the Company's post issuance earnings level. On

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

November 28, 1994, the 178,575 Series B preferred shares held by the ESOT were converted to 223,220 common shares. The Series B preferred shares carry a ratable dividend preference with the Series A preferred stock over all other existing equity issues.

     The shareholders of the Series A and Series B preferred stock are eligible to vote on all matters put to the common shareholders. The preferred shares carry voting power equivalent to the number of shares into which the preferred shares are convertible. The Series A and Series B preferred shares are also subject to mandatory redemption at such time as the Company's Chairman and Chief Executive Officer ceases to devote substantially all of his working time on behalf of the Company, the sale of the Company, or October 15, 1997, whichever date occurs first. The Company has no funding requirements prior to redemption.

     The Series A and Series B preferred shareholders are obligated to convert all preferred shares in the event the Company's common shares become registered and traded on a national exchange, subject to certain requirements. Conversion would eliminate the Company's obligation to pay cumulative unpaid dividends on the Series A and Series B preferred stock of $2,079,726 and $1,075,010, respectively, as of December 31, 1995.

10. EMPLOYEE BENEFIT PLANS:

     The Company has an incentive and qualified stock option plan and has reserved 387,500 shares of the Company's common stock for issuance. Options to purchase shares of the Company's common stock have been granted to nonofficer and noninvestor directors and key employees. Options are granted at a price determined by the Board of Directors, which approximates the fair value of the shares at the dates of grant. Accordingly, no compensation expense is recorded by the Company. Options granted become exercisable at the rate of 1/3 per year, and expire 10 years after the date of grant. Information on stock options is as follows:

                                                      1993             1994             1995
                                                  ------------     ------------     ------------
    Outstanding at beginning of year............       196,250          148,750          301,375
    Granted.....................................        31,250          163,875          118,253
    Exercised...................................       (25,000)              --           (2,083)
    Canceled....................................       (53,750)         (11,250)         (57,918)
                                                  ------------     ------------     ------------
    Outstanding at end of year..................       148,750          301,375          359,627
                                                  ============     ============     ============
    Exercisable at end of year..................        57,500           93,338          157,940
                                                  ============     ============     ============
    Price range.................................  $.80 - $5.44     $.80 - $6.00     $.80 - $7.04
                                                  ============     ============     ============

     On April 1, 1990, the Company established an employee stock ownership plan
(ESOP), which will award shares of the Company's common stock on a noncontributory basis to eligible employees of the Company. The Company contributed 87,500 and 125,000 common shares in 1993 and 1994, respectively. The Company made no contributions to the ESOP in 1994.

     Effective April 1, 1991, the Company formed a deferred compensation plan structured under Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees meeting certain minimum service requirements. Under the plan, contributions are made by the employees and matched by the Company subject to certain limitations. The Company's contribution to this plan was approximately $70,000, $101,000, and $105,000 for the years ended December 31, 1993, 1994, and 1995, respectively.

11. COMMITMENTS AND CONTINGENCIES:

     The Company, in the normal course of business, is party to various matters of litigation. Management is of the opinion that the eventual outcome of these matters will not have a material adverse effect on the Company's financial position or results of operations.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

     The Company self-insures its employees and their dependents for injury and hospitalization. The Company self-insures claims up to $75,000 per person, with an insurance company covering claims in excess of this amount up to a maximum of $1,000,000 per person. The Company has paid or accrued claims of approximately $1,445,000, $1,609,000, and $1,056,000 for the years ended December 31, 1993,
1994, and 1995, respectively.


     In May 1993, the Company learned that a complaint against the Company was filed with the Federal Government and that such complaint was being reviewed. Shortly thereafter at a meeting requested by the Company, the FBI agent assigned to the matter would not disclose the nature of such complaint. The Company subsequently learned that at least one of its former employees had been interviewed by the government in connection with the complaint. On April 17, 1995, the U.S. Attorney for the Northern district of Texas served the Company with grand jury subpoenas duces tecum ("Subpoenas"). The Subpoenas sought production of personnel and payroll records for the period January 1, 1991, to April 17, 1995 concerning 155 of the Company's current and former employees and certain other payroll tax information, as well as invoices from the Company's independent auditing firm. The Company tendered documents responsive to the Subpoenas on May 31, 1995. Since the production of such documents, no request for additional information has been made by the U.S. Attorney and the FBI agent in charge of the matter called counsel for the Company and informed him that the subpoenaed records would be returned to the Company. No further action has been taken by the government in connection with this matter, however, there can be no assurance that the U.S. Attorney or any other government agency will not request further information or pursue a civil or criminal investigation or proceeding against the Company or its management. Such investigation or proceeding, if commenced, could result in one or more of the following: no action, fines, civil monetary penalties, criminal indictments, recovery of overpayments, criminal restitution, settlements, civil judgments and exclusion of the Company or individuals from the Medicare program.


12. FAIR VALUE OF FINANCIAL INSTRUMENTS:

     On January 1, 1995, the Company adopted the Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments." Cash and cash equivalents, accounts receivable, and accounts payable and accrued liabilities are reflected in the consolidated financial statements at fair value because of the short-term maturity of those instruments. In addition, the fair value of the Company's long-term debt and capital lease obligations were determined to approximate its carrying value since (i) a substantial amount of the December 31, 1995, long-term debt and capital lease obligations were issued at fair market value during 1995, and (ii) certain long-term debt amounts are interest rate variable in nature.

13. SUBSEQUENT EVENTS:

     Subsequent to year-end, the Company acquired, for $800,000 in cash and $200,000 in debt, the net assets of All Medical, Inc., a company located in Wichita Falls, Texas, and engaged in selling and leasing medical equipment and supplies to the home healthcare industry. The acquisition was funded through an advance on the acquisition term facility and was accounted for under the purchase method.

     Additionally, subsequent to year-end, the Company signed a letter of intent to purchase an infusion therapy services and respiratory therapy equipment company (I Care for Arkansas, Inc. and Affiliate and I Care, Inc.) for $12,750,000. The Company anticipates funds for this acquisition will be obtained through additional bank financing. This acquisition, if completed, will be accounted for as a purchase.

     The Company is currently in the process of an initial public offering (the "Offering") of its common stock, $.01 par value. The Company plans to use the net proceeds from the Offering (i) to repay outstanding indebtedness under its bank credit facilities, (ii) to fund potential acquisitions, and (iii) for
general corporate purposes. On June   , 1996, the Company declared a 5 for 2
stock split in the form of a stock dividend of its common stock. The accompanying consolidated financial statements give retroactive effect to the stock split.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

In addition to the stock split, the Company increased the number of authorized preferred shares to 10,000,000 and the number of authorized common shares to 40,000,000. In connection with the Offering, the Company's redeemable convertible preferred stocks will be converted into 3,339,297 shares of common stock. In addition, the 150,000 warrants will be exercised and converted into common stock. The pro forma information below gives effect to such conversion at December 31, 1995.

                                                        DECEMBER 31, 1995 (UNAUDITED)
                                              -------------------------------------------------
                                                     AS STATED                 PRO FORMA
                                              -----------------------   -----------------------
                                               NUMBER                    NUMBER
                                              OF SHARES     AMOUNT      OF SHARES     AMOUNT
                                              ---------   -----------   ---------   -----------
    Redeemable convertible preferred stock:
      Series A and B preferred stocks.......  3,071,438   $    30,714      --       $   --
      Additional paid-in capital............     --         5,309,100      --           --
    Stockholders' equity:
      Common stock..........................  3,062,803        30,628   6,552,100        65,521
      Additional paid-in capital............     --         2,471,129      --         8,076,051
      Retained earnings.....................     --         9,560,229      --         9,560,229
                                                          -----------               -----------
              Total stockholders' equity....              $12,061,986               $17,701,801
                                                          ===========               ===========

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                   MARCH 31,
                                                                                     1996
                                                                                  -----------
                                                                                  (UNAUDITED)
Current assets:
  Accounts receivable, net of allowance for doubtful accounts of $4,901,671.....  $15,328,226
  Supplies inventory............................................................    1,626,657
  Prepaid expenses and other....................................................    1,247,962
  Deferred income taxes.........................................................    2,420,246
                                                                                  -----------
          Total current assets..................................................   20,623,091
Property and equipment, net.....................................................   13,377,565
Excess of cost of acquired businesses over fair values of net assets acquired,
  net...........................................................................   23,192,834
                                                                                  -----------
          Total assets..........................................................  $57,193,490
                                                                                  ===========
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.........................................  $ 8,622,793
  Accrued payroll and related expenses..........................................    4,782,987
  Estimated settlements with third-party payors.................................      322,566
  Line of credit payable........................................................    2,900,000
  Current portion of long-term debt and capital lease obligations...............    5,571,391
  Income taxes payable..........................................................    1,172,929
                                                                                  -----------
          Total current liabilities.............................................   23,372,666
Deferred income taxes and other.................................................    3,841,126
Long-term debt and capital lease obligations....................................   11,606,610
                                                                                  -----------
          Total liabilities.....................................................   38,820,402
Commitments and contingencies
Redeemable convertible preferred stock..........................................    5,339,814
Stockholders' equity:
  Common stock, $.01 par value, 40,000,000 shares authorized; 3,062,803 shares
     issued and outstanding.....................................................       30,628
  Additional paid-in capital....................................................    2,471,129
  Retained earnings.............................................................   10,531,517
                                                                                  -----------
          Total stockholders' equity............................................   13,033,274
                                                                                  -----------
          Total liabilities and stockholders' equity............................  $57,193,490
                                                                                  ===========

   The accompanying notes are an integral part of this condensed consolidated balance sheet.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                                           THREE MONTHS
                                                                          ENDED MARCH 31,
                                                                    ---------------------------
                                                                       1995            1996
                                                                    -----------     -----------
                                                                            (UNAUDITED)
Net revenues......................................................  $17,552,547     $24,254,490
Operating expenses:
  Compensation and related benefits...............................   11,368,292      13,371,684
  General and administrative......................................    4,109,331       7,349,313
  Depreciation and amortization...................................      473,341         893,716
  Provision for doubtful accounts.................................      342,221         506,129
                                                                    -----------     -----------
          Total operating expenses................................   16,293,185      22,120,842
                                                                    -----------     -----------
Income from operations............................................    1,259,362       2,133,648
Interest, net.....................................................     (118,966)       (485,900)
                                                                    -----------     -----------
Income before income taxes........................................    1,140,396       1,647,748
Provision for income taxes........................................      437,713         676,462
                                                                    -----------     -----------
Net income........................................................  $   702,683     $   971,286
                                                                    ===========     ===========
Net income per common share.......................................  $       .11     $       .15
                                                                    ===========     ===========
Weighted average common shares outstanding........................    6,489,220       6,543,430
                                                                    ===========     ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            THREE MONTHS
                                                                           ENDED MARCH 31,
                                                                      -------------------------
                                                                         1995          1996
                                                                      -----------   -----------
                                                                             (UNAUDITED)
Cash flows from operating activities:
  Net cash used in operating activities.............................  $  (296,157)  $(2,097,416)
                                                                      -----------   -----------
Cash flows from investing activities:
  Payments for business acquisitions, net of cash acquired..........   (2,890,701)      (55,883)
  Additions to property and equipment...............................     (416,332)   (3,040,508)
                                                                      -----------   -----------
          Net cash used in investing activities.....................   (3,307,033)   (3,096,391)
                                                                      -----------   -----------
Cash flows from financing activities:
  Proceeds from issuance of long-term debt and capital leases.......    5,463,697     1,062,190
  Payments on long-term debt and capital leases.....................     (909,024)     (843,904)
                                                                      -----------   -----------
          Net cash provided by financing activities.................    4,554,673       218,286
                                                                      -----------   -----------
Net increase (decrease) in cash and cash equivalents................      951,483    (4,975,521)
Cash and cash equivalents, beginning of period......................    3,774,848     1,627,940
Amount reflected as an overdraft in accounts payable and accrued
  expenses..........................................................           --     3,347,581
                                                                      -----------   -----------
Cash and cash equivalents, end of period............................  $ 4,726,331   $        --
                                                                      ===========   ===========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. BASIS OF PRESENTATION:

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996, are not necessarily indicative of the results that may be expected for the year ending December 31, 1996.

2. ACQUISITIONS:

     Effective April 1, 1996, the Company acquired, for $800,000 in cash and $200,000 in debt, the net assets of All Medical, Inc., a company located in Wichita Falls, Texas and engaged in selling and leasing medical equipment and supplies to the home healthcare industry.

     Additionally, during 1996, the Company signed a letter of intent to purchase an infusion therapy services and respiratory therapy equipment company for $12,750,000. The Company anticipates funds for this acquisition will be obtained through additional bank financing. The Company completed the acquisition in April 1996.

     Both acquisitions will be accounted for using the purchase method of accounting. Accordingly, the purchase price will be allocated to the assets acquired (including all identifiable intangible assets, if material) and liabilities assumed based upon their estimated fair values at the dates of acquisition in accordance with APB 16. The excess of the total acquisition costs over the fair value of the net assets acquired was approximately $9.7 million. The results of operations of the acquired businesses have been included in the condensed consolidated statement of income since the dates of acquisition.

3. CREDIT FACILITY:

     On May 16, 1996, the Company obtained a $35.0 million credit facility from a bank, consisting of a $10.0 million revolving line of credit and a $25.0 million term facility to be used to finance acquisitions. The Company's assets have been pledged as security for borrowings under the credit facility. As of May 31, 1996, the Company had used all of the term portion of the credit facility, but there was $5.6 million outstanding under the line of credit. At the Company's option, borrowings under the credit facility bear interest at either the bank's Eurodollar rate plus rates ranging from 1.25% to 2.75%, or the bank's prime rate plus rates ranging from 0% to 0.75%, determined by the ratio of funded debt to EBITDA, (defined as earnings before interest, taxes, depreciation and amortization.)

4. INITIAL PUBLIC OFFERING:

     The Company is currently in the process of an initial public offering (the "Offering") of its common stock, $.01 par value. The Company plans to use the net proceeds from the Offering (i) to repay outstanding indebtedness under its bank credit facilities, (ii) to fund potential acquisitions, and (iii) for
general corporate purposes. On June   , 1996, the Company declared a 5 for 2
stock split in the form of a stock dividend of its common stock. In addition, the Company increased the number of authorized preferred shares to 10,000,000 and the number of authorized common shares to 40,000,000.

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

     In connection with the Offering, the Company's redeemable convertible preferred stocks will be converted into 3,339,297 shares of common stock. In addition, 150,000 warrants will be exercised and converted into common stock. The pro forma information below gives effect to such conversion at March 31, 1996.

                                                         MARCH 31, 1996 (UNAUDITED)
                                              -------------------------------------------------
                                                     AS STATED                 PRO FORMA
                                              -----------------------   -----------------------
                                               NUMBER                    NUMBER
                                              OF SHARES     AMOUNT      OF SHARES     AMOUNT
                                              ---------   -----------   ---------   -----------
    Redeemable convertible preferred stock:
      Series A and B preferred stocks.......  3,071,438   $    30,714      --       $   --
      Additional paid-in capital............     --         5,309,100      --           --
    Stockholders' equity:
      Common stock..........................  3,062,803        30,628   6,552,100        65,521
      Additional paid-in capital............     --         2,471,129      --         8,076,050
      Retained earnings.....................     --        10,531,517      --        10,531,517
                                                          -----------               -----------
              Total stockholders' equity....              $13,033,274               $18,673,088
                                                          ===========               ===========

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors,
I Care of Arkansas, Inc. and Affiliate:

We have audited the accompanying combined balance sheets of I Care of Arkansas, Inc. and Affiliate as of December 31, 1994 and 1995, and the related combined statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of I Care of Arkansas, Inc. and Affiliate as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                        BELL & COMPANY

February 28, 1996, except as to
Note 10, for which the date is
April 15, 1996

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

                            COMBINED BALANCE SHEETS

                                     ASSETS

                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1994           1995
                                                                      ----------     ----------
Current assets:
  Cash and cash equivalents.........................................  $  326,219     $  807,799
  Accounts receivable, net of allowance for uncollectibles of
     $456,709 and $1,906,524 in 1994 and 1995, respectively.........   2,570,203      3,315,727
  Receivables from related companies................................      11,520        271,852
  Other receivables.................................................     224,771        421,253
  Prepaid expenses..................................................      16,333         19,891
                                                                      ----------     ----------
          Total current assets......................................   3,149,046      4,836,522
Property and equipment:
  Land and building.................................................     121,052        121,052
  Leasehold improvements............................................     272,265        272,305
  Machinery and equipment...........................................     464,484        470,434
  Vehicles..........................................................      99,649         63,049
                                                                      ----------     ----------
                                                                         957,450        926,840
  Accumulated depreciation and amortization.........................    (515,225)      (582,560)
                                                                      ----------     ----------
          Net property and equipment................................     442,225        344,280
Other assets........................................................       6,285             55
                                                                      ----------     ----------
          Total assets..............................................  $3,597,556     $5,180,857
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable -- bank..............................................  $  200,000             --
  Note payable -- stockholder.......................................          --      1,000,000
  Accounts payable -- trade.........................................   1,381,686      1,444,316
  Accounts payable -- related companies.............................       1,593         24,014
  Accrued expenses..................................................     211,199        325,603
  Current portion of long-term debt.................................       6,882          7,435
                                                                      ----------     ----------
          Total current liabilities.................................   1,801,360      2,801,368
Long-term debt......................................................     169,278        161,843
                                                                      ----------     ----------
          Total liabilities.........................................   1,970,638      2,963,211
Stockholders' equity:
  Common stock, $1 par value; 300 shares authorized, issued and
     outstanding....................................................         300            300
  Additional paid-in capital........................................     239,800        239,800
  Retained earnings.................................................   1,386,818      1,977,546
                                                                      ----------     ----------
          Total stockholders' equity................................   1,626,918      2,217,646
                                                                      ----------     ----------
          Total liabilities and stockholders' equity................  $3,597,556     $5,180,857
                                                                      ==========     ==========

 The accompanying notes are an integral part of these combined balance sheets.

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

                         COMBINED STATEMENTS OF INCOME

                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                     --------------------------------------------
                                                        1993            1994             1995
                                                     -----------     -----------     ------------
Revenues:
  Patient service revenue..........................  $11,245,649     $15,794,202     $ 20,040,403
  Allowances and uncollectibles....................   (5,271,204)     (7,891,597)     (10,108,413)
                                                     -----------     -----------     ------------
          Net revenues.............................    5,974,445       7,902,605        9,931,990
Cost of services provided..........................    2,127,476       3,257,289        4,353,253
                                                     -----------     -----------     ------------
Gross profit.......................................    3,846,969       4,645,316        5,578,737
                                                     -----------     -----------     ------------
Operating expenses:
  Compensation and related benefits................    2,339,637       2,637,322        2,919,659
  Depreciation.....................................      106,343          96,745          101,375
  Interest.........................................       16,579          20,725           15,072
  Other operating expenses.........................    1,005,624         982,253        1,225,235
                                                     -----------     -----------     ------------
          Total operating expenses.................    3,468,183       3,737,045        4,261,341
                                                     -----------     -----------     ------------
Other income:
  Interest.........................................       23,197          18,163           28,142
  Other............................................      163,923          98,821           90,516
  Loss on sale of assets...........................       (1,744)             --               --
                                                     -----------     -----------     ------------
          Total other income.......................      185,376         116,984          118,658
                                                     -----------     -----------     ------------
Net income.........................................  $   564,162     $ 1,025,255     $  1,436,054
                                                     ===========     ===========     ============

    The accompanying notes are an integral part of these combined financial statements.

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

                    COMBINED STATEMENTS OF RETAINED EARNINGS

Balance, December 31, 1992, as previously stated.................................  $  263,613
  Prior year adjustment -- Note 9................................................     (82,442)
                                                                                   ----------
Balance, December 31, 1992, as restated..........................................     181,171
  Net income.....................................................................     564,162
  Dividends paid.................................................................     (99,667)
                                                                                   ----------
Balance, December 31, 1993.......................................................     645,666
  Net income.....................................................................   1,025,255
  Dividends paid.................................................................    (366,545)
                                                                                   ----------
Balance, December 31, 1994.......................................................   1,304,376
  Net income.....................................................................   1,436,054
  Dividends paid.................................................................    (762,884)
                                                                                   ----------
Balance, December 31, 1995.......................................................  $1,977,546
                                                                                   ==========

    The accompanying notes are an integral part of these combined financial statements.

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

                       COMBINED STATEMENTS OF CASH FLOWS

                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                       ------------------------------------------
                                                          1993            1994           1995
                                                       -----------     ----------     -----------
Cash flows from operating activities:
  Net income.........................................  $   564,162     $1,025,255     $ 1,436,054
  Prior period adjustment -- Note 9..................           --             --         (82,442)
  Adjustments to reconcile net income to net cash
     provided by (used in) operating activities:
     Depreciation and amortization...................      106,577         96,800         101,375
     Loss on sale of assets..........................        1,744             --           2,560
     Change in operating assets and liabilities:
       Accounts receivable...........................      695,728       (724,635)     (1,202,340)
       Other current assets..........................      (29,232)        19,473          (3,558)
       Accounts payable..............................   (1,359,003)        77,832          85,050
       Accrued expenses..............................         (177)        32,316         114,405
                                                       -----------     ----------     -----------
          Net cash provided by (used in) operating
            activities...............................      (20,201)       527,041         451,104
                                                       -----------     ----------     -----------
Cash flows from investing activities:
  Additions to property and equipment................      (16,625)      (167,372)         (5,990)
  Proceeds from sale of property and equipment.......       20,000             --              --
  Collections of notes receivable....................      105,952         57,000              --
  Reduction in other assets..........................           --            671           6,231
                                                       -----------     ----------     -----------
          Net cash provided by (used in) investing
            activities...............................      109,327       (109,701)            241
                                                       -----------     ----------     -----------
Cash flows from financing activities:
  Proceeds from note payable to stockholder..........           --             --       1,000,000
  Repayment of note payable..........................      300,000       (100,000)       (200,000)
  Proceeds from long-term borrowings.................      110,000        180,000              --
  Principal payments of long-term debt...............     (107,518)       (98,454)         (6,881)
  Dividends paid.....................................      (99,667)      (366,545)       (762,884)
                                                       -----------     ----------     -----------
          Net cash provided by (used in) financing
            activities...............................      202,815       (384,999)         30,235
                                                       -----------     ----------     -----------
Net increase in cash.................................      291,941         32,341         481,580
Cash and cash equivalents, beginning of period.......        1,937        293,878         326,219
                                                       -----------     ----------     -----------
Cash and cash equivalents, end of period.............  $   293,878     $  326,219     $   807,799
                                                       ===========     ==========     ===========
Supplemental disclosure of cash flow information:
  Interest paid......................................  $    11,753     $   18,163     $    12,286

    The accompanying notes are an integral part of these combined financial statements.

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination

     The accompanying combined financial statements include the accounts of I Care of Arkansas, Inc. and I Care Home IV Affiliates, Inc. (the "Company") which are under common control. Intercompany transactions and balances have been eliminated in combination.

  Nature of Business

     I Care of Arkansas, Inc. was established in March 1992 in Little Rock, Arkansas, for the purpose of providing home IV and nutritional services to patients throughout Arkansas by utilizing a network of local free-standing facilities strategically located with the state.

     I Care Home IV Affiliates, Inc. is an Arkansas-based corporation which provides managerial and clinical support for pharmacies in the home IV therapy business throughout the United States.

  Basis of Accounting

     The Company uses the accrual basis of accounting. The Company uses the cash basis of accounting for income tax purposes.

  Accounts Receivable

     Uncollectible accounts receivable are provided for using the allowance method based on historical experience and management's evaluation of outstanding accounts receivable at the end of each year. The allowance for uncollectibles consists of amounts expected to be adjusted due to certain contractual agreements with third-party payors as well as anticipated bad debts.

  Property and Equipment

     Property and equipment are recorded at cost. Additions and improvements are capitalized. Ordinary maintenance and repair expenses are charged to expense as incurred. Depreciation is provided by using straight-line and accelerated methods over estimated useful lives of related assets which range from 3 to 7 years. Leasehold improvements are amortized using the straight-line method over lives ranging from 7 to 10 years.

  Income Taxes

     The Company, with the consent of its shareholders, has elected under the Internal Revenue Code to be S corporations. In lieu of corporation income taxes the Company's shareholders are taxed on their proportionate share of the Company's taxable income. Therefore, no provision or liability for income taxes has been included in these combined financial statements.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

2. OTHER RECEIVABLES:

     I Care of Arkansas, Inc. has an operating agreement with Abbott Labs ("Abbott") under which Abbott reimburses the Company for certain pharmaceutical products and provides certain other pharmaceutical products for the Company to use in patient treatment. In return, the Company pays commissions to Abbott based on various contracted percentages of collected revenues. At December 31, 1993, 1994, and 1995, approximately $397,000, $224,000, and $417,000, respectively, in amounts due from Abbott was included in the accounts receivable. Additionally, $1,036,787, $1,118,372, and $1,398,853 was accrued and included in accounts payable for commissions to Abbott for uncollected revenues included in accounts receivable at December 31, 1993, 1994, and 1995, respectively.

3. RELATED-PARTY TRANSACTIONS:

     Family Medical Center Pharmacy, Inc. is a corporation having common ownership with I Care of Arkansas, Inc. During 1993, 1994, and 1995, Family Medical Center Pharmacy, Inc. paid management fees to I Care of Arkansas, Inc. totaling $24,000, $24,000, and $22,000, respectively.

     I Care, Inc. is a corporation having common ownership with I Care of Arkansas, Inc. During 1993, 1994, and 1995, I Care, Inc. paid management fees to I Care of Arkansas, Inc. totaling $60,000 annually.

     During 1994, I Care of Arkansas, Inc. purchased commercial real estate for its Fort Smith operations from a stockholder for approximately $121,000. The property had an appraisal value of $225,000.

4. NOTES PAYABLE:

     I Care of Arkansas, Inc. has a note payable on demand to a stockholder, bearing interest at 8.5%, secured by accounts receivable, property and equipment. Outstanding borrowings at December 31, 1995 were $1,000,000.

     In 1994, I Care of Arkansas, Inc. had a line of credit with a commercial bank which provides for short-term borrowings up to $500,000 secured by accounts receivable, property and equipment. Interest accrues on advances at Chase prime rate (8.25% at December 31, 1994). Outstanding borrowings at December 31, 1994 were $200,000.

5. LONG-TERM DEBT:

     Long-term debt consists of the following:

                                                                       1994         1995
                                                                     --------     --------
    7.5% note payable to a bank in monthly installments of $1,695, including interest, through June 1999, secured by real
      estate.......................................................  $176,160     $169,278
    Less: Current maturities.......................................    (6,882)      (7,435)
                                                                     --------     --------
    Long-term debt, less current maturities........................  $169,278     $161,843
                                                                     ========     ========

     Annual aggregate maturities of long-term debt are as follows:

        1996..............................................................  $  7,435
        1997..............................................................     8,032
        1998..............................................................     8,677
        1999..............................................................   145,134
                                                                            --------
                                                                            $169,278
                                                                            ========

                     I CARE OF ARKANSAS, INC. AND AFFILIATE

6. PROFIT SHARING PLAN:

     The Company has a trusteed, noncontributory profit sharing plan covering substantially all employees. The Company may contribute amounts as determined by the Board of Directors, not in excess of the lesser of the maximum deduction allowable for income tax purposes or a specific percentage of the operating profits of the Company, as defined in the plan. The Company made contributions to the plan as follows:

                                                             1993        1994        1995
                                                            -------     -------     -------
    I Care of Arkansas, Inc...............................  $27,720     $38,612     $40,645
                                                            =======     =======     =======
    I Care Home IV Affiliates, Inc........................  $ 6,120     $ 6,685     $ 2,045
                                                            =======     =======     =======

7. LEASE COMMITMENTS:

     The Company leases certain vehicles and facilities under noncancelable operating leases which expire in various years through 2002.

     Future minimum lease payments under these noncancelable operating leases are as follows:

        1996..............................................................  $285,305
        1997..............................................................   149,325
        1998..............................................................    89,729
        1999..............................................................    68,944
        2000..............................................................    71,627
        Thereafter........................................................   124,800

Rent expense under all operating leases was approximately $226,475, $258,451, and $257,202 for the years ended December 31, 1993, 1994, and 1995, respectively.

8. CONTINGENCIES:

     The Company is involved in various legal and regulatory proceedings which have arisen in the ordinary course of its business and have not been finally adjudicated. These actions, when ultimately concluded or determined, will not, in the opinion of management, have a material adverse impact upon the Company's combined financial position, results of operations or liquidity.

9. PRIOR PERIOD ADJUSTMENT:

     Subsequent to December 31, 1995, the Company made a refund to Medicare in the amount of $82,442 for overpayment of goods and services provided during 1991. An accrual has been provided for this amount on the accompanying financial statements as a charge to beginning retained earnings.

10. SUBSEQUENT EVENT:

     On April 15, 1996, the Company and HealthCor Holdings, Inc. ("HealthCor"), a Dallas-based home healthcare services provider, entered into an asset purchase agreement whereby HealthCor agreed to purchase certain assets and assume certain liabilities of the Company for approximately $12,050,000.

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors,
I Care, Inc.:

We have audited the balance sheets of I Care, Inc. d/b/a I Care Health Services (an Arkansas corporation) as of March 31, 1995 and 1996, and the related statements of income, retained earnings, and cash flows for each of the three years in the period ended March 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of I Care, Inc. as of March 31, 1995 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1996, in conformity with generally accepted accounting principles.

                                        BELL & COMPANY

April 18, 1996

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                                 BALANCE SHEETS

                                     ASSETS

                                                                              MARCH 31,
                                                                       -----------------------
                                                                         1995          1996
                                                                       --------     ----------
Current assets:
  Cash and cash equivalents..........................................  $119,220     $   89,996
  Accounts receivable -- trade, net of allowance for uncollectibles
     of $142,927 in 1995 and $101,679 in 1996, respectively..........   553,450        482,435
  Receivable from affiliate..........................................    21,615         30,225
  Inventories........................................................    56,177         73,657
  Other current assets...............................................       100         35,713
  Current deferred taxes.............................................    54,727         47,368
                                                                       --------     ----------
          Total current assets.......................................   805,289        759,394
Property and equipment:
  Leasehold improvements.............................................    50,457         56,683
  Machinery and equipment............................................    56,563         81,929
  Furniture and fixtures.............................................     8,762         15,310
  Vehicles...........................................................    34,853         48,672
  Rental equipment...................................................   818,765      1,321,899
                                                                       --------     ----------
                                                                        969,400      1,524,493
  Accumulated depreciation...........................................  (810,890)      (878,060)
                                                                       --------     ----------
          Net property and equipment.................................   158,510        646,433
Other assets:
  Goodwill, net of amortization......................................    23,206        167,482
                                                                       --------     ----------
          Total assets...............................................  $987,005     $1,573,309
                                                                       ========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Note payable.......................................................  $ 60,000             --
                                                                       --------     ----------
  Accounts payable-
     Trade...........................................................    49,223         59,170
     Affiliate.......................................................   222,248        477,954
  Accrued expenses...................................................    23,682         50,074
  Income taxes payable...............................................    71,390             --
  Current portion of long-term debt..................................        --        155,184
                                                                       --------     ----------
          Total current liabilities..................................   426,543        742,382
Long-term debt.......................................................        --        247,988
                                                                       --------     ----------
          Total liabilities..........................................   426,543        990,370
Excess fair value of net assets of company acquired over cost........    14,630             --
                                                                       --------     ----------
Deferred income taxes................................................     6,500         12,112
                                                                       --------     ----------
Stockholders' equity:
  Common stock, $1 par value; 1,000 shares authorized, issued and
     outstanding.....................................................     1,000          1,000
  Paid-in capital....................................................    51,642         51,642
  Retained earnings..................................................   486,690        518,185
                                                                       --------     ----------
          Total stockholders' equity.................................   539,332        570,827
                                                                       --------     ----------
          Total liabilities and stockholders' equity.................  $987,005     $1,573,309
                                                                       ========     ==========

      The accompanying notes are an integral part of these balance sheets.

                                   CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                              STATEMENTS OF INCOME

                                                                FOR THE YEARS ENDED MARCH 31,
                                                             ------------------------------------
                                                                1994         1995         1996
                                                             ----------   ----------   ----------
Sales revenues.............................................  $1,821,561   $1,881,242   $2,580,477
Cost of sales..............................................     672,963      659,645      819,620
                                                             ----------   ----------   ----------
Gross profit...............................................   1,148,598    1,221,597    1,760,857
Operating expenses:
  Compensation and related benefits........................     658,517      745,292    1,191,744
  Depreciation and amortization............................      18,164       13,548       26,831
  General and administrative...............................     398,704      366,852      485,838
                                                             ----------   ----------   ----------
          Total operating expenses.........................   1,075,385    1,125,692    1,704,413
Other income (expense):
  Interest income..........................................       2,002        2,330        3,997
  Interest expense.........................................        (740)          --      (15,975)
                                                             ----------   ----------   ----------
          Total other income (expense).....................       1,262        2,330      (11,978)
                                                             ----------   ----------   ----------
Income before income taxes.................................      74,475       98,235       44,466
Income taxes...............................................      43,577       25,380       12,971
                                                             ----------   ----------   ----------
Net income.................................................  $   30,898   $   72,855   $   31,495
                                                             ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                        STATEMENTS OF RETAINED EARNINGS

                                                               FOR THE YEARS ENDED MARCH 31,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
Balance, beginning of year.................................  $382,937     $413,835     $486,690
  Net income...............................................    30,898       72,855       31,495
                                                             --------     --------     --------
Balance, end of year.......................................  $413,835     $486,690     $518,185
                                                             ========     ========     ========

   The accompanying notes are an integral part of these financial statements.

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                            STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED MARCH 31,
                                                          -------------------------------------
                                                            1994          1995          1996
                                                          ---------     ---------     ---------
Cash flows from operating activities:
  Net income............................................  $  30,898     $  72,855     $  31,495
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................    231,486       227,297       189,695
     Amortization of excess fair value of net assets of
       company acquired over cost.......................    (28,666)      (28,815)      (14,630)
     Deferred taxes (benefit)...........................         --       (48,227)       12,971
     Change in current assets and liabilities:
       Accounts receivables.............................   (157,070)       (5,514)       62,405
       Inventories......................................     11,492        (4,206)      (17,480)
       Other current assets.............................     (3,366)        3,766       (35,613)
       Refundable income taxes..........................      5,256            --            --
       Note payables....................................    139,274        26,451       265,653
       Accrued expenses.................................   (119,806)        8,012        26,392
       Income taxes payable.............................     (9,296)       36,616       (71,390)
                                                          ---------     ---------     ---------
          Net cash provided by operating activities.....    100,202       288,235       449,498
                                                          =========     =========     =========
Cash flows from investing activities:
  Purchase of intangibles...............................         --       (23,352)     (150,000)
  Additions to property and equipment...................    (67,696)     (265,442)     (212,030)
                                                          ---------     ---------     ---------
          Net cash used by investing activities.........    (67,696)     (288,794)     (362,030)
                                                          ---------     ---------     ---------
Cash flows from financing activities:
  Proceeds from note payable............................         --        60,000            --
  Payment of note payable...............................         --            --       (60,000)
  Proceeds from long-term borrowings....................         --            --       265,000
  Payment of long-term borrowings.......................         --            --      (321,692)
                                                          ---------     ---------     ---------
          Net cash provided by (used in) financing
            activities..................................         --        60,000      (116,692)
                                                          ---------     ---------     ---------
Net increase (decrease) in cash.........................     32,506        59,441       (29,224)
Cash and cash equivalents, beginning of period..........     27,273        59,779       119,220
                                                          ---------     ---------     ---------
Cash and cash equivalents, end of period................  $  59,779     $ 119,220     $  89,996
                                                          =========     =========     =========
Supplemental disclosure of cash flow information:
  Taxes paid............................................  $  31,500     $  38,600     $ 101,765
  Interest paid.........................................         --            --        15,975
  Property and equipment acquired through long-term
     debt...............................................         --            --       459,864

   The accompanying notes are an integral part of these financial statements.

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Description of Business

     I Care, Inc. (the "Company") is an Arkansas corporation which operates under the name I Care Health Services. The Company provides healthcare professionals and patients throughout Arkansas a complete line of home healthcare equipment and supplies for sale or rental.

     The Company has locations in Little Rock, Fort Smith, Fayetteville, Jonesboro, and Texarkana. The Company's sister company, I Care of Arkansas, Inc., provides home IV therapy services.

  Cash and Cash Equivalents

     For purposes of the statement of cash flows, cash equivalents include time deposits and instruments with original maturities of three months or less.

  Accounts Receivable

     Uncollectible accounts receivable are provided for using the allowance method based on historical experience and management's evaluation of outstanding accounts receivable at the end of each year. All receivables which were determined to be uncollectible at March 31, 1995 and 1996 have been provided for in the applicable periods.

  Inventories

     Inventories consist of medical supplies and equipment and are carried at the lower of cost (first-in, first-out method) or market.

  Property and Equipment

     Property and equipment are carried at cost. Depreciation has been provided using the straight-line and accelerated methods over estimated useful lives of related assets as follows:

                                                               LIVES                METHOD
                                                           -------------        --------------
    Leasehold improvements...............................  7 -- 10 years        Accelerated
    Machine and equipment................................  5 -- 7 years         Accelerated
    Furniture and fixtures...............................  7 years              Accelerated
    Vehicles.............................................  5 -- 7 years         Accelerated
    Rental equipment.....................................  3 years              Straight-line

     Total depreciation expense for the years ended March 31, 1994, 1995, and 1996 was $231,486, $227,151, and $189,695, respectively, of which $213,323,
$213,749, and $162,864, respectively, was included in cost of sales.

  Goodwill

     Goodwill is being amortized using the straight-line method over 15 years.

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

     Deferred income taxes are based on timing differences between financial statement and income tax reporting. Timing differences which give rise to deferred tax assets and liabilities arise from differences in the deductibility of the allowance for uncollectibles and from the use of accelerated methods of depreciation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

  Reclassifications

     Certain reclassifications have been made to the 1995 balances in order to conform to the 1996 presentation.

2. RELATED PARTIES:

     The Company pays to I Care of Arkansas, Inc., a company with the same ownership, management fees for various management consulting services. During 1994, 1995, and 1996, the Company paid management fees to I Care of Arkansas, Inc. totaling $60,000 annually.

     At March 31, 1996, the Company was indebted to I Care of Arkansas, Inc. in the amount of $477,954 for operating advances and reimbursable expenses.

     The Company performs certain product delivery services to patients for I Care of Arkansas, Inc. During the year ended March 31, 1996, the Company generated revenues from I Care of Arkansas, Inc. in the amount of $58,050. At March 31, 1996, the Company has a receivable of $30,225 in connection with those services.

3. ACQUISITIONS:

     During October 1995, the Company purchased certain assets of Respiratory Care of Arkansas, Inc., an unrelated Arkansas corporation. In connection with this acquisition, the Company paid $150,000 for goodwill, which represents the excess of cost of the business over the fair value of the net assets acquired.

     During 1994, the Company purchased a subsidiary at a cost below the fair value of the subsidiary's net assets at the date of acquisition. The deferred credit represents the unallocated portion of the excess and is being amortized using the straight-line method over three years.

     The results of operations of the acquired entities are not material to the Company.

4. CAPITALIZED LEASE OBLIGATIONS:

     The Company leases equipment from several different leasing companies under capital leases. The economic substance of these transactions is that the Company is financing the acquisition of the assets through the lease. Accordingly, the present value of the minimum lease payments is included in long-term debt.

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The following is the future minimum lease payments under capitalized lease obligations, together with their present value as of March 31, 1996:

                                 YEAR ENDING
                                  MARCH 31,
    ---------------------------------------------------------------------
         1997............................................................  $  86,648
         1998............................................................     59,649
         1999............................................................     28,562
         2000............................................................      8,239
         2001............................................................        395
                                                                           ---------
         Total minimum lease payments....................................    183,493
         Less amounts representing interest..............................    (12,184)
                                                                           ---------
         Present value of minimum lease payments.........................  $ 171,309
                                                                           =========

5. LONG-TERM DEBT:

     Long-term debt at March 31, 1996, consists of the following:

    Capitalized lease obligations payable in varying monthly installments of
      up to $3,099, secured by equipment......................................    77,045
    8.75% note payable to a bank in monthly installments of $8,397, including
      interest, secured by equipment..........................................   231,863
    Capitalized lease obligations payable in monthly installments of up to
      $9,266, secured by equipment............................................    94,264
                                                                                --------
    Total long-term debt......................................................   403,172
    Less current maturities...................................................  (155,184)
                                                                                --------
    Long-term debt, less current maturities...................................  $247,988
                                                                                ========

     Annual aggregate portion of long-term debt is as follows:

        1997..............................................................  $155,184
        1998..............................................................   146,462
        1999..............................................................    92,892
        2000..............................................................     8,239
        2001..............................................................       395
                                                                            --------
                                                                            $403,172
                                                                            ========

6. INCOME TAXES:

     The provision for income taxes is composed of the following:

                                                            1994         1995        1996
                                                           -------     --------     -------
    Current provision....................................  $43,577     $115,055     $    --
    Deferred provision (benefit).........................       --      (89,675)     12,971
                                                           -------     --------     -------
                                                           $43,577     $ 25,380     $12,971
                                                           =======     ========     =======

                                  I CARE, INC.
                                     D/B/A
                             I CARE HEALTH SERVICES

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     A reconciliation of income tax at statutory rates and the actual income tax provision is as follows:

                                                                1994         1995        1996
                                                               -------     --------     -------
Tax at statutory rate........................................  $24,205     $ 31,229     $14,136
State income tax.............................................    4,840        6,386       2,890
Nondeductible expense........................................   25,712        1,206       1,547
Nontaxable income............................................  (11,180)     (11,033)     (5,602)
Surtax exemption.............................................       --       (2,408)         --
                                                               -------     --------     -------
                                                               $43,577     $ 25,380     $12,971
                                                               =======     ========     =======

7. LEASE COMMITMENTS:

     The Company leases certain vehicles and equipment under noncancelable operating leases which expire in various years through 1999.

     Future minimum lease payments under these noncancelable operating leases are as follows:

                                  YEAR ENDING
                                   MARCH 31,
    -----------------------------------------------------------------------
         1997..............................................................  $41,608
         1998..............................................................   27,994
         1999..............................................................   12,328

8. PROFIT SHARING PLAN:

     The Company has a trusteed, noncontributory profit sharing plan covering substantially all employees. The Company may contribute amounts as determined by the Board of Directors, not in excess of the lesser of the maximum deduction allowable for income tax purposes or a specific percentage of the operating profits of the Company, as defined in the plan. The Company made contributions to the plan of $6,480, $2,384, and $7,510 in 1994, 1995, and 1996, respectively.

9. SUBSEQUENT EVENT:

     On April 15, 1996, the Company and HealthCor Holdings, Inc. ("HealthCor"), a Dallas-based home healthcare services provider, entered into an asset purchase agreement whereby HealthCor agreed to purchase certain assets and assume certain liabilities of the Company for approximately $700,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Specialty Med-Equip, Inc., Superior Med-Equip, Inc., and Cross Timbers Visiting Nurses, Inc.:

We have audited the accompanying combined statements of income, retained earnings, and cash flows of Specialty Med-Equip, Inc., Superior Med-Equip, Inc., and Cross Timbers Visiting Nurses, Inc. (the "Company") for the year ended December 31, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations, retained earnings, and cash flows of the Company for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  December 27, 1995

              SPECIALTY MED-EQUIP, INC., SUPERIOR MED-EQUIP, INC.,
                    AND CROSS TIMBERS VISITING NURSES, INC.

                          COMBINED STATEMENT OF INCOME

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Sales and rental income......................................................     $ 4,450,684
Cost of sales................................................................         256,856
                                                                                  -----------
          Total gross profit.................................................       4,193,828
                                                                                  -----------
Operating expenses:
  Compensation and related benefits..........................................       2,563,396
  Rents and leases...........................................................         161,212
  Purchased services, supplies, and other....................................       1,243,027
  Provision for doubtful accounts............................................         131,064
  Depreciation and amortization..............................................         105,254
  Interest expense...........................................................          41,419
                                                                                  -----------
          Total expenses.....................................................       4,245,372
                                                                                  -----------
Net loss.....................................................................     $   (51,544)
                                                                                  ===========

     The accompanying notes are an integral part of this combined financial statement.

              SPECIALTY MED-EQUIP, INC., SUPERIOR MED-EQUIP, INC.,
                    AND CROSS TIMBERS VISITING NURSES, INC.

                    COMBINED STATEMENT OF RETAINED EARNINGS

Balance, January 1, 1994..........................................................  $168,468
  Net loss........................................................................   (51,544)
Balance, December 31, 1994........................................................  $116,924

     The accompanying notes are an integral part of this combined financial statement.

              SPECIALTY MED-EQUIP, INC., SUPERIOR MED-EQUIP, INC.,
                    AND CROSS TIMBERS VISITING NURSES, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Cash flows from operating activities:
  Net loss...................................................................      $ (51,544)
  Adjustments to reconcile net loss to net cash provided by operating activities
     Depreciation and amortization...........................................        105,254
     Changes in assets and liabilities
       Increase in trade accounts receivable, net............................        (52,839)
       Increase in other receivables.........................................        (46,065)
       Increase in inventory.................................................         (2,130)
       Increase in prepaid expenses..........................................        (11,695)
       Increase in trade accounts payable....................................         28,320
       Increase in accrued liabilities and other.............................         46,010
                                                                                   ---------
          Net cash provided by operating activities..........................         15,311
                                                                                   ---------
Cash flows from investing activities:
  Purchases of property and equipment, net...................................       (173,109)
                                                                                   ---------
          Net cash used in investing activities..............................       (173,109)
                                                                                   ---------
Cash flows from financing activities:
  Increase in notes payable..................................................         67,096
  Proceeds from issuance of common stock.....................................         57,902
                                                                                   ---------
          Net cash provided by financing activities..........................        124,998
                                                                                   ---------
Net decrease in cash and cash equivalents....................................        (32,800)
Cash and cash equivalents, beginning of period...............................         66,443
                                                                                   ---------
Cash and cash equivalents, end of period.....................................      $  33,643
                                                                                   =========
Supplemental disclosure of cash flow information:
  Interest paid..............................................................      $  41,518

     The accompanying notes are an integral part of this combined financial statement.

              SPECIALTY MED-EQUIP, INC., SUPERIOR MED-EQUIP, INC.,
                    AND CROSS TIMBERS VISITING NURSES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1. ORGANIZATION:

     Specialty Med-Equip, Inc. ("Specialty") is a Texas S corporation incorporated in 1992. Specialty is engaged in the rental of durable medical equipment as well as the sale of various other medical supplies. As of December 31, 1994, Specialty had three store locations in DeLeon, Stephenville, and Richardson, Texas.

     The stockholders and executive officers of Specialty and their ownership percentage at December 31, 1994, were as follows:

                                                                               OWNERSHIP
                                                         POSITION              PERCENTAGE
                                                   --------------------        ----------
        Mike McCrary.............................  President                       32%
        Coy A. Noles, Jr.........................  Secretary/Treasurer             32%
        Others...................................  --                              36%

     Superior Med-Equip, Inc. ("Superior") is a Texas corporation incorporated in 1988. Superior is engaged in the rental of durable medical equipment as well as the sale of various other medical supplies. As of December 31, 1994, Superior had three store locations in Muleshoe, Alpine, and Abilene, Texas.

     The stockholders and executive officers of Superior and their ownership percentage at December 31, 1994, were as follows:

                                                                                OWNERSHIP
                                                          POSITION              PERCENTAGE
                                                    --------------------        ----------
        Valeri, Carrie & Taylor Noles.............  --                              53%
        Coy A. Noles, Jr..........................  President                       42%
        Gae Noles.................................  Secretary Treasurer              5%
        Mike McCrary..............................  Vice President                   --

     Cross Timbers Visiting Nurses, Inc. ("Cross Timbers") is a Texas corporation incorporated in 1991. Cross Timbers is engaged in the business of providing home healthcare services to homebound patients, primarily patients covered by the Medicare and Medicaid programs.

     The stockholders and executive officers of Cross Timbers and their ownership percentage at December 31, 1994, were as follows:

                                                                                  OWNERSHIP
                                                      POSITION                    PERCENTAGE
                                     -------------------------------------------  ----------
        Coy A. Noles, Jr...........  Chief Executive Officer                          29%
        Mike McCrary...............  --                                               28%
        Jan Hoover.................  Executive Vice President and Administrator       10%
        Julie Thomas...............  Vice President and Assistant Administrator       10%
        Wanda Baird................  Vice President                                   10%
        Others.....................  --                                               13%

     As a home nursing services provider, Cross Timbers is certified by the Medicare Part A program. As of December 31, 1994, Cross Timbers had four offices located in DeLeon, Rising Star, Richardson (closed in May 1995), and Mineral Wells, Texas.

     Specialty, Superior, and Cross Timbers (the "Company") jointly rent a corporate office located in Abilene, Texas.

              SPECIALTY MED-EQUIP, INC., SUPERIOR MED-EQUIP, INC.,
                    AND CROSS TIMBERS VISITING NURSES, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The accompanying financial statements are presented on a combined basis because of the common ownership by Coy A. Noles, Jr., Mike McCrary, and certain other stockholders.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Operating Revenues

     Operating revenues are reported at the estimated net realizable amounts from Medicare and Medicaid payors, private insurance companies, and cash sales to customers. Payment for the retail sale and rental of durable medical equipment and supplies to Medicare and Medicaid beneficiaries is based on the lower of actual charges and approved fee schedules subject to certain limitations.

  Property and Equipment

     Property and equipment are valued at cost at the date of acquisition and are depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs are expensed at the time the expenditures are incurred. The estimated useful lives of the assets are as follows:

        Durable medical equipment.......................................   2 - 7 years
        Furniture and fixtures..........................................   5 - 7 years
        Transportation equipment........................................       5 years

     Start-up cost resulted from expenses incurred in 1991 before Cross Timbers was issued a provider number and commenced operations. The cost is being amortized over five years.

  Income Taxes

     In lieu of corporation income taxes, the Company's shareholders are taxed on their proportionate share of the Company's taxable income.

3. OPERATING LEASES:

     Specialty and Superior lease office and retail space at all locations. The office space in Abilene, Texas, is leased by Cross Timbers month-to-month and sublet to Specialty and Superior. Total rent expense for 1994 was approximately $68,000.

4. COMMITMENTS AND CONTINGENCIES:

     The Company is a party to various suits; however, in the opinion of management, no claim will ultimately require a material settlement by the Company over the amount covered by outside insurance policies.

5. SUBSEQUENT EVENT:

     On October 31, 1995, Specialty and Superior were acquired by HealthCor Holdings, Inc. ("HealthCor"), a Dallas-based home healthcare services provider, for cash and debt totaling approximately $1,100,000 and $100,000, respectively. The acquisition included the net assets of both companies excluding certain assets and liabilities. Additionally, HealthCor acquired the fixed assets, and medical supplies of Cross Timbers for cash and debt of approximately $714,000 and $200,000, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO C. EDWARD ELSEY:

We have audited the accompanying combined statements of income, owner's equity, and cash flows of C. Edward Elsey dba A. M. Medical and Discount Medical Equipment Company (the "Company") for the year ended December 31, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations, owner's equity, and cash flows of the Company for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  December 15, 1995

                     C. EDWARD ELSEY DBA A. M. MEDICAL AND
                       DISCOUNT MEDICAL EQUIPMENT COMPANY

                          COMBINED STATEMENT OF INCOME

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Sales and rental income......................................................      $1,942,218
Cost of sales................................................................         578,552
                                                                                   ----------
          Total gross profit.................................................       1,363,666
                                                                                   ----------
Operating expenses:
  Compensation and related benefits..........................................         535,951
  Rents and leases...........................................................          30,566
  Professional fees..........................................................          39,283
  Purchased services, supplies, and other....................................         254,127
  Provision for doubtful accounts............................................          30,993
  Depreciation and amortization..............................................         151,709
  Interest expense...........................................................          37,542
                                                                                   ----------
          Total expenses.....................................................       1,080,171
                                                                                   ----------
Net income...................................................................      $  283,495
                                                                                   ==========

     The accompanying notes are an integral part of this combined financial statement.

                     C. EDWARD ELSEY DBA A. M. MEDICAL AND
                       DISCOUNT MEDICAL EQUIPMENT COMPANY

                      COMBINED STATEMENT OF OWNER'S EQUITY

Balance, January 1, 1994.........................................................  $ 395,199
  Net income.....................................................................    283,495
  Distributions to the owner, net................................................   (206,617)
                                                                                   ---------
Balance, December 31, 1994.......................................................  $ 472,077
                                                                                   =========

     The accompanying notes are an integral part of this combined financial statement.

                     C. EDWARD ELSEY DBA A. M. MEDICAL AND
                       DISCOUNT MEDICAL EQUIPMENT COMPANY

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Cash flows from operating activities:
  Net income.................................................................      $ 283,495
  Adjustments to reconcile net income to net cash provided by operating activities-
     Depreciation and amortization...........................................        151,709
     Changes in assets and liabilities-
       Increase in trade accounts receivable, net............................       (106,968)
       Increase in inventory.................................................         (7,754)
       Increase in prepaid expenses and other................................        (23,279)
       Decrease in trade accounts payable and accrued liabilities............       (111,204)
                                                                                   ---------
       Net cash provided by operating activities.............................        185,999
                                                                                   ---------
Cash flows from investing activities:
  Purchases of property and equipment........................................       (154,762)
                                                                                   ---------
          Net cash used in investing activities..............................       (154,762)
                                                                                   ---------
Cash flows from financing activities:
  Increase in notes payable..................................................        206,622
  Decrease in capital lease obligation.......................................        (15,229)
  Distributions to the owner.................................................       (206,617)
                                                                                   ---------
          Net cash used in financing activities..............................        (15,224)
                                                                                   ---------
Net increase in cash.........................................................         16,013
Cash, beginning of period....................................................          5,122
                                                                                   ---------
Cash, end of period..........................................................      $  21,135
                                                                                   =========
Supplemental disclosure of cash flow information:
  Interest paid..............................................................      $  37,542

     The accompanying notes are an integral part of this combined financial statement.

                     C. EDWARD ELSEY DBA A. M. MEDICAL AND
                       DISCOUNT MEDICAL EQUIPMENT COMPANY

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1. ORGANIZATION:

     A. M. Medical is a sole proprietorship registered in the county of El Paso, Texas, in 1971. A. M. Medical is engaged in the retail sale and rental of durable medical equipment as well as the sale of various other medical supplies.

     Discount Medical Equipment Company ("Discount Medical") is a sole proprietorship registered in the county of El Paso, Texas, in 1993. Discount Medical is engaged in the discount retail sale of certain types of durable medical equipment. Both A. M. Medical and Discount Medical (the "Company") are owned and operated by C. Edward Elsey and Linda Elsey. As a result of common ownership, the financial statements are presented on a combined basis.

     As of December 31, 1994, A. M. Medical and Discount Medical each has one primary store location serving El Paso, Texas, and its surrounding areas.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Basis of Accounting

     The Company's combined financial statements are presented using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred.

     Revenues are reported at the estimated net realizable amounts from private insurance companies, contracted payors, Medicare and Medicaid programs, and cash sales to customers.

  Property and Equipment

     Property and equipment are valued at cost at the date of acquisition and are depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs are expensed at the time the expenditures are incurred. The estimated useful lives for each asset classification are as follows:

    Buildings................................................................   30 years
    Durable medical equipment................................................   5 years
    Furniture and fixtures...................................................  5-10 years
    Transportation equipment.................................................  3-5 years

  Federal Income Taxes

     The Company operates as a sole proprietorship. Under the provisions of the Internal Revenue Code, the owner is liable for federal income taxes on the Company's taxable income. Accordingly, no provision or liability for federal income taxes has been made in the accompanying combined financial statements.

3. OPERATING LEASES:

     The Company leases certain types of office equipment and transportation equipment which are accounted for as operating leases. The future minimum lease payments under noncancelable operating leases are as follows:

        1995...............................................................  $11,007
        1996...............................................................   10,336
        1997...............................................................   10,336
        1998...............................................................    5,436

                     C. EDWARD ELSEY DBA A. M. MEDICAL AND
                       DISCOUNT MEDICAL EQUIPMENT COMPANY

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. COMMITMENTS AND CONTINGENCIES:

     The Company, in its regular course of business, is a party to various law suits; however, in the opinion of management, no claim will ultimately require a material settlement by the Company over the amount covered by outside insurance policies.

5. SUBSEQUENT EVENT:

     On October 31, 1995, the Company and HealthCor Holdings, Inc. ("HealthCor"), a Dallas-based home healthcare services provider, entered into an asset purchase agreement whereby HealthCor agreed to purchase certain assets and assume certain liabilities of the Company for approximately $1,300,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Colorado I.V. Associates, Inc.
and Specialized Nursing Services, Inc.:

We have audited the accompanying combined statements of income, retained earnings, and cash flows of Colorado I.V. Associates, Inc. and Specialized Nursing Services, Inc. (the "Company") for the year ended December 31, 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations, retained earnings, and cash flows of the Company for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  December 21, 1995

     COLORADO I.V. ASSOCIATES, INC. AND SPECIALIZED NURSING SERVICES, INC.

                          COMBINED STATEMENT OF INCOME

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Sales and service income, net................................................      $1,897,456
Cost of sales................................................................         570,053
                                                                                   ----------
          Total gross profit.................................................       1,327,403
                                                                                   ----------
Operating expenses:
  Compensation and related benefits..........................................         624,297
  Rents and leases...........................................................          38,488
  Professional fees..........................................................          24,723
  Purchased services, supplies, and other....................................         165,115
  Provision for doubtful accounts............................................         487,174
  Depreciation and amortization..............................................          15,999
  Interest expense...........................................................           3,477
                                                                                   ----------
          Total expenses.....................................................       1,359,273
                                                                                   ----------
Net loss.....................................................................      $  (31,870)
                                                                                   ==========

     The accompanying notes are an integral part of this combined financial statement.

     COLORADO I.V. ASSOCIATES, INC. AND SPECIALIZED NURSING SERVICES, INC.

                    COMBINED STATEMENT OF RETAINED EARNINGS

Balance, January 1, 1994..........................................................  $596,157
  Net loss........................................................................   (31,870)
                                                                                    --------
Balance, December 31, 1994........................................................  $564,287
                                                                                    ========

     The accompanying notes are an integral part of this combined financial statement.

     COLORADO I.V. ASSOCIATES, INC. AND SPECIALIZED NURSING SERVICES, INC.

                        COMBINED STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Cash flows from operating activities:
  Net loss...................................................................      $ (31,870)
  Adjustments to reconcile net loss to net cash used in operating activities-
     Depreciation and amortization...........................................         15,999
     Changes in assets and liabilities-
       Increase in trade accounts receivable, net............................         (2,541)
       Increase in inventory.................................................         (1,036)
       Decrease in other assets..............................................            213
       Decrease in trade accounts payable and accrued liabilities............           (813)
                                                                                   ---------
          Net cash used in operating activities..............................        (20,048)
                                                                                   ---------
Cash flows from investing activities:
  Additions of property and equipment........................................         (5,392)
                                                                                   ---------
          Net cash used in investing activities..............................         (5,392)
                                                                                   ---------
Cash flows from financing activities:
  Payments on long-term notes payable........................................         (9,052)
                                                                                   ---------
          Net cash used in financing activities..............................         (9,052)
                                                                                   ---------
Net decrease in cash.........................................................        (34,492)
Cash, beginning of period....................................................        100,401
                                                                                   ---------
Cash, end of period..........................................................      $  65,909
                                                                                   =========
Supplemental disclosure of cash flow information:
  Interest paid..............................................................      $   3,477
                                                                                   =========

     The accompanying notes are an integral part of this combined financial statement.

     COLORADO I.V. ASSOCIATES, INC. AND SPECIALIZED NURSING SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION:

     Colorado I.V. Associates, Inc. (CIVA) is a Colorado S corporation incorporated in 1990. CIVA is engaged in the business of providing home infusion therapy to home healthcare patients. CIVA has one office location in the Denver metropolitan area.

     The shareholders and executive officers of CIVA and their respective ownership percentage at December 31, 1994, were as follows:

                                                       PERCENTAGE
                                                       OWNERSHIP              POSITION
                                                       ----------     ------------------------
    Priscilla Steinhauer.............................      50%        President
    Gregg Pederson...................................       50        Vice-President/Treasurer

     Specialized Nursing Services, Inc. (SNS) is a Colorado S corporation incorporated in 1988. SNS is engaged in the business of providing skilled nursing services to patients requiring I.V. therapy at home. SNS was purchased in May 1990 from Ann Damore as a stock acquisition by Gregg Pederson. The shareholders of SNS and their respective ownership percentage at December 31, 1994, were as follows:

                                                       PERCENTAGE
                                                       OWNERSHIP              POSITION
                                                       ----------     ------------------------
    Priscilla Steinhauer.............................      50%        President
    Gregg Pederson...................................       50        Vice-President/Treasurer

     SNS operates from the CIVA location using CIVA's administrative personnel.

     At December 31, 1994, CIVA and SNS (the "Company") were under the common ownership and control of Priscilla Steinhauer and Gregg Pederson. As a result, the financial statements are presented on a combined basis.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Revenues

     Revenues are reported at the estimated net realizable amounts from Medicare and Medicaid payors and private insurance companies.

  Property and Equipment

     Property and equipment is valued at cost at the date of acquisition and is depreciated over their estimated useful lives between five to seven years using the straight-line method. Maintenance and repairs are expensed at the time the expenditures are incurred.

  Federal Income Taxes

     The Company, with the consent of its shareholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal income taxes on its taxable income. Instead, the shareholders are liable for federal income taxes on the Company's taxable income. Accordingly, no provision or liability for federal income taxes has been made in these combined financial statements.

     COLORADO I.V. ASSOCIATES, INC. AND SPECIALIZED NURSING SERVICES, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

3. OPERATING LEASES:

     The Company leases office space in Denver, Colorado. The future minimum lease payments under noncancelable operating leases for buildings are as follows:

    1995.......................................................................  $22,080
    1996.......................................................................    9,200
                                                                                 -------
         Total.................................................................  $31,280
                                                                                 =======

     Rent expense under all operating leases was approximately $22,500 for the year ended December 31, 1994.

4. RETIREMENT PLANS:

     The Company provides a defined contribution pension plan and a profit sharing plan for employees who meet certain eligibility requirements. The Company is obligated to contribute $42,224 to the pension plan for the year ended December 31, 1994. Contributions to the profit sharing plan are at the discretion of the Company's management, and no contribution was made to the plan for 1994 as the Company incurred a net loss.

5. SUBSEQUENT EVENT:

     In August 1995, the Company's assets were acquired by HealthCor Holdings, Inc., a Dallas-based home healthcare services provider, for approximately $800,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors,
RTA Homecare, Inc. and Subsidiary:

We have audited the accompanying consolidated statements of income, shareholders' equity, and cash flows of RTA Homecare, Inc. and subsidiary (the "Company") for the years ended December 31, 1993 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations, shareholders' equity, and cash flows of RTA Homecare, Inc. and subsidiary for the years ended December 31, 1993 and 1994, in conformity with generally accepted accounting principles.

                                     ARTHUR ANDERSEN LLP

Dallas, Texas,
  November 30, 1995

                       RTA HOMECARE, INC. AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                         FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                      -------------------------
                                                                         1993           1994
                                                                      ----------     ----------
Sales and rental income.............................................  $4,965,640     $5,846,048
Cost of sales.......................................................     852,870      1,518,382
                                                                      ----------     ----------
          Total gross profit........................................   4,112,770      4,327,666
                                                                      ----------     ----------
Operating expenses:
  Compensation and related benefits.................................   1,936,355      1,941,376
  Rents and leases..................................................     245,098        338,124
  Purchased services, supplies, and other...........................     847,089      1,002,581
  Provision for doubtful accounts...................................     171,404         97,619
  Depreciation and amortization.....................................     168,212        311,917
                                                                      ----------     ----------
          Total expenses............................................   3,368,158      3,691,617
                                                                      ----------     ----------
Income from operations..............................................     744,612        636,049
Benefit (provision) for income taxes................................    (187,663)        92,625
Minority interest in income (loss) of subsidiary....................       3,426        (51,114)
                                                                      ----------     ----------
Net income..........................................................  $  560,375     $  677,560
                                                                      ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       RTA HOMECARE, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                            COMMON      RETAINED
                                                            STOCK       EARNINGS        TOTAL
                                                            ------     ----------     ----------
Balance, December 31, 1992................................  $5,050     $1,018,902     $1,023,952
  Net income..............................................     --         560,375        560,375
                                                            ------     ----------     ----------
Balance, December 31, 1993................................  5,050       1,579,277      1,584,327
  Net income..............................................     --         677,560        677,560
                                                            ------     ----------     ----------
Balance, December 31, 1994................................  $5,050     $2,256,837     $2,261,887
                                                            ======     ==========     ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                       RTA HOMECARE, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        FOR THE YEARS ENDED
                                                                            DECEMBER 31,
                                                                      ------------------------
                                                                        1993           1994
                                                                      ---------     ----------
Cash flows from operating activities:
  Net income........................................................  $ 560,375     $  677,560
  Adjustments to reconcile net income to net cash provided by operating activities --
     Depreciation and amortization..................................    168,212        311,917
     Changes in assets and liabilities --
       Increase in trade accounts receivable, net...................   (297,868)       (94,988)
       Increase in inventory........................................   (223,344)       (89,332)
       Decrease (increase) in employee advances.....................     50,674         (3,274)
       Decrease (increase) in other assets..........................    (19,990)         9,269
       Increase in accounts payable.................................    179,135        114,633
       Increase (decrease) in accrued liabilities...................    155,103       (177,455)
       Increase in deferred income taxes payable....................    152,195         71,924
                                                                      ---------      ---------
          Net cash provided by operating activities.................    724,492        820,254
                                                                      ---------      ---------
Cash flows from investing activities:
  Additions of property and equipment...............................   (587,326)      (985,179)
  Issuance of notes receivable......................................         --       (380,779)
  Payments on notes receivable......................................      5,786             --
                                                                      ---------      ---------
          Net cash used in investing activities.....................   (581,540)    (1,365,958)
                                                                      ---------      ---------
Cash flows from financing activities:
  Issuance of notes payable.........................................         --        446,980
  Payments on notes payable.........................................    (97,209)            --
  Net change in minority interest in subsidiary.....................     (3,426)        51,114
                                                                      ---------      ---------
          Net cash provided by (used in) financing activities.......   (100,635)       498,094
                                                                      ---------      ---------
Net increase (decrease) in cash.....................................     42,317        (47,610)
Cash, beginning of period...........................................     69,859        112,176
                                                                      ---------      ---------
Cash, end of period.................................................  $ 112,176     $   64,566
                                                                      =========     ==========
Supplemental disclosure of cash flow information:
  Interest paid.....................................................  $  20,815     $   25,448
  Taxes paid........................................................  $ 138,648     $   88,213

  The accompanying notes are an integral part of these consolidated financial statements.

                       RTA HOMECARE, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1993 AND 1994

1. ORGANIZATION:

     RTA Homecare, Inc. ("Homecare"), an Arizona corporation, commenced operations in June 1988. Homecare is engaged in the retail sale and rental of durable medical equipment as well as the sale of various other medical supplies and apparel. As of December 31, 1994, Homecare had four store locations in the Phoenix, Arizona, metropolitan area and one location in southeastern Arizona.

     The shareholders and executive officers of Homecare and their respective ownership percentages at December 31, 1994, were as follows:

                                           PERCENTAGE
                                           OWNERSHIP                   POSITION
                                           ----------       -------------------------------
        Steven J. Shcolnik...............     45.45%        Director & President
        Beverly A. Shcolnik..............     45.45         Director & Secretary/Treasurer
        Bryan L. Faith...................      4.55         Director/Vice President
        David A. and Bonita Shcolnik.....      4.55         Shareholders

     RTA Infusion, Inc. ("Infusion"), an 80%-owned subsidiary of Homecare, is an Arizona corporation that commenced operations in October 1990. Infusion provides infusion services, supplies, and equipment to individual patients as prescribed by physicians. Infusion operates from a separate office facility with its own personnel and agents.

     Homecare and Infusion (the "Company") derives a significant portion of its income from the rental of various items of medical equipment as prescribed by physicians. A majority of the rental charges are reimbursed by Medicare or other insurance carriers.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Operating Revenues

     Operating revenues are reported at the estimated net realizable amounts from Medicare and Medicaid payors, private insurance companies, and cash sales to customers. Payment for the retail sale and rental of durable medical equipment and supplies to Medicare and Medicaid beneficiaries is based on the lower of actual charges and approved fee schedules subject to certain limitations. Charges derived from Medicare and Medicaid beneficiaries were approximately 60% as a percentage of total charges for the years ended December 31, 1993 and 1994.

  Property and Equipment

     Property and equipment are valued at cost at the date of acquisition and are depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs are expensed at the time the expenditures are incurred. The estimated useful lives and depreciation method used for each asset classification are as follows:

        Buildings and leasehold improvements...........................  31 - 39 years
        Durable medical equipment......................................   4 - 7 years
        Furniture and fixtures.........................................   5 - 7 years
        Transportation equipment.......................................     5 years

                       RTA HOMECARE, INC. AND SUBSIDIARY

  Federal Income Taxes

     The Company is taxed as a Subchapter C corporation under the Internal Revenue Code. Deferred income taxes are provided for temporary differences between the financial statement and income tax basis of assets and liabilities in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes."

3. OPERATING LEASES:

     The Company leases office and retail space at all locations except for the Phoenix retail location. In addition to the annual base liability of the retail store and offices, an additional liability exists if the sales for a location exceed $480,000 per year. The liability is computed at 4% of excess sales. The Company also leases various vehicles under noncancelable operating leases.

     The future minimum lease payments under noncancelable operating leases for buildings and vehicles are:

        1995..............................................................  $183,512
        1996..............................................................   187,329
        1997..............................................................   154,717
        1998..............................................................   136,926
        1999..............................................................    18,526

     Rent expense under all operating leases was approximately $165,000 and $228,000 for December 31, 1993 and 1994 respectively.

4. RELATED-PARTY TRANSACTIONS:

     Homecare owns 100% of RTA Hospice, Inc. ("Hospice"), an Arizona corporation, which commenced operations in December 1993. Hospice provides nursing care to terminally ill, homebound patients. Hospice was not consolidated in the accompanying consolidated financial statements, as it was not included in the purchase by HealthCor Holdings, Inc. (see Note 6).

5. PROFIT SHARING PLAN:

     The Company provides a profit sharing plan for its employees which is administered by an independent agency. Employees become participants after one year of employment if they are at least 21 years old. The Company contributed $60,000 and $80,000 to the plan for the years ended December 31, 1993 and 1994, respectively.

6. SUBSEQUENT EVENT:

     On July 31, 1995, the Company was acquired by HealthCor Holdings, Inc., a Dallas-based home healthcare services provider, for approximately $7,400,000. The acquisition included the net assets and liabilities of the Company excluding certain fixed assets, liabilities, and a Hospice.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of
Home Hospital Equipment, Inc.:

We have audited the accompanying statement of income and retained earnings and cash flows of Home Hospital Equipment, Inc. (a Texas corporation) for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, retained earnings, and cash flows of the Company for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

                                            ARTHUR ANDERSEN LLP

Dallas, Texas,
  July 17, 1995

                         HOME HOSPITAL EQUIPMENT, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Revenues:
  Medical equipment rental income............................................      $1,318,885
  Sale of medical equipment and supplies.....................................         326,073
  Cost of sales..............................................................        (193,224)
                                                                                   ----------
          Net sale of medical equipment and supplies.........................         132,849
                                                                                   ----------
          Total revenues.....................................................       1,451,734
                                                                                   ----------
Expenses:
  Compensation and related benefits..........................................         463,694
  General and administrative.................................................         356,760
  Depreciation...............................................................         218,863
  Provision for doubtful accounts............................................          86,818
  Interest...................................................................          62,249
                                                                                   ----------
                                                                                    1,188,384
                                                                                   ----------
Income from operations.......................................................         263,350
Other income.................................................................           1,072
                                                                                   ----------
Net income...................................................................         264,422
Accumulated deficit, beginning of year.......................................          (2,064)
                                                                                   ----------
Retained earnings, end of year...............................................      $  262,358
                                                                                   ==========

         The accompanying notes are an integral part of this statement.

                         HOME HOSPITAL EQUIPMENT, INC.

                            STATEMENT OF CASH FLOWS

                                                                                  YEAR ENDED
                                                                               DECEMBER 31, 1994
                                                                               -----------------
Cash flows from operating activities:
  Net income.................................................................       $264,422
  Adjustments to reconcile net income to net cash provided by operating activities --
     Depreciation............................................................        218,863
     Changes in operating assets and liabilities --
       Decrease in accounts receivable.......................................        150,181
       Increase in inventory.................................................        (64,018)
       Increase in prepaid expenses..........................................        (14,311)
       Increase in accounts payable..........................................          4,778
       Decrease in accrued liabilities.......................................        (41,668)
                                                                                    --------
          Net cash provided by operating activities..........................        518,247
                                                                                    --------
Cash flows from investing activities:
  Additions to property and equipment........................................       (239,306)
                                                                                    --------
          Net cash used in investing activities..............................       (239,306)
                                                                                    --------
Cash flows from financing activities:
  Payments on advances from related parties..................................       (132,000)
  Payments on bank line of credit............................................       (100,000)
                                                                                    --------
          Net cash used in financing activities..............................       (232,000)
                                                                                    --------
Net increase in cash.........................................................         46,941
Cash, beginning of period....................................................         10,746
                                                                                    --------
Cash, end of period..........................................................       $ 57,687
                                                                                    ========
Supplemental disclosure of cash flow information:
  Interest paid..............................................................       $ 62,249
                                                                                    ========

         The accompanying notes are an integral part of this statement.

                         HOME HOSPITAL EQUIPMENT, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1994

1. ORGANIZATION:

     Home Hospital Equipment, Inc. (the "Company") is a Texas S corporation incorporated since 1993. The Company is engaged in the retail sale and rental of durable medical equipment in San Antonio, Texas.

     The stockholders and executive officers of the Company and their respective ownership percentage at December 31, 1994, were:

                                                          PERCENTAGE
                                                          OWNERSHIP          POSITION
                                                          ---------       ---------------
        William E. Gay, Jr..............................     50%          President
        Erwin E. Ward...................................     50%          Vice-President

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Revenues

     Revenues are reported at the estimated net realizable amounts from Medicare and Medicaid payors, private insurance companies, and cash sales to customers. Payment for the retail sale and rental of durable medical equipment and supplies to Medicare and Medicaid beneficiaries is based on the lower of actual charges and approved fee schedules subject to certain limitations. Charges derived from Medicare and Medicaid beneficiaries were approximately 66% as a percentage of total charges for the year ended December 31, 1994.

  Property and Equipment

     Property and equipment is valued at cost at the date of acquisition and depreciated over the respective estimated useful lives using the straight-line method. Maintenance and repairs are expensed at the time the expenditures are incurred. The estimated useful lives of the assets are as follows:

        Durable medical equipment.......................................  5 years
        Office furniture and equipment..................................  5 to 7 years

  Federal Income Taxes

     The Company, with the consent of its stockholders, elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal income taxes on its taxable income. Instead, the stockholders are liable for federal income taxes on the Company's taxable income. Accordingly, no provision or liability for federal income taxes has been made in these financial statements.

3. RELATED-PARTY TRANSACTIONS:

     The Company has received various advances from stockholders. These advances bear interest at prime plus 1.5% and are due June 3, 1997. The following is a summary of amounts owed under the arrangements as of December 31, 1994:

        William E. Gay, Jr................................................  $301,435
        Erwin E. Ward.....................................................   301,435
                                                                            --------
                                                                            $602,870
                                                                            ========

     Interest expense on officer advances was approximately $52,000 for the year ended December 31, 1994.

                         HOME HOSPITAL EQUIPMENT, INC.

4. COMMITMENTS AND CONTINGENCIES:

     The Company leases office and warehouse facilities in San Antonio, vehicles, and medical equipment held for rent under noncancelable operating leases expiring on various dates through 2000. At December 31, 1994, the Company's future minimum rental payments for operating leases having remaining noncancelable lease terms in excess of one year are as follows:

  YEAR ENDED DECEMBER 31,                                                  AMOUNT
  -----------------------                                                 --------
          1995..........................................................  $111,960
          1996..........................................................   109,254
          1997..........................................................   100,895
          1998..........................................................    81,286
          1999..........................................................    71,056
          Thereafter....................................................    11,843
                                                                          --------
                                                                          $486,294
                                                                          ========

     Rental expense for operating leases was $94,884 during the year ended December 31, 1994.

5. SUBSEQUENT EVENT:

     On January 20, 1995, the Company and HealthCor Oxygen and Medical Equipment, Inc. (HOME), a wholly owned subsidiary of HealthCor Holdings, Inc., closed an asset purchase agreement whereby HOME purchased certain assets and assumed certain liabilities of the Company for approximately $4,329,000.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors,
Physicians Home Health Network, Inc.:

We have audited the accompanying statement of operations and retained deficit and cash flows of Physicians Home Health Network, Inc. for the ten months ended October 31, 1994. These financial statements are the responsibility of management of Physicians Home Health Network, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and retained deficit, and cash flows for the ten months ended October 31, 1994, in conformity with generally accepted accounting principles.

                                            IFFT & BARBER, CHARTERED

Leawood, Kansas
  December 23, 1994

                      PHYSICIANS HOME HEALTH NETWORK, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED DEFICIT

                                                                                   TEN MONTHS
                                                                                     ENDED
                                                                                OCTOBER 31, 1994
                                                                                ----------------
Net revenues..................................................................     $8,572,590
                                                                                   ----------
Operating expenses:
  Professional care of patients...............................................      5,476,768
  General and administrative..................................................      2,986,786
  Occupancy...................................................................         91,229
  Depreciation and amortization...............................................          4,000
                                                                                   ----------
          Total operating expense.............................................      8,558,783
                                                                                   ----------
Operating income before interest expense......................................         13,807
Interest expense..............................................................         18,802
                                                                                   ----------
Net loss......................................................................         (4,995)
Retained deficit at beginning of year.........................................        (90,226)
                                                                                   ----------
Retained deficit at end of year...............................................     $  (95,221)
                                                                                   ==========

    The accompanying notes are an integral part of this financial statement.

                      PHYSICIANS HOME HEALTH NETWORK, INC.

                            STATEMENT OF CASH FLOWS

                                                                                   TEN MONTHS
                                                                                     ENDED
                                                                                OCTOBER 31, 1994
                                                                                ----------------
Cash flows from operating activities:
  Cash received from services.................................................     $8,586,929
  Cash paid to employees and suppliers........................................     (8,402,151)
  Interest paid...............................................................        (20,371)
  Deposits paid...............................................................         (1,400)
                                                                                   ----------
          Net cash provided by operating activities...........................        163,007
                                                                                   ----------
Cash flows from financing activities:
  Payments on lines of credit.................................................       (274,999)
  Payments on long-term debt..................................................        (30,215)
                                                                                   ----------
          Net cash used in financing activities...............................       (305,214)
                                                                                   ----------
Net (decrease) in cash and cash equivalents...................................       (142,207)
Cash and cash equivalents, beginning of year..................................        227,360
                                                                                   ----------
Cash and cash equivalents, end of year........................................     $   85,153
                                                                                   ==========
Reconciliation of net loss to net cash provided by operating activities:
     Net loss.................................................................     $   (4,995)
     Adjustments to reconcile net loss to net cash provided by operating activities:
       Depreciation and amortization..........................................          4,000
       Decrease in accounts receivable........................................         14,339
       Decrease in due from affiliate.........................................         40,203
       Decrease in accounts payable...........................................        (60,232)
       Increase in accrued payroll and vacation costs.........................        178,622
       Decrease in accrued interest...........................................         (1,569)
       Decrease in due to affiliate...........................................         (5,961)
       Increase in deposits...................................................         (1,400)
                                                                                   ----------
          Net cash provided by operating activities...........................     $  163,007
                                                                                   ==========

    The accompanying notes are an integral part of this financial statement.

                      PHYSICIANS HOME HEALTH NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  General

     Physicians Home Health Network, Inc. (the "Company") was incorporated in January 1985 in Missouri. The Company provides health and supportive services to individuals at their homes.

     The Company is located in Columbia, Missouri, and serves patients in 45 counties in mid-Missouri.

  Net Patient Service Revenue

     Net patient service revenue represents the estimated net realizable amounts from Medicare.

  Equipment and Leasehold Improvements

     Equipment and leasehold improvements are recorded at cost. Depreciation and amortization are computed using the straight line method over the estimated lives of the assets or over the term of the leases.

  Income Taxes

     The Company has elected to be taxed as a S corporation effective January 1, 1987. As such, the Company does not pay federal corporate income taxes on its taxable income, rather, the shareholders are responsible for individual federal income taxes on their respective shares of the Company's taxable income. Accordingly, income taxes are not provided in the accompanying financial statements.

2. NET REVENUES AND ESTIMATED SETTLEMENTS WITH THIRD PARTY PAYORS:

     All of net revenue was derived under federal third-party reimbursement programs. These revenues are based on cost reimbursement principles and are subject to audit and retroactive adjustment by the respective third party intermediary. In the opinion of management, retroactive adjustments, if any, would not be material to the financial position, results of operations or cash flows of the Company.

3. RETIREMENT PLAN:

     The Company has a salary reduction/profit sharing plan under provisions of
Section 401(k) of the Internal Revenue Code to provide retirement benefits for its eligible employees. The plan covers all employees who have completed one full year of service and have worked over 1,000 hours. Each plan year the Company has the option to make a discretionary employer contribution to the plan. During 1994, the Company matched 100% of the first 8% of an employee's salary deferral contribution for the first three months of the year, and 100% of the first 5% of an employee's salary deferral contribution for the last seven months of the year. The matching contribution for 1994 was $112,716 plus approximately $8,000 in administrative costs. The plan has a graded vesting schedule for the Company contributions with 100% vesting after five years.

4. RELATED PARTIES:

     The Company provides administrative and personnel functions for Home Health Network, a related party. Home Health Network is charged $3,000 monthly for these services. The total amount due the Company from Home Health Network was $12,638 at October 31, 1994.

     The Company entered into an operating lease with a related party (see Note
5).

                      PHYSICIANS HOME HEALTH NETWORK, INC.

                         NOTES TO FINANCIAL STATEMENTS

5. COMMITMENTS AND CONTINGENCIES:

     Leases that do not meet the criteria for capitalization are classified as operating leases with related rentals charged to operations as incurred.

     The following is a schedule by year of future minimum lease payments under operating leases as of October 31, 1994, that have remaining lease terms of over one year:

                          YEAR ENDING DECEMBER 31,
- -----------------------------------------------------------------------------
       1994 (two months ended)...............................................  $   46,672
       1995..................................................................     380,652
       1996..................................................................     352,925
       1997..................................................................     319,418
       1998..................................................................     301,306
       1999..................................................................     291,532
       Thereafter............................................................   2,687,344
                                                                               ----------
                                                                               $4,379,849
                                                                               ==========

     Total rental expense in 1994 for all operating leases was $125,707.

     The Company entered into an operating lease to rent office space commencing October 1, 1994. The lease term is for 15 years with a monthly rental payment of $22,969. The former principal shareholder and president of the Company has ownership interest in the office space under this lease.

6. SUBSEQUENT EVENT:

     In November, 1994, the shareholders sold all the outstanding shares of capital stock of the Company to HealthCor Holdings, Inc., a Dallas-based home healthcare services provider, for $1,500,000.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The accompanying unaudited pro forma condensed consolidated statements of income for the year ended December 31, 1995, and the three-month period ended March 31, 1996, reflect (i) the acquisitions by the Company in 1995 and 1996 (referred to as the "Recent Acquisitions") using the purchase method of accounting and (ii) the receipt and application of the net proceeds (after deducting offering related expenses) from the sale of common stock offered hereby and the exercise of 150,000 warrants to purchase common stock. The unaudited pro forma condensed consolidated statements of income do not purport to represent the Company's results of operations had the transactions occurred in January 1, 1995, or to project the Company's results of operations for any future periods.

     The following unaudited pro forma condensed consolidated balance sheet as of March 31, 1996, reflects (i) the Recent Acquisitions by the Company in 1996 using the purchase method of accounting, (ii) the receipt and application of the net proceeds (after deducting offering related expenses) from the sale of common stock offered hereby and the exercise of 150,000 warrants to purchase common stock, and (iii) the conversion of the redeemable convertible preferred stock into common stock, as if such transactions had occurred as of March 31, 1996.

     The Company usually implements significant changes to the operations of the entities that it acquires to enhance profitability. The expected benefits and cost reductions anticipated by the Company have not been reflected in the accompanying unaudited proforma condensed consolidated financial statements. Accordingly, these pro forma financial statements are not necessarily indicative of the operating results that would have been achieved had the Recent Acquisitions occurred at the beginning of each period presented.

     The pro forma adjustments are based upon available information. These adjustments are directly attributable to the transactions referenced above, and are expected to have a continuing impact on the Company's business, results of operations, and financial condition. The following unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of the Company and the companies acquired, which are included elsewhere in this Prospectus.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1995
                                  (UNAUDITED)

                                    HISTORICAL
                                    HEALTHCOR          RECENT                                            PRO FORMA
                                  HOLDINGS, INC.    ACQUISITIONS      ADJUSTMENTS       OFFERING        AS ADJUSTED
                                  --------------    ------------      -----------      -----------      -----------
Net revenues....................   $ 81,557,284      $12,700,355(A)    $      --       $        --      $94,257,639
Operating expenses:
  Compensation and related
    benefits....................     49,724,055        7,405,983(A)           --                --       57,130,038
  General and administrative....     21,272,118        2,893,304(A)           --                --       24,165,422
  Depreciation and
    amortization................      2,299,357          310,747(A)      160,283(B)             --        2,770,387
  Provision for doubtful
    accounts....................      1,488,885          175,141(A)           --                --        1,664,026
                                    -----------      -----------       ---------       -----------      -----------
                                     74,784,415       10,785,175         160,283                --       85,729,873
Income from operations..........      6,772,869        1,915,180        (160,283)               --        8,527,766
Interest, net...................       (986,977)           1,118(A)     (663,760)(C)     1,527,598(D)      (122,021)
                                    -----------      -----------       ---------       -----------      -----------
Income before income taxes......      5,785,892        1,916,298        (824,043)        1,527,598        8,405,745
Provision for income taxes......      2,202,367          766,519(E)     (329,617)(E)       611,039(E)     3,250,308
                                    -----------      -----------       ---------       -----------      -----------
Net income......................    $ 3,583,525      $ 1,149,779       $(494,426)      $   916,559      $ 5,155,437
                                    ===========      ===========       =========       ===========      ===========
Net income per common share:
  Net income per common share...    $       .55                                                         $       .54
                                    ===========                                                         ===========
  Weighted average common shares
    outstanding.................      6,545,615                                                           9,545,615
                                    ===========                                                         ===========

               The accompanying notes are an integral part of the
             Pro Forma Condensed Consolidated Financial Statements.

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                       THREE MONTHS ENDED MARCH 31, 1996
                                  (UNAUDITED)

                                       HISTORICAL
                                       HEALTHCOR          RECENT                                         PRO FORMA
                                     HOLDINGS, INC.    ACQUISITIONS      ADJUSTMENTS      OFFERING      AS ADJUSTED
                                     --------------    ------------      -----------      --------      -----------
Net revenues.......................   $ 24,254,490      $3,704,020(A)     $      --       $     --      $27,958,510
Operating expenses:
  Compensation and related
    benefits.......................     13,371,684       1,986,692(A)            --             --       15,358,376
  General and administrative.......      7,349,313       1,291,921(A)            --             --        8,641,234
  Depreciation and amortization....        893,716          30,397(A)        66,317(B)          --          990,430
  Provision for doubtful
    accounts.......................        506,129              --               --             --          506,129
                                      ------------      ----------        ---------       --------      -----------
                                        22,120,842       3,309,010           66,317             --       25,496,169
                                      ------------      ----------        ---------       --------      -----------
Income from operations.............      2,133,648         395,010          (66,317)            --        2,462,341
Interest, net......................       (485,900)             --         (270,976)(C)    517,575(D)      (239,301)
                                      ------------      ----------        ---------       --------      -----------
Income before income taxes.........      1,647,748         395,010         (337,293)       517,575        2,223,040
Provision for income taxes.........        676,462         158,004(E)      (134,917) (E)   207,030(E)       906,579
                                      ------------      ----------        ---------       --------      -----------
Net income.........................   $    971,286      $  237,006        $(202,376)      $310,545      $ 1,316,461
                                      ============      ==========        =========       ========      ===========
Net income per common share:
  Net income per common share......   $        .15                                                      $       .14
                                      ============                                                      ===========
  Weighted average common shares
    outstanding....................      6,543,430                                                        9,543,430
                                      ============                                                      ===========

               The accompanying notes are an integral part of the
             Pro Forma Condensed Consolidated Financial Statements

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                     RECENT
                                                  ACQUISITIONS
                                                       AND
                                  HISTORICAL        OFFERING
                                  HEALTHCOR          RELATED                                     PRO FORMA
                                HOLDINGS, INC.   TRANSACTIONS(F)    PRO FORMA    OFFERING(G)    AS ADJUSTED
                                --------------   ---------------   -----------   ------------   -----------
Current assets:
  Cash and cash equivalents.....   $   --          $  --           $   --         $ 7,548,913   $ 7,548,913
  Accounts receivable, net......     15,328,226      2,425,378      17,753,604        --         17,753,604
  Supplies inventory............      1,626,657        857,230       2,483,887        --          2,483,887
  Prepaid expenses and other....      1,247,962         37,444       1,285,406        --          1,285,406
  Deferred income taxes.........      2,420,246       --             2,420,246        --          2,420,246
                                   -----------     -----------     ------------   -----------   -----------
          Total current
            assets..............     20,623,091      3,320,052      23,943,143      7,548,913    31,492,056
Property and equipment, net.....     13,377,565        991,229      14,368,794        --         14,368,794
Excess of cost of acquired
  businesses over fair values of
  net assets acquired...........     23,192,834      9,860,697      33,053,531        --         33,053,531
                                   -----------     -----------     ------------   -----------   -----------
          Total assets..........   $ 57,193,490    $14,171,978     $71,365,468    $ 7,548,913   $78,914,381
                                   ===========     ===========     ============   ===========   ===========
                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     expenses...................   $  8,622,793    $    44,933       8,667,726    $(3,019,687)  $ 5,648,039
  Accrued payroll and related
     expenses...................      4,782,987       --             4,782,987        --          4,782,987
  Estimated settlements with
     third-party payors.........        322,566       --               322,566        --            322,566
  Line of credit payable........      2,900,000       --             2,900,000                    2,900,000
  Current portion of long-term
     debt and capital lease
     obligations................      5,571,391      4,304,512       9,875,903     (7,536,032)    2,339,871
  Income taxes payable..........      1,172,929       --             1,172,929        --          1,172,929
                                   -----------     -----------     ------------   -----------   -----------
          Total current
            liabilities.........     23,372,666      4,349,445      27,722,111    (10,555,719)   17,166,392
Deferred income taxes and
  other.........................      3,841,126       --             3,841,126        --          3,841,126
Long-term debt and capital lease
  obligations...................     11,606,610      9,522,533      21,129,143    (18,860,368)    2,268,775
                                   -----------     -----------     ------------   -----------   -----------
          Total liabilities.....     38,820,402     13,871,978      52,692,380    (29,416,087)   23,276,293
Redeemable convertible preferred
  stocks........................      5,339,814     (5,339,814)        --             --            --
Stockholders' equity:
  Common stock..................         30,628         34,893          65,521         30,000        95,521
  Additional paid-in capital....      2,471,129      5,604,921       8,076,050     36,935,000    45,011,050
  Retained earnings.............     10,531,517       --            10,531,517        --         10,531,517
                                   -----------     -----------     ------------   -----------   -----------
          Total stockholders'
            equity..............     13,033,274      5,639,814      18,673,088     36,965,000    55,638,088
                                   -----------     -----------     ------------   -----------   -----------
          Total liabilities and
            stockholders'
            equity..............   $ 57,193,490    $14,171,978     $71,365,468    $ 7,548,913   $78,914,381
                                   ===========     ===========     ============   ===========   ===========

               The accompanying notes are an integral part of the
             Pro Forma Condensed Consolidated Financial Statements

                          NOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     (A) Reflects the historical net revenues, compensation and related benefits expense, general and administrative expense, depreciation and amortization expense, provision for doubtful accounts, interest, net, and provision for income taxes for the Recent Acquisitions on a consolidated basis if such acquisitions had occurred at the beginning of the periods.

     (B) Reflects incremental depreciation and amortization expense as a result of the Recent Acquisitions.

     (C) Reflects additional interest expense that would have been incurred had the debt issued, assumed or incurred to finance the Recent Acquisitions been outstanding from the beginning of the period to the dates of acquisition.

     (D) Reflects an adjustment to reduce interest expense relating to the use of proceeds of the offering. See "Use of Proceeds".

     (E) Represents an adjustment to reflect income tax expense at an assumed effective tax rate of 40%.

     (F) Represents the acquisitions of All Medical, Inc. and the I Care Group completed during 1996. The estimated fair market values reflected are based on preliminary estimates and assumptions and are subject to revision. In management's opinion, the preliminary allocation is not expected to be materially different than the final allocation. The estimated excess of cost over fair values of net assets acquired (goodwill) is being amortized over a 40-year period in accordance with the provisions of APB No. 17. See Note 2 to the Company's Consolidated Financial Statements for information regarding the Company's periodic evaluation of recorded goodwill amounts and the related amortization period. Also includes the conversion of 2,000,000 shares of Series A Preferred Stock and 1,071,438 shares of Series B Preferred Stock into 2,000,000 and 1,339,297 shares of Common Stock, respectively and the exercise of warrants to purchase 150,000 shares of Common Stock at an exercise price of $2.00 per share.

     (G) Adjustments for this offering include the issuance of 3,000,000 shares of Common Stock offered by the Company hereby and the retirement of approximately $26.0 million of indebtedness outstanding under the Company's credit facility. See "Use of Proceeds".

================================================================================

NO PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTA TION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESEN TATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTI TUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                                         PAGE
                                                         ----
                 Prospectus Summary.....................   3
                 Risk Factors...........................   6
                 Use of Proceeds........................  11
                 Dividend Policy........................  11
                 Capitalization.........................  12
                 Dilution...............................  13
                 Selected Consolidated Financial Data...  14
                 Management's Discussion and Analysis of
                   Financial Condition and Results of
                   Operations...........................  15
                 Business...............................  21
                 Management.............................  30
                 Certain Transactions...................  35
                 Principal and Selling Stockholders.....  36
                 Description of Capital Stock...........  37
                 Shares Eligible for Future Sale........  40
                 Underwriting...........................  42
                 Legal Matters..........................  43
                 Experts................................  43
                 Additional Information.................  43
                 Index to Financial Statements.......... F-1


                             ---------------------

UNTIL          , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

================================================================================


================================================================================

                                3,250,000 SHARES

                           [HEALTHCOR HOLDINGS LOGO]

                            HEALTHCOR HOLDINGS, INC.



                                  COMMON STOCK



                              -------------------
                                   PROSPECTUS
                              -------------------


                               ALEX. BROWN & SONS
                                  INCORPORATED

                            BEAR, STEARNS & CO. INC.


                                          , 1996

================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The estimated expenses payable by the registrant in connection with the registration, issuance and distribution of the Common Stock offered hereby, other than underwriting discounts and commissions, are as follows.

    SEC registration fee......................................................  $ 18,938
    NASD filing fee...........................................................     6,000
    Nasdaq National Market listing fee........................................    41,380
    Printing and engraving expenses...........................................   125,000
    Legal fees and expenses...................................................   200,000
    Accounting fees and expenses..............................................   150,000
    Fees and expenses of Transfer Agent.......................................    50,000
    "Blue Sky" fees and expenses (including legal fees).......................    20,000
    Miscellaneous expenses....................................................    88,682
                                                                                --------
              Total...........................................................  $700,000
                                                                                ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article Tenth of the registrant's Amended and Restated Certificate of Incorporation provides that the registrant shall indemnify its officers and directors to the maximum extent allowed by the Delaware General Corporation Law. Pursuant to Section 145 of the Delaware General Corporation Law, the registrant generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the registrant, and with respect to any criminal action, so long as they had no reasonable cause to believe their conduct was unlawful. With respect to suits by or in the right of the registrant, however, indemnification is generally limited to attorneys' fees and other expenses and is not available if the person is adjudged to be liable to the registrant, unless the court determines that indemnification is appropriate. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The registrant also has the power to purchase and maintain insurance for its directors and officers. Additionally, Article Tenth of the Company's Amended and Restated Certificate of Incorporation provides that, in the event that an officer or director files suit against the registrant seeking indemnification of liabilities or expenses incurred, the burden will be on the registrant to prove that the indemnification would not be permitted under the Delaware General Corporation Law.

     The preceding discussion of the registrant's Amended and Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and Section 145 of the Delaware General Corporation Law.

     The registrant intends to enter into indemnification agreements with the registrant's directors and officers. Pursuant to such agreements, the registrant will, to the extent permitted by applicable law, indemnify such persons against all expenses, judgments, fines and penalties incurred in connection with the defense or settlement of any actions brought against them by reason of the fact that they were directors or officers of the registrant or assumed certain responsibilities at the direction of the registrant.

     The form of Underwriting Agreement included as Exhibit 1.1 provides for indemnification of the registrant and certain controlling persons under certain circumstances, including indemnification for liabilities under the Securities Act of 1933.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     All securities described below were sold in reliance upon the exemption from registration under the Securities Act provided by sections 3(a)(11), 3(b) and/or 4(2) of the Securities Act and the rules promulgated thereunder.

          1. Since June 1, 1992, the Company has periodically issued and contributed an aggregate of 435,717 shares of Common Stock to the Company's ESOP. Participation in the ESOP by the Company's employees is mandatory and non-contributory. Accordingly, these contributions do not involve a sale of securities.

          2. On May 14, 1993, the Company issued and sold 25,000 shares of Common Stock at an exercise price of $0.80 per share, to an individual exercising stock options granted to such individual pursuant to the 1989 Stock Option Plan. In issuing such securities, the Company relied upon the exemption from registration and prospectus delivery requirements of the Securities Act provided by Section 4(2) and Rule 701 promulgated thereunder.

          3. On November 16, 1994, the Company issued, in connection with an acquisition, a warrant to purchase 25,000 shares of Common Stock at an exercise price of $2.00 per share. In issuing such securities, the Company relied upon the exemption from registration and prospectus delivery requirements of the Securities Act provided by Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

      EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
- -------------------- ------------------------------------------------------------------------
          1.1        Form of Underwriting Agreement.


          3.1        Amended and Restated Certificate of Incorporation of the Company.
          3.2        Amended and Restated Bylaws of the Company.
          4.1        Specimen Stock Certificate of the Company.
          4.2        Credit Agreement by and between the Company and Texas Commerce Bank
                     National Association, dated May 16, 1996.
          5.1        Opinion of Vinson & Elkins L.L.P.
         10.1        Registration Rights Agreement, dated as of June 1, 1992 between the
                     Company and certain stockholders of the Company.
         10.2        HealthCor Holdings, Inc. 1989 Stock Option Plan effective October 18,
                     1989.
         10.3        Form of HealthCor Holdings, Inc. 1996 Long-Term Incentive Plan.
         10.4        HealthCor Holdings, Inc. Employee Stock Ownership Plan and Trust, dated
                     April 1, 1990, as amended.
         10.5        Warrant Agreement among the Company and certain individuals to purchase
                     Common Stock of the Company, dated as of June 1, 1992.
         10.6        Warrant Agreement between the Company and an individual to purchase
                     Company Stock of the Company, dated as of November 1, 1994.
         10.7        Form of Indemnification Agreement to be entered between the Company and its executive officers and directors.
         10.8        Stock Purchase Agreement, dated April 15, 1995, regarding the acquisition of all of the outstanding capital stock of I Care, Inc. and
                     I Care Home I.V. Affiliates, Inc. and the assets of I Care of Arkansas,
                     Inc.
         11.1        Statement concerning Computation of net income per common share.

      EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
- -------------------- ------------------------------------------------------------------------
         21.1        List of Subsidiaries of the Company.
        *23.1        Consent of Arthur Andersen LLP.
        *23.2        Consent of Bell & Company.
        *23.3        Consent of IFT & Barber, Chartered.
         23.4        Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
         24.1        Power of Attorney (included on page II-4).
         27.1        Financial Data Schedule.


- ---------------

*  Filed herewith.

(b) Financial Statement Schedule.

     Report of Independent Public Accountants on Schedule.

     Schedule II -- Valuation and Qualifying Accounts.

     All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes that:

          (1) For the purpose of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 1st day of July, 1996.


                                            HEALTHCOR HOLDINGS, INC.

                                            By:   /s/  S. WAYNE BAZZLE
                                               ---------------------------------
                                                      S. Wayne Bazzle
                                                 Chairman of the Board and
                                                  Chief Executive Officer

                               POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature to the registration statement appears below hereby appoints S. Wayne Bazzle and Cheryl
C. Bazzle, or either of them, as his attorney-in-fact with full power to act alone, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities to sign on his behalf, individually and in the capacities stated below, and to sign any and all amendments and post-effective amendments to this registration statement, which amendment or amendments may make such changes and additions as such attorney-in-fact may deem necessary or appropriate and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.


                    NAME                                   TITLE                     DATE
- ---------------------------------------------  ------------------------------   ---------------
                /s/  S. WAYNE BAZZLE           Chairman of the Board, Chief      July 1, 1996
- ---------------------------------------------    Executive Officer and
               S. Wayne Bazzle                   Director (Principal

                                                 Executive Officer)
                /s/  CHERYL C. BAZZLE          President, Chief Operating        July 1, 1996
- ---------------------------------------------    Officer and Director
              Cheryl C. Bazzle

                 /s/  SUSAN L. BELSKE          Vice President and Treasurer      July 1, 1996
- ---------------------------------------------    (Principal Financial and
               Susan L. Belske                   Accounting Officer)

               /s/  MICHAEL J. FOSTER          Director                          July 1, 1996
- ---------------------------------------------
              Michael J. Foster

                /s/  ROBERT B. CRATES          Director                          July 1, 1996
- ---------------------------------------------
              Robert B. Crates

     Upon the approval by the Company's Board of Directors of the 5 for 2 stock split and increases in the number of authorized preferred and common shares discussed in the third paragraph of Note 13 to the Company's consolidated financial statements, we expect to be in a position to render the following audit report.

                                            ARTHUR ANDERSEN LLP

June 11, 1996

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To HealthCor Holdings, Inc.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of HealthCor Holdings, Inc. and subsidiaries included in this registration statement and have issued our report dated March
29, 1996 (except as to paragraph 3 in Note 12 for which the date is June   ,
1996).

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements are presented for purposes of complying with the Securities and Exchange Commissions rules and are not part of the basis financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                                    ARTHUR ANDERSEN LLP

Dallas, Texas
  March 29, 1996

                                                                     SCHEDULE II

                   HEALTHCOR HOLDINGS, INC. AND SUBSIDIARIES

                       VALUATION AND QUALIFYING ACCOUNTS
             FOR THE YEARS ENDED DECEMBER 31, 1993, 1994, AND 1995
                                 (IN THOUSANDS)

                                                       ADDITIONS
                                         BALANCE AT    CHARGED TO                         BALANCE
                                         BEGINNING     COSTS AND                           AT END
            CLASSIFICATION               OF PERIOD      EXPENSES     DEDUCTIONS          OF PERIOD
- ---------------------------------------  ----------    ----------    -----------         ----------
December 31, 1993:
  Allowance for Doubtful Accounts......  $1,333,000    $1,317,000    $  (836,000)(b)(c)  $1,814,000
  Accumulated Amortization of
     Intangible Assets.................     239,000       233,000             --            472,000
                                         ----------    ----------    -----------         ----------
          Total Reserves and
            Allowances.................  $1,572,000    $1,550,000    $  (836,000)        $2,286,000
                                         ==========    ==========    ===========         ==========
December 31, 1994:
  Allowance for Doubtful Accounts......  $1,814,000    $1,116,000    $(1,645,000)(b)(c)  $1,285,000
  Accumulated Amortization of
     Intangible Assets.................     472,000       245,000             --            717,000
                                         ----------    ----------    -----------         ----------
          Total Reserves and
            Allowances.................  $2,286,000    $1,361,000    $(1,645,000)        $2,002,000
                                         ==========    ==========    ===========         ==========
December 31, 1995:
  Allowance for Doubtful Accounts......  $1,285,000    $1,489,000    $  (718,000)(b)(c)  $2,056,000
  Accumulated Amortization of
     Intangible Assets.................     717,000       469,000             --          1,186,000
                                         ----------    ----------    -----------         ----------
          Total Reserves and
            Allowances.................  $2,002,000    $1,958,000    $   718,000         $3,242,000
                                         ==========    ==========    ===========         ==========

- ---------------

(a) This schedule should be read in conjunction with the Company's audited consolidated financial statements and related notes thereto.

(b) Recovery of bad debt write-off.

(c) Write off of uncollectible receivables.

                               INDEX TO EXHIBITS


      EXHIBIT
       NUMBER                                DESCRIPTION OF DOCUMENT
- -------------------- ------------------------------------------------------------------------
          1.1        Form of Underwriting Agreement.
          3.1        Amended and Restated Certificate of Incorporation of the Company.
          3.2        Amended and Restated Bylaws of the Company.
          4.1        Specimen Stock Certificate of the Company.
          4.2        Credit Agreement by and between the Company and Texas Commerce Bank
                     National Association, dated May 16, 1996.
          5.1        Opinion of Vinson & Elkins L.L.P.
         10.1        Registration Rights Agreement, dated as of June 1, 1992 between the
                     Company and certain stockholders of the Company.
         10.2        HealthCor Holdings, Inc. 1989 Stock Option Plan effective October 18,
                     1989.
         10.3        Form of HealthCor Holdings, Inc. 1996 Long-Term Incentive Plan.
         10.4        HealthCor Holdings, Inc. Employee Stock Ownership Plan and Trust, dated
                     April 1, 1990, as amended.
         10.5        Warrant Agreement among the Company and certain individuals to purchase
                     Common Stock of the Company, dated as of June 1, 1992.
         10.6        Warrant Agreement between the Company and an individual to purchase
                     Company Stock of the Company, dated as of November 1, 1994.
         10.7        Form of Indemnification Agreement to be entered between the Company and its executive officers and directors.
         10.8        Stock Purchase Agreement, dated April 15, 1995, regarding the acquisition of all of the outstanding capital stock of I Care, Inc. and
                     I Care Home I.V. Affiliates, Inc. and the assets of I Care of Arkansas,
                     Inc.
         11.1        Statement concerning Computation of net income per common share.
         21.1        List of Subsidiaries of the Company.
        *23.1        Consent of Arthur Andersen LLP.
        *23.2        Consent of Bell & Company.
        *23.3        Consent of IFT & Barber, Chartered.
         23.4        Consent of Vinson & Elkins L.L.P. (included in Exhibit 5.1).
         24.1        Power of Attorney (included on page II-4).
         27.1        Financial Data Schedule.


- ---------------

*  Filed herewith.